As filed with the Securities and Exchange Commission on June 9, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIRMOUNT BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	27-1783911
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8216 Philadelphia Road

Baltimore, Maryland 21237

(410) 866-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Joseph M. Solomon

President and Chief Executive Officer

Fairmount Bancorp, Inc.

8216 Philadelphia Road

Baltimore, Maryland 21237

(410) 866-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward B. Crosland, Jr., Esq.

Peter J. Rivas, Esq.

Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

499 S. Capitol Street, SW, Suite 600

Washington, D.C. 20003

(202) 203-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share			$793,500 (1)	$100 (1)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2011.

PRELIMINARY PROSPECTUS

Up to 49,285 Shares of Common Stock

Fairmount Bancorp, Inc., a Maryland corporation incorporated on November 30, 2009, is offering shares of its common stock in connection with the conversion merger of Fullerton Federal Savings Association. Fullerton Federal Savings Association, a federally chartered savings association, will convert from the mutual to the stock form of organization and simultaneously merge with and into Fairmount Bank, a wholly owned subsidiary of Fairmount Bancorp, Inc.

We are offering up to xx shares of common stock for sale on a best efforts basis, subject to certain conditions. We may sell up to xx shares of common stock, without giving subscribers the opportunity to change or cancel their orders, because of demand for the shares, changes in market conditions or regulatory considerations. We must sell a minimum of xx shares in order to complete the offering.

If you are or were a depositor of Fullerton Federal Savings Association:

•	You may have priority rights to purchase shares of common stock.

If you are not a Fullerton Federal Savings Association depositor, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering shares of our common stock in a “subscription offering” to eligible depositors of Fullerton. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering” with a preference given first to natural persons and trusts of natural persons residing in Baltimore City and Baltimore County, Maryland. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering, as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

All shares of our common stock will be offered for sale at a price which will not be less than 85% of the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the Over-The-Counter, or OTC, Bulletin Board, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01. In this preliminary prospectus we have assumed this price to be $14.00 per share. The actual price may be more or less than $14.00 per share and cannot be determined until immediately prior to distribution of the final prospectus. Our common stock is quoted on the OTC Bulletin Board under the symbol “FMTB.” On June 7, 2011, the last reported sales price of our common stock on the OTC Bulletin Board was $16.00 per share.

OFFERING SUMMARY

Price: $14.00 Per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	36,428	42,857	49,285	56,678
Gross offering proceeds	$510,000	$600,000	$690,000	$793,500
Estimated offering expenses (excluding selling agent fees and expenses)	$265,000	$265,000	$265,000	$265,000
Estimated selling agent fees and expenses(1)	$165,000	$165,000	$165,000	$165,000
Estimated net proceeds	$80,000	$170,000	$260,000	$363,500
Estimated net proceeds per share	$2.20	$3.97	$5.28	$6.41

(1)	See “The Conversion Merger and the Offering—Plan of Distribution; Selling Agent Compensation” for a discussion of Stifel, Nicolaus & Company, Incorporated’s compensation for this offering and conversion merger.

Stifel, Nicolaus & Company, Incorporated will assist us in selling our shares of common stock on a best efforts basis. The minimum number of shares of common stock you may order is 25 shares. Funds received during the offering will be held in a segregated account at Fairmount Bank, or, in our discretion, at another insured depository institution, and will earn interest at Fairmount Bank’s passbook savings rate, which is currently     % per annum. The offering is expected to expire at 2:00 p.m., Eastern Time, on xx. We may extend this expiration date without notice to you until xx. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond xx, or the number of shares of common stock to be sold is decreased to fewer than xx shares or increased to more than xx shares. If the offering is extended beyond xx, or if the number of shares of common stock to be sold is decreased to fewer than xx shares or increased to more than xx shares, we will give subscribers an opportunity to change or cancel their orders.

All directors and executive officers of Fullerton as a group (five persons), including their associates, if any, currently propose to purchase 7,284 shares, or 20.0% and 14.8% of our shares to be sold at the minimum and maximum, respectively, of the offering range. In the event that shares are available in the community offering, all directors and executive officers of Fairmount Bancorp as a group (six persons), including their associates, if any, currently propose to purchase 4,642 shares, or 12.8% and 9.4% of our shares to be sold at the minimum and maximum, respectively, of the offering range. See “Subscriptions by Directors and Executive Officers” on page xx.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 12.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center, toll-free, at 1-(877)         -        .

Stifel Nicolaus Weisel

The date of this prospectus is xx.

MARYLAND
Baltimore County
Towson
695
95
40
Rosedale
Fairmount Bank
Baltimore County
Baltimore
Baltimore County
Ellicott City
Columbia
Dundalk
95

MARYLAND
VIRGINIA
Baltimore
DELAWARE
Washington, DC

FAIRMOUNT
BANK

Fairmount Bank
8216 Philadelphia Road
Baltimore, MD 21237

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information before making an investment decision, you should read this entire prospectus carefully, including the financial statements, the notes to the financial statements and the section entitled “Risk Factors.”

Unless otherwise stated in this prospectus, references to “we,” “us,” “our,” “Fairmount,” the “Company,” or the “Corporation,” refer to Fairmount Bancorp, Inc., references to the “Bank,” refer to Fairmount Bank and references to “Fullerton’” refer to Fullerton Federal Savings Association. The Agreement and Plan of Conversion Merger, dated as of xxx, by and among Fairmount, the Bank and Fullerton is referred to as the “Agreement.” The Plan of Conversion Merger of Fullerton with the Bank, date as of xxx, is referred to as the “Plan of Conversion Merger.”

The Parties

Fairmount Bancorp, Inc.

Fairmount Bancorp, Inc. was incorporated on November 30, 2009, to serve as the holding company for Fairmount Bank. On June 2, 2010, in accordance with a Plan of Conversion adopted by its Board of Directors and approved by its members, the Bank converted from a federal mutual savings bank to a federal stock savings bank and became the wholly owned subsidiary of the Company. The conversion was accomplished through the sale and issuance of 444,038 shares of common stock at a price of $10.00 per share, through which the Company received net proceeds of approximately $3,742,000. In connection with the conversion, the Bank’s Board of Directors adopted an employee stock ownership plan, or an ESOP, which purchased 35,523 shares of common stock sold in the offering. Accordingly, the reported results for the fiscal year ended September 30, 2009, relate solely to the financial condition and operations of the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

The Company’s principal business activity is the ownership of the outstanding shares of common stock of the Bank. The Company does not own or lease any property but instead uses the premises, equipment and other property of the Bank, with the payment of appropriate rental fees, as required by applicable laws and regulations, under the terms of an expense allocation agreement.

At March 31, 2011, we had total consolidated assets of $72,902,000, total net loans of $55,775,000, total deposits of $51,237,000 and total stockholders’ equity of $11,052,000. Our executive offices are located at 8216 Philadelphia Road, Baltimore, Maryland 21237. Our telephone number is (410) 866-4500. Our website is located at www.fairmountbank.com.

Fairmount Bank

Fairmount Bank is a federally chartered stock savings bank located in the Rosedale area of Baltimore County, Maryland, originally founded in 1879. The Bank has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community. The Bank takes its corporate citizenship seriously and is committed to meeting the credit needs of the community, consistent with safe and sound operations.

The Bank has one office located in Baltimore County, Maryland. The Bank currently is regulated by the Office of Thrift Supervision, or OTS (or its successor), and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation, or FDIC, under the Deposit Insurance Fund. The Bank is a member of the Federal Home Loan Bank, or FHLB System.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act eliminates the OTS as the primary federal regulatory of Fairmount Bancorp and Fairmount Bank. The legislation requires Fairmount Bank to be regulated by the Office of the Comptroller of the Currency, or OCC, the primary regulatory for national banks, and authorizes the Federal Reserve Board to regulate all savings and loan holding companies, including Fairmount Bancorp, Inc.

The Bank has been, and continues to be, a community-oriented savings institution offering a variety of financial products and services to meet the needs of the communities it serves. The Bank delivers personalized service and responds promptly to customer needs and inquiries. The Bank believes that its community orientation is attractive to its customers and distinguishes it from larger banks that operate in its market area.

The Bank’s executive offices are also located at 8216 Philadelphia Road, Baltimore, Maryland 21237. Its telephone number is (410) 866-4500, and its website is located at www.fairmountbank.com.

Fullerton Federal Savings Association

Fullerton is a federally-chartered mutual (meaning no stockholders) savings association with one office located at 7527 Belair Road, Baltimore, Maryland 21236. Fullerton was founded in 1888 and provides financing primarily for home ownership and traditional savings opportunities for customers in the local community. Fullerton is converting from mutual to stock form of ownership and simultaneously merging with and into the Bank, which will be the resulting institution. Upon completion of the conversion merger, Fullerton will cease to exist.

Like Fairmount Bank, Fullerton is regulated by the OTS, and its deposits are insured up to applicable legal limits by the FDIC under the Deposit Insurance Fund. Also like Fairmount Bank, upon termination of the OTS, Fullerton will be regulated by the OCC. Fullerton also is a member of the FHLB System.

At March 31, 2011, Fullerton had total assets of $8,975,000, total equity of $1,144,000, total net loans of $2,693,000 and total deposits of $7,756,000. Fullerton’s principal executive office is located at 7527 Belair Road, Baltimore, Maryland 21236, and its telephone number is (410) 665-5200.

Business Strategy

Our business goal is to remain a well capitalized, profitable and community-oriented institution and to grow and improve our profitability. We seek to accomplish this goal by:

•	growing and diversifying our loan portfolio;

•	continuing to emphasize residential real estate lending;

•	continuing to maintain strong asset quality through conservative underwriting standards;

•	building lower cost deposits;

•	maintaining a strong capital position through disciplined growth and earnings;

•	offering new and better products and services; and

•	expanding our branch network.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

The Conversion Merger

Pursuant to the Agreement and the Plan of Conversion Merger, Fullerton will convert from a federally chartered mutual savings association to a federally chartered stock savings bank. In connection with Fullerton’s mutual-to-stock conversion, we will acquire 1,000 shares of common stock of Fullerton issued in the conversion for $1.00 in cash, without interest, per share. The 1,000 shares of Fullerton common stock will constitute all of Fullerton’s issued and outstanding shares of common stock. Immediately following our acquisition of Fullerton, Fullerton will merge with and into the Bank, with the Bank as the resulting institution, and the Fullerton stock then held by Fairmount will be cancelled.

Feldman Financial Advisors, Inc., an appraisal firm experienced in the valuation and appraisal of business entities, including savings associations, determined that as of May 27, 2011, the estimated aggregate pro forma market value of Fullerton was between $510,000 and $690,000, with a midpoint of $600,000. As a result, the minimum and maximum of the offering is based on the estimate of the minimum and maximum of Fullerton’s pro forma market value.

The Offering

In connection with the conversion merger of Fullerton and pursuant to the Plan of Conversion Merger, we are offering up to xx shares of our common stock to eligible depositors of Fullerton, up to 8.0% of the shares of our common stock sold in the offering to Fairmount’s employee stock ownership plan, or ESOP, and, to the extent shares remain available, to the general public, with a preference given first to natural persons and trusts of natural persons who reside in Baltimore City and Baltimore County, Maryland. We must sell a minimum of xx shares of our common stock in order to complete the conversion merger and the offering. Stifel, Nicolaus & Company, Incorporated will use its best efforts to assist us in selling the shares of common stock being offered.

All shares of our common stock will be offered for sale at a price which will not be less than 85% of the average of the daily arithmetic mean of the closing bid and asked quotations on the OTC Bulletin Board of our common stock commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01 In this preliminary prospectus we have assumed this price to be $14.00 per share. The actual price may be more or less than $14.00 per share and cannot be determined until immediately prior to distribution of the final prospectus.

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

First:	Depositors of Fullerton with $50 or more on deposit as of the close of business on December 31, 2009.

Second:	Fairmount’s ESOP.

Third:	Depositors of Fullerton with $50 or more on deposit as of the close of business on June 30, 2011.

Fourth:	Other depositors of Fullerton as of the close of business on , 2011.

The subscription offering expires at 2:00 p.m., Eastern Time, on xx, but may be extended to xx, without notice to you. Fullerton’s depositors cannot transfer their subscription rights. If you attempt to transfer your Fullerton subscription rights, you may lose the right to purchase shares of our common stock and may be subject to criminal prosecution and other sanctions.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Baltimore City and Baltimore County, Maryland. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering and community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering or syndicated community offering will be based on the facts and circumstances available to Fairmount at the time of the determination.

To ensure a proper allocation of stock, each subscriber eligible to purchase in the subscription offering must list on the stock order form all deposit accounts in which the subscriber had an ownership interest at the applicable eligibility date. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the Plan of Conversion Merger and of the acceptability of the order forms is subject to our discretion and will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Offering—Subscription Offering and Subscription Rights” and “—Community Offering.”

How the Offering Range Was Determined

Federal regulations require that in connection with the conversion merger, at a minimum, the aggregate purchase price of the securities sold in the offering be based upon the estimated pro forma market value of Fullerton as determined by an independent appraisal. Fullerton has retained Feldman Financial Advisors, Inc. which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. Feldman has indicated that in its valuation as of May 27, 2011, the estimated fair market value of Fullerton ranged from $510,000 to $690,000, with a midpoint of $600,000.

Feldman will receive fees totaling $20,000 for its appraisal report, including any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

The appraisal was based in part upon Fullerton’s financial condition and results of operations, the effect of the additional capital that it theoretically would have raised on a stand alone basis from the sale of common stock, and an analysis of a peer group of ten publicly traded financial institution holding companies that Feldman considered comparable to Fullerton.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to an issuer’s “book value” and “tangible book value” and the ratio of the offering price to an issuer’s earnings. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Earnings are defined as net earnings after taxes. We considered the impact the offering would have to our book value, tangible book value and earnings.

The following table presents a summary of the pro forma pricing ratios based on financial impact of the conversion merger and offering based on financial data as of and for the six months ended March 31, 2011.

Fairmount Bancorp, Inc. (pro forma):	Price to Book Value Ratio	Price to Tangible Book Value Ratio	Price to Earnings Multiple
Minimum	54.7%	55.1%	16.28x
Midpoint	55.1	55.5	16.67
Maximum	55.5	55.8	17.07
Maximum, as adjusted	55.9	56.2	17.07

Reasons for the Conversion Merger

Fullerton has historically faced significant challenges with respect to generating sufficient earnings from its operations and expects to continue to face significant earnings challenges in the future, absent a transaction such as the conversion merger. Since Fullerton does not have the size and financial resources to compete and operate profitably, Fullerton’s board of directors explored various options for Fullerton that it believed were in the best interests of Fullerton and its members.

Specifically, Fullerton’s board of directors determined that Fullerton would not be able to convert to stock form on a stand alone basis due to Fullerton’s small size and limited profitability and the local market conditions. As a result, Fullerton’s board determined to pursue a strategic alliance and believed that an in-market partner would be the best fit. Due to the presence of a Bank branch in the Rosedale area of Baltimore County, the Bank’s operating culture, and previous informal communications between the institutions’ representatives in which the Bank had expressed an interest in determining if a conversion merger transaction was possible, Fullerton contacted the Bank in February 2011 to gauge the Bank’s interest in a conversion merger transaction. Based upon favorable preliminary discussions between Fullerton and Fairmount, the parties pursued the permissibility of such a transaction with the Office of Thrift Supervision and their respective advisors.

The conversion merger is subject to approval by the members (depositors) of Fullerton.

Fullerton’s primary reasons for proposing the conversion merger are as follows:

•	limited options continuing as a stand-alone entity;

•	eliminate growth and earnings pressure;

•	high operating expenses as a stand-alone entity due to its small size and limited earning capacity resulting therefrom;

•	expanded services offered by the Bank; and

•	the opportunity for Fullerton’s customers to purchase Fairmount’s common stock below market price.

Reasons for the Offering

The primary reasons for the offering by Fairmount are to:

•	provide a larger capital cushion for asset growth, which will primarily be realized through existing operations;

•	support growth and diversification of operations, products and services to transition us into a full-service community bank;

•	improve Fairmount’s overall capital and competitive position;

•	increase our loans to one borrower limit to allow us to make larger loans, including larger commercial real estate loans; and

•	provide additional financial resources to pursue branch expansion and possible future acquisition opportunities.

Other than the acquisition of Fullerton, Fairmount has no current arrangements to acquire other financial institutions.

Conditions to Complete the Conversion Merger and the Offering

Fairmount and Fullerton cannot complete the offering and the conversion merger unless:

•	the members of Fullerton approve the Plan of Conversion Merger;

•	we receive all required regulatory approvals, including approval of the OTS (or its successor); and

•	we sell at least $xx of our common stock.

We have described the conditions to completing the conversion merger in greater detail on page xx of this prospectus.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. No individual may purchase more than 5% of the shares of common stock sold in the offering (            shares at the minimum and             shares at the adjusted maximum). If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 5% of the shares of common stock sold in the offering (             shares at the minimum and             shares at the adjusted maximum):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

Subject to receipt of required OTS approval and certain conditions, the maximum purchase limitation may be increased to 9.99% of the shares sold in the offering, provided that orders exceeding 5% of the shares of common stock sold may not exceed in the aggregate 10% of the total shares sold. See “The Offering—Limitations on Common Stock Purchases.”

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and the Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and Community Offering

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Fullerton deposit accounts; provided, however, that your order is received (not postmarked) before 2:00 p.m., Eastern Time, on xx, which is the end of the offering period, unless extended.

In the subscription offering and community offering, you may pay for your shares by:

•	personal check, bank check or money order, made payable to Fairmount Bancorp, Inc., or cash (not recommended); or

•	authorizing us to withdraw funds from the types of Fullerton deposit accounts designated on the stock order form.

Fairmount Bank and Fullerton are not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. If you wish to pay by cash, please contact the Stock Information Center. You may not pay by wire transfer, use a check drawn on a Fullerton or Fairmount Bank line of credit, or use a third-party check to pay for shares of common stock. You may not designate on your stock order form a direct withdrawal from a Fullerton account with check-writing privileges. Please submit a check instead. Additionally, you may not designate direct withdrawal from a prearranged funeral expense account held at Fullerton. If you wish to use funds in a funeral expense account, you must terminate the underlying contract for funeral services prior to your subscription. Please call the Stock Information Center if you have a question about using funeral expense account funds to purchase Fairmount common stock.

For orders paid for by check or money order, the funds must be available in the account. The funds will be immediately deposited and held in a segregated account at Fairmount Bank, or in our discretion at another insured depository institution. We will pay interest on those funds calculated at Fairmount Bank’s passbook savings rate from the date funds are processed until completion or termination of the conversion merger, at which time each subscriber will receive an interest check. All funds authorized for withdrawal from deposit accounts with Fullerton must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from an account until the completion of the conversion merger and offering and will earn interest within the account at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you.

Withdrawals from Fullerton certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at Fairmount Bank’s current passbook savings rate subsequent to the withdrawal.

After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than xx or decreased to fewer than xx, or the offering is extended beyond xx.

We are not required to accept copies or facsimiles of stock order forms. By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Fairmount Bank, the Federal Deposit Insurance Corporation or any other government agency.

How We Intend to Use the Proceeds from the Offering

We estimate net proceeds from the sale of the common stock in this offering will be $80,000, $260,000 and $363,500 at the minimum, maximum and adjusted maximum of the offering, respectively, after deducting estimated offering expenses payable by us of $430,000, including the fees payable to Stifel, Nicolaus & Company, Incorporated, the investment banking firm assisting us with this offering and conversion merger. We intend to use the proceeds to support future loan and asset growth and for general corporate purposes. See “Use of Proceeds” on page xx of this prospectus.

Benefits to Management and Potential Dilution to Stockholders Following the Offering and Conversion Merger

We expect our tax-qualified employee stock ownership plan, or ESOP, to purchase 8% of the total number of shares of common stock that we sell in the offering, or 3,943 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. We also reserve the right for the ESOP to instead purchase some or all of the shares of common stock in the open market following the offering in order to fund the employee stock ownership plan, subject to regulatory approval. This plan is a tax-qualified retirement plan for the benefit of all our employees. Assuming the employee stock ownership plan purchases 3,943 shares in the offering (the maximum of the offering range), we will recognize additional pre-tax compensation expense of approximately $55,000 over a 10-year period, also assuming the loan that will be made by Fairmount Bancorp, Inc. to fund the employee stock ownership plan will have a 10-year term and the shares of common stock have an assumed fair market value of $14.00 per share for the full 10-year period. If, in the future, the shares of common stock have a fair market value greater or less than $14.00, the compensation expense will increase or decrease accordingly.

We also may purchase common stock to fund, in part, our stock-based recognition and retention plan, if shares are available in the community offering.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by first class mail to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription offering priority than you do. In addition, the stock order form requires that you list all Fullerton deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock in the Subscription and Community Offerings

If you wish to purchase shares of common stock in the subscription offering or community offering, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than 2:00 p.m., Eastern Time, on xx. You may submit your stock order form by mail, using the stock order reply envelope provided, by overnight courier to the indicated

address on the order form, or by hand-delivery to Fullerton Federal Savings Association, located at 7527 Belair Road, Baltimore, Maryland. Please do not mail stock order forms to Fairmount Bank or to Fullerton. Once submitted to Fullerton or to Fairmount, your order will be irrevocable unless the offering is terminated or extended beyond xx or the number of shares of common stock to be sold is decreased to less than xx shares or increased to more than xx shares. The offering may be extended, without notice to you, until xx. If the subscription offering and/or community offering is extended beyond xx, or if the number of shares of common stock to be sold is decreased to less than xx shares or is increased to more than xx shares, we will, with the approval of the Office of Thrift Supervision (or its successor), be required to resolicit subscriptions before proceeding with the offering. Subscribers will be given the opportunity to maintain, change or cancel their stock orders during a specified resolicitation period. If a written indication of your intent is not received, your order will be cancelled, funds will be returned with interest and deposit account withdrawal authorizations will be cancelled.

No extension of the offering period may last longer than 90 days. Combined extensions may not last beyond xx.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on xx, whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least xx shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations (See “The Offering—Limitations on Common Stock Purchases”); and/or

•

seek the approval of the Office of Thrift Supervision (or its successor) to extend the offering beyond xx; provided that any such extension will require us to resolicit subscribers in the subscription and community offerings.

Alternatively, Fairmount and Fullerton may terminate the offering and the conversion merger, return funds with interest and cancel deposit account withdrawal authorizations. See “The Merger—Termination.”

Market for Common Stock

Our common stock is, and is expected to continue to be, quoted on the OTC Bulletin Board under the symbol “FMTB.” See “Stock and Dividend Information.”

Fairmount’s Policy Regarding Dividends

Our board of directors has the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, we currently do not pay dividends on our common stock, and no decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the foreseeable future, or that, if paid, we will not reduce or eliminate dividends in the future.

Tax Consequences

As a general matter, the conversion merger will not be a taxable transaction for federal or state income tax purposes to Fairmount Bancorp, Inc., the Bank, Fullerton or persons eligible to subscribe in the subscription offering. See the section of this prospectus under the heading “The Conversion —Material Income Tax Consequences” on page xx for additional information.

Management After the Conversion Merger

Upon the consummation of the conversion merger, Fullerton will cease to exist. Mr. Edgar F. Lassahn, Jr. will be appointed to the board of directors of each of Fairmount and the Bank. All other Fullerton directors will be appointed to an advisory board of the Bank for a period of at least one year.

Proposed Purchases by Executive Officers and Directors of Fairmount and Fullerton

We currently expect Fullerton’s directors and executive officers and Fairmount’s directors and executive officers, together with their associates, to subscribe for approximately 11,926 shares of common stock in the offering, which equals 32.75% of the shares to be sold at the minimum of the offering range and 24.17% of the shares to be sold at the maximum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price per share to be paid by them for their subscribed shares will be the same per share price to be paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Interests of Management and Board of Directors

Fullerton. Fullerton’s directors and officers have interests in the conversion merger as individuals which are in addition to, or different from, their interests as members of Fullerton. These interests are as follows:

•	appointment of Mr. Edgar F. Lassahn, Jr. to the board of directors of each of Fairmount Bancorp, Inc. and Fairmount Bank;

•	appointment of the remainder of Fullerton’s board of directors to an advisory board of the Bank for a period of one year following the conversion merger;

•	indemnification by Fairmount of current and former Fullerton directors and officers;

•	purchase by Fullerton of a directors’ and officers’ liability insurance policy for a period of three years after the conversion merger at an annual premium no greater than $10,000; and

•	payment of consulting fees to Charles N. Dontell, Executive Vice President of Fullerton.

Fairmount. We expect that Fairmount’s tax-qualified employee stock ownership plan, or ESOP, will purchase 8% of the total number of shares of common stock that we sell in the offering, or 3,943 shares of common stock assuming that we sell the maximum of the shares proposed to be sold. If we receive order for more shares than the maximum of the offering range, the ESOP will have first priority to purchase shares over the maximum.

We have implemented, with stockholder approval, a stock-based recognition and retention plan which has reserved but not yet acquired, 17,761 shares of common stock. To the extent shares are available, this plan may purchase shares in the community offering, subject to the 5% purchase limitation (1,821 shares at the minimum and 2,834 shares at the adjusted maximum).

How to Obtain Additional Information—Stock Information Center

Fairmount Bancorp, Inc., Fairmount Bank and Fullerton Federal Savings Association office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering or the conversion merger, please call our Stock Information Center (toll-free) at 1-(877)             -            , Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PURCHASER IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS RECEIVES PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF xx, IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO SUCH DATE.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our common stock.

Risks Related to Our Business

The risks described below are not the only risks that Fairmount faces. Additional risks not presently known to Fairmount, or that Fairmount currently views as immaterial, may also impair Fairmount’s business. If any of the risks described in Fairmount’s filings with the Securities and Exchange Commission, or SEC, or any additional risks actually occur, Fairmount’s business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of its securities could decline substantially and you could lose al or part of your investment.

Changes in interest rates could have a material adverse effect on our operations.

Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are affected substantially by our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we pay on our interest-bearing liabilities. Changes in interest rates could have an adverse affect on our net interest income because, as a general matter, interest-bearing liabilities reprice or mature more quickly than interest-earning assets. An increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income, which would have a negative effect on our profitability.

Our policy is to originate fixed-rate mortgage loans with maturities of up to 30 years. This investment in fixed-rate mortgage loans exposes us to increased levels of interest rate risk, and could result in decreased net interest income during periods of rising interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed securities as borrowers refinance their loans in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earn on the prepaid loans or securities. Alternatively, increases in interest rates may decrease loan demand.

Changes in interest rates also affect the current market value of our investment securities portfolio. Generally, the value of interest-earning investment securities moves inversely with changes in interest rates.

We evaluate interest rate sensitivity by estimating the change in our net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At March 31, 2011, in the event of an immediate 200 basis point increase in interest rates, the Office of Thrift Supervision model projects that we would experience a $3,476,000, or 26.5%, decrease in net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Portfolio Value” and “—Quantitative Analysis.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of borrowers and the value of real estate and other assets serving as collateral for the repayment of many loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to the allowance. Our allowance for loan losses was $489,000, or 0.87%, of total loans at March 31, 2011, and $334,000, or 0.63%, of total loans at September 30, 2010. Our non-performing assets were $1,868,000, or 2.56%, of total assets at March 31, 2011, and $537,000, or 0.76%, of total assets at September 30, 2010. Material additions to the allowance could materially decrease our net income. As we expand and diversify our lending activities into commercial real estate and other areas considered to have greater credit risk than one-to four-family lending, we expect that the allowance for loan losses will need to increase. In addition, bank regulators periodically review our allowance for loan losses and may require an increase in the provision for loan losses or further loan charge-offs. Any increase in the allowance for loan losses or loan charge-offs, as required by these regulatory authorities, might have a material adverse effect on our financial condition and results of operations.

We may not be able to generate significant profits in the future.

Our net income for the six months ended March 31, 2011 and 2010 was approximately $260,000 and $250,000, respectively, and for the fiscal years ended September 30, 2010 and 2009 was approximately $513,000 and $445,000, respectively. Although our business plan sets forth a plan for achieving and maintaining profitability, we may not achieve significant profitability within the timeframe anticipated by management, or ever. Our ability to generate a profit in the future requires successful growth in revenues from loans and management of expenses, among other factors.

In addition, our efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 59.44% and 61.23%, respectively, for the six months ended March 31, 2011 and 2010 and 63.55% and 59.30%, respectively, for the years ended September 30, 2010 and 2009. Our efficiency ratio reflects the high fixed costs of operating a single branch and our relatively small asset size, together with higher compensation and benefits expense. We believe that our existing systems will be better utilized as we use the capital raised in the offering to support our efforts to make more loans, attract new customers and increase business with existing customers.

Our growth strategy will increase our expenses and may not be successful.

Following the completion of the conversion merger, we plan to increase the size of our franchise by establishing one or more new branch offices, although other than the acquisition of Fullerton, we have no current specific commitments to do so. As contemplated by our business plan, we intend to hire a senior lender and limited support staff as part of the planned expansion of its lending activities. Building branch offices and hiring new employees to staff these offices would significantly increase our Bank’s non-interest expense. Moreover, new branch offices are generally unprofitable for a number of months until they generate sufficient levels of deposits and loans to offset their cost of operations. For these reasons, our growth strategy may have an adverse effect on our earnings.

Our plan to diversify and expand our portfolio to increase commercial real estate, construction lending and consumer lending activities will expose us to increased lending risks.

Our business plan adopted in connection with Fairmount’s mutual-to-stock conversion contemplates an expansion of our lending activities to include commercial real estate, construction and, to a lesser extent, commercial and consumer lending. We anticipate that a majority of the growth in our loan portfolio during the period covered by the business plan will be attributable to these new lending activities.

Commercial real estate loans are considered to have greater credit risk than one-to four-family residential loans because the repayment of such loans typically depends on the successful operations and income stream of the borrower’s business and the real estate securing the loan as collateral, which can be significantly affected by economic conditions. In addition, these loans generally carry larger balances to single borrowers or related groups of borrowers than one-to four-family owner occupied residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a single one-to four-family residential mortgage loan. Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. Home equity loans and consumer loans generally have greater risk than one- to four-family residential mortgage loans. In these cases, we face the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Particularly with respect to home equity loans secured by second mortgages, decreases in real estate values could adversely affect the value of the property serving as collateral for our loans. Thus, the recovery of such property could be insufficient to compensate us for the value of these loans.

One-to four-family non-owner occupied loans involve additional risks.

A portion of our lending activity consists of the origination of first mortgage loans secured by one-to four-family non-owner occupied residential properties in its market area. A majority of these loan originations are sold on a participation basis to other community banks. Such lending involves additional risks, since the properties are not owner occupied, and borrowers who are not currently delinquent may become delinquent at a later date. Renters of these properties are less likely to be concerned with property upkeep. In addition, we would reduce or eliminate this lending activity if the community banks are unwilling or unable to continue to purchase participations in these loans.

The loss of our President and Chief Executive Officer would hurt our operations.

We rely heavily on Joseph M. Solomon, President and Chief Executive Officer of each of Fairmount Bancorp, Inc. and Fairmount Bank. The loss of Mr. Solomon would have an adverse effect on us, as he is central to virtually all aspects of our business operations and management. In addition, Fairmount Bank is a small community bank, which currently does not have any management level employees who are in a position to succeed and assume the full responsibilities of Mr. Solomon. Fairmount Bancorp, Inc. and Fairmount Bank entered into an employment agreement with Mr. Solomon. We have not obtained key man life insurance for Mr. Solomon, and our agreements with Mr. Solomon do not contain covenants not to compete. For further information, see “Management—Benefit Arrangements and Plans—Employment Agreements.”

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and our profitability could be adversely affected. For additional information see “Business of Fairmount Bancorp, Inc.—Market Area and Competition.”

A prolonged economic downturn, especially one affecting our geographic market area, would likely adversely affect our business and financial results.

Negative developments in the global credit and securitization markets have resulted in uncertainty in the financial markets during the latter half of 2007 and during 2008, 2009 and 2010, with the expectation of the general economic downturn continuing into 2011. Loan portfolio quality has deteriorated at many institutions, reflecting, in part, the deteriorating U.S. economy and rising unemployment. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. The continuing real estate slump also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans. Financial institution stock prices have declined substantially, and it is significantly more difficult for financial institutions and their holding companies to raise capital or borrow in the debt markets.

Our business activities and earnings are affected by general business conditions in the United States and in our primary market area. Our primary market area has experienced a softening of the local real estate market, including reductions in local property values, and a decline in the local manufacturing industry, which employs many of our borrowers. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Nearly all of our loans are secured by the real estate or made to businesses in our primary market area. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in non-performing loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would decrease our net income. The economic downturn could also result in reduced demand for credit or fee-based products and services, which also would decrease our revenues.

Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk.

Our success depends primarily on the general economic conditions in Baltimore City and Baltimore and Harford counties in Maryland, as nearly all of our loans are to customers in these markets. Accordingly, the local economic conditions in these markets have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a continuation of the decline in real estate values in these markets would also lower the value of the collateral securing loans on properties in these markets. In addition, a continued weakening in general economic conditions, such as inflation, recession, unemployment or other factors beyond our control, could negatively affect our financial condition and results of operations.

Increases in FDIC insurance premiums may have a material adverse effect on our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. Additional increases in the base assessment rate or special assessments would negatively impact our earnings.

We operate in a highly regulated environment.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and our depositors and borrowers rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, classification of our assets and determination of the level of our allowance for loan losses. If regulators require us to charge-off loans or increase our allowance for loan losses, our earnings would suffer. Any change in such regulation and oversight, whether in the form of regulatory policy, regulation, legislation or supervisory action, may have a material impact on our operations. For a further discussion, see “Supervision and Regulation.”

The recently enacted Dodd-Frank Act may adversely impact our results of operations, liquidity or financial condition.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Dodd-Frank Act represents a comprehensive overhaul of the U.S. financial services industry. Among other things, the Dodd-Frank Act establishes the new federal Bureau of Consumer Financial Protection (the “BCFP”), includes provisions that allow financial institutions to pay interest on business checking accounts, broadens the base for FDIC insurance assessments, and includes new restrictions on how mortgage brokers and loan originators may be compensated. The Dodd-Frank Act requires the BCFP and other federal agencies to implement many new and significant rules and regulations to implement its various provisions, and the full impact of the Dodd-Frank Act on our business will not be known for years until regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

If our investment in the common stock of the Federal Home Loan Bank of Atlanta is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.

We own common stock of the Federal Home Loan Bank of Atlanta. We hold this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Atlanta’s advance program. The aggregate cost and fair value of our Federal Home Loan Bank of Atlanta common stock as of March 31, 2011, was $627,000. There is no market for Federal Home Loan Bank of Atlanta common stock.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capital of a Federal Home Loan Bank, including the Federal Home Loan Bank of Atlanta, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that Fairmount Bank’s investment in Federal Home Loan Bank of Atlanta common stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.

Our real estate construction and land acquisition and development loans are based upon estimates of costs and the value of the completed project, and may expose us to increased lending risk.

We make real estate construction loans to individuals and builders, primarily for the construction of residential properties. We originate these loans whether or not the collateral property underlying the loan is under contract for sale. At March 31, 2011, construction loans totaled $3,950,000, or 7.02%, of our total loan portfolio, all of which were for residential real estate projects. Approximately $370,000 of our residential construction loans were made to finance the construction of owner-occupied homes and are structured to be converted to permanent loans at the end of the construction phase. Land loans, which are loans made with land as security, totaled $1,045,000, or 1.85%, of our total loan portfolio at March 31, 2011. Land loans include raw land, residential lot financing primarily for individuals, land acquisition and development loans, and loans secured by land used for business purposes. In general, construction and land lending involve additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project as well as the estimated cost of the project. Construction costs may exceed original estimates as a result of increased materials, labor or other costs. In addition, because of current uncertainties in the residential real estate market, property values have become more difficult to determine than they have historically been. Construction loans and land acquisition and development loans often involve the disbursement of funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or refinance the indebtedness, rather than the ability of the borrower or guarantor to repay principal and interest. These loans are also generally more difficult to monitor. In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk than construction loans to individuals on their personal residences.

Our mobile home loans may expose us to increased lending risk.

As of March 31, 2011, mobile home loans totaled $2,533,000, or 4.50%, of our total loan portfolio. For us to have financed a mobile home loan, the mobile home must be based on a permanent foundation. We ceased originating mobile home loans in June 2007, and no future originations of these types of loans are planned. Our mobile home loans were purchased from a third-party originator and funded by us at settlement. We paid a premium/loan origination fee to the third party originator, of which one-half was wired upon settlement and the remainder was retained by us in a depository account as a reserve for any losses or prepayments. At March 31, 2011, we had prepaid loan origination fees related to this program of $382,000, and the balance in the reserve account available to us was $104,000.

Mobile home lending involves additional risks as a result of higher loan-to-value ratios usually associated with these types of loans. Mobile home lending may also involve higher loan amounts than other types of loans. The most frequent purchasers of mobile homes are retirees and younger, first-time buyers. These borrowers may be deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history or limited financial resources. Mobile home loan customers have historically been more adversely impacted by weak economic conditions, loss of employment and increases in other household costs. Consequently, mobile home loans bear a higher rate of interest, have a higher probability of default and may involve higher delinquency rates and greater servicing costs relative to loans to more creditworthy borrowers. In addition, the values of mobile homes decline over time, and higher levels of inventories of repossessed and used mobile homes may affect the values of collateral and result in higher charge-offs and provisions for loan losses.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase.

We invest in mortgage-backed securities insured or guaranteed by Ginnie Mae, Freddie Mae or Fannie Mae. We have not purchased privately-issued mortgage-backed securities or invested in subprime mortgage securitizations. If actual payments of mortgage-backed securities are greater or less than the estimated prepayment rate, we may be required to adjust the amortization or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. There is also reinvestment risk associated with cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Risks Related to the Stock Offering and the Conversion Merger

The Agreement may be terminated in accordance with its terms and the Conversion Merger may not be completed.

The Agreement is subject to a number of conditions which must be fulfilled in order to complete the conversion merger. Those conditions include: approval of the Agreement by Fullerton’s members, receipt of regulatory approvals, absence of orders prohibiting the completion of the conversion merger, effectiveness of the registration statement of which this prospectus is a part, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of a tax opinion from Fairmount’s tax counsel. There can be no assurance that the conditions to closing of the conversion merger will be fulfilled or that the conversion merger will be completed.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the Agreement, including the conversion merger, may be completed, various approvals must be obtained from the bank regulatory authorities. These authorities may impose conditions on the completion of the conversion merger or require changes to the terms of the Agreement. Although the parties do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the Agreement or imposing additional costs on or limiting Fairmount’s revenues, any of which might have a material adverse effect on Fairmount following the conversion merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The Conversion Merger’s financial effect upon Fairmount’s future financial condition and results of operations could differ from the present expectations of management.

The final valuations of the acquired assets and the assumed liabilities for accounting purposes under the acquisition methods of accounting (as discussed under “Capitalization”, “Pro Forma Book Value Impact of Transaction to New Investors and Existing Stockholders” and “Pro Forma Data”) may differ materially from the estimated valuations assumed by management and reflected by the pro forma financial statements included in this prospectus, and such valuation differences may result in material changes (including possible material adverse changes) to Fairmount’s future financial condition and results of operations compared to those anticipated by management, including but not limited to Fullerton’s loans, core deposit customer relationships, and other identifiable assets acquired by (or of Fullerton’s liabilities assumed by) Fairmount in the conversion merger, all of which may vary on account of multiple factors at the time of closing compared to the preliminary valuation estimates of Fairmount’s management.

Purchasers of our common stock may experience dilution in our earnings per share.

Purchasers of our common stock may experience dilution in our earnings per share if we are not able to maintain our net income relative to the additional shares to be outstanding upon consummation of the conversion merger. See “Pro Forma Book Value Impact of Transaction to New Investors and Existing Stockholders” and “Pro Forma Data.”

Expected voting control by directors, officers and other employees could enable insiders to prevent a merger that may provide that stockholders receive a premium for their shares.

The shares of common stock that our directors and officers intend to purchase in the conversion merger, when combined with the shares they currently own and that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in directors, officers and other employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts that could result in premiums paid to stockholders. In addition, the total voting power of directors, officers and other employees could reach in excess of 20% of our outstanding stock. That level would enable directors, officers and other employees as a group to defeat any stockholder matter that requires an 80% vote, such as the removal of directors and certain amendments to our articles of incorporation.

There will be an extremely limited trading market in our common stock, which will hinder your ability to sell our common stock and may lower the market price of the stock.

Although our common stock is quoted on the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the national securities exchanges such as the NASDAQ Stock Market. Quotes for the stock on the OTC Bulletin Board are not listed in the financial sections of newspapers, and newspapers generally have very little coverage of stocks quoted solely on the OTC Bulletin Board. Accordingly, prices for and coverage of securities quoted solely on the OTC Bulletin Board may be difficult to obtain. In addition, securities quoted solely on the OTC Bulletin Board tend to have a limited number of market makers and larger spread between the bid and ask prices than those listed on a national securities exchange. All of these factors may cause holders of our common stock to be unable to resell their securities at or near their original offering price or at any price.

The market for stock of financial institutions has been unusually volatile recently, and our stock price may decline.

If you purchase shares in the stock offering, you may not be able to sell them at or above the $xx purchase price. The trading price of our common stock on the OTC Bulletin Board is determined by the marketplace, and will be influenced not only by our operating results but by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. We might experience fluctuations in our stock price that are not directly related to our operating performance or asset quality but are influenced by the current market conditions for financial institutions generally, the market’s perception of the health of the financial industry, and the market’s assessment of credit quality conditions, including default and foreclosure rates.

Our return on equity may be low compared to other financial institutions. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the six months ended March 31, 2011, our annualized return on average equity was 4.74% and for the fiscal year ended September 30, 2010, our return on average equity was 6.34% compared to the median return on average equity of 3.67% for the most recent 12 month period for which data was publicly available for all publicly traded savings institutions. Following the stock offering and conversion merger offering, we expect our equity to increase from $xx to between $xx at the minimum of the offering range and $xx at the adjusted maximum of the offering range. See “Capitalization.” Our return on equity will be reduced by the capital raised in the stock offering and higher expenses associated with the planned expansion. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our shares of common stock.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that the employee stock ownership plan will have purchased and hold 8% of the total shares of common stock to be outstanding following the stock offering, including 8.0% of the shares to be sold in the stock offering, with funds borrowed from Fairmount Bancorp, Inc. The cost of acquiring shares of common stock for ESOP in the offering will be between $40,800 at the minimum of the offering range and $63,480 at the adjusted maximum of the offering range. We will record annual ESOP expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the ESOP will increase.

We also have adopted, and our stockholders approved at our 2011 Annual Meeting of Stockholders, stock-based incentive plans under which plan participants can be awarded shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Shares of restricted stock and shares underlying stock options reserved for issuance under our stock option plan are 17,762 shares and 44,404 shares, respectively. We will recognize additional annual employee compensation expenses stemming from the benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect they may be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. To date, we have made no restricted stock awards and have granted no options.

The pro forma after-tax benefit expenses for the six months ended March 31, 2011 have been estimated to be approximately $2,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $14.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Management—Benefit Arrangement and Plans.”

Various factors may make takeover attempts more difficult to achieve.

Our board of directors has no current intention to sell control of Fairmount Bancorp, Inc. Provisions of our articles of incorporation and bylaws, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Fairmount Bancorp, Inc., without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•

Office of Thrift Supervision regulations. OTS regulations prohibit for three years following the completion of our conversion on the June 2, 2010, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

•

Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Fairmount Bancorp, Inc. and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. Specifically, our articles of incorporation include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

•

Authorized preferred stock. Our articles of incorporation authorize the board of directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by our board of directors at the time of issuance. These terms may include voting rights, preferences as to dividends and liquidations, conversion rights, and sinking fund provisions. The issuance of preferred stock could negatively impact the rights of holders of common shares, and therefore could reduce the value of our common stock. In addition, specific rights granted to preferred stockholders could be used to restrict our ability to merge with, or sell assets to, a third party.

•

Required change-in-control payments. We entered into employment agreements with our president and chief executive officer and change-in-control agreements with two executive officers of Fairmount Bancorp, Inc. and Fairmount Bank, which provides cash payments to these officers in the event of a termination of employment following a change in control of Fairmount Bancorp, Inc. or Fairmount Bank. In the event of a change in control, these cash severance payments would amount to approximately $600,000 in the aggregate, subject to reduction with respect to an officer in order to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. These payments may have the effect of increasing the costs of acquiring Fairmount Bancorp, Inc., thereby discouraging future takeover attempts.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following our stock offering on June 2, 2010, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of Fairmount Bancorp, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions. These restrictions may make it more difficult for stockholders to acquire a significant amount of our stock, which may adversely affect our stock price.

The corporate governance provisions in our articles of incorporation and bylaws, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of Fairmount Bancorp, Inc. that our board might conclude are not in the best interest of Fairmount Bancorp, Inc. or its stockholders.

Provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our board of directors and may make takeovers of Fairmount Bancorp, Inc. more difficult. For example, our board of directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Fairmount Bancorp, Inc.” on page xx. These provisions may make it more difficult to pursue a change in control or attempt a takeover of Fairmount Bancorp, Inc. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our common stock may be adversely affected.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected historical consolidated financial and other data of Fairmount Bancorp, Inc. for the periods and at the dates indicated. The information at September 30, 2010 and 2009 and for the years ended September 30, 2010 and 2009 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Fairmount Bancorp, Inc. beginning at page F-1 of this prospectus.

The selected historical consolidated financial and other data at March 31, 2011 and for the six months ended March 31, 2011 and 2010 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended March 31, 2011 are not necessarily indicative of the results of operations that may be expected for the entire year or any other period.

	At March 31, 2011	At September 30,
		2010	2009
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$72,902	$70,952	$64,041
Cash and due from banks	350	281	328
Federal funds sold and interest-bearing deposits in other banks	798	1,820	4,305
Certificates of deposit	1,749	2,748	—
Investment securities	10,070	9,288	5,094
Federal Home Loan Bank stock	627	579	601
Loans receivable, net	55,775	52,544	50,334
Deposits	51,237	49,971	45,838
Borrowed funds	10,500	10,000	11,000
Total stockholders’ equity	11,052	10,831	6,790

	Six Months Ended March 31,		For the Years Ended September 30,
	2011	2010	2010	2009
	(Unaudited)
	(In thousands)
Selected Operating Data:
Interest and dividend income	$1,891	$1,834	$3,693	$3,437
Interest expense(1)	577	695	1,331	1,502

Net interest income(1)	1,314	1,139	2,362	1,935
Provision for loan and lease losses	155	60	200	182

Net interest income after provision for loan and lease losses(1)	1,159	1,079	2,162	1,753
Capitalized interest	—	—	—	45
Non-interest income	53	75	132	157
Non-interest expense	812	743	1,585	1,241

Income before income taxes	400	411	709	714
Provision for income taxes	140	161	196	269

Net income	$260	$250	$513	$445

(1)	Excludes capitalized interest.

	At or For the Six Months Ended March 31,		At or for the Years Ended September 30,
	2011	2010	2010	2009
	(Unaudited)
Selected Financial Ratios and Other Data:

Performance Ratios:(1)
Return on assets (ratio of net income to average total assets)	0.71%	0.76%	0.75%	0.74%
Return on equity (ratio of net income to average equity)	4.74%	7.20%	6.34%	6.77%
Interest rate spread(2)	3.62%	3.56%	3.52%	3.09%
Net interest margin(3)	3.83%	3.71%	3.70%	3.34%
Efficiency ratio(4)	59.44%	61.23%	63.55%	59.30%
Non-interest expense to average total assets	2.24%	2.27%	2.33%	2.06%
Average interest-earning assets to average interest-bearing liabilities	112.89%	106.52%	108.57%	109.83%
Loans to deposits	108.86%	103.57%	105.15%	109.81%

Asset Quality Ratios:
Non-performing assets to total assets(5)	2.56%	0.42%	0.76%	0.79%
Non-performing loans to total loans	3.26%	0.55%	0.95%	0.82%
Non-performing assets and troubled debt restructurings to total assets	2.56%	0.42%	1.84%	0.79%
Allowance for loan losses to non-performing loans	26.71%	97.74%	66.64%	53.11%
Allowance for loan losses to total loans	0.87%	0.55%	0.63%	0.44%
Net charge-offs as a percentage of average loans outstanding	—	0.13%	0.17%	0.14%

Capital Ratios:
Average equity to average assets	14.93%	10.46%	11.74%	10.87%
Equity to total assets at end of period	15.16%	10.49%	15.27%	10.60%
Total capital to risk-weighted assets (Bank only)	23.41%	19.44%	24.14%	19.27%
Tier 1 capital to risk-weighted assets (Bank only)	22.50%	18.83%	23.35%	18.80%
Tier 1 capital to average assets (Bank only)	12.60%	10.39%	12.56%	10.52%

Per Share Data:(6)
Net income, basic	$0.63	—	$1.25	—
Book value	$24.89	—	$24.39	—
Market price	$16.00	—	$12.00	—
Average shares outstanding	415,067	—	408,569	—

Other Data:
Number of full service offices	1	1	1	1
Number of employees	12	12	12	12

(1)	Performance ratios for the six months ended March 31, 2011 and 2010 are annualized.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Non-performing assets consist of non-performing loans and real estate owned.
(6)	The mutual to stock conversion was not completed until June 2, 2010, therefore the per share data is not presented for the six months ended March 31, 2010 or for the year ended September 30, 2009.
(7)	Book value per share is calculated using the number of shares of common stock outstanding of 444,038 as of each of March 31, 2011 and September 30, 2010.

OVERVIEW OF FULLERTON

Fullerton Federal Savings Association is a federally-chartered mutual (meaning no stockholders) savings association with one office in Baltimore, Maryland. Fullerton was founded in 1888 and provides financing for home ownership and traditional savings opportunities for customers in the local community. Fullerton is converting from the mutual to the stock form of ownership and simultaneously merging with and into the Bank. Upon completion of the conversion merger, Fullerton will cease to exist.

Like Fairmount Bank, Fullerton is subject to regulation and examination by the Office of Thrift Supervision, and its deposits are insured up to applicable legal lending limits by the Federal Deposit Insurance Corporation under the Deposit Insurance Fund. Fullerton is a member of the Federal Home Loan Bank System.

At March 31, 2011, Fullerton had total assets of $8,975,000, total equity of $1,144,000, total net loans of $2,693,000 and total deposits of $7,756,000. Fullerton’s principal executive office is located at 7527 Belair Road, Baltimore, Maryland 21236, and its telephone number is (410) 665-5200.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends;

•	regulatory changes or actions; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page xx.

USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds after giving effect to the sale by Fairmount of 36,428, 42,857, 49,285 and 56,678 shares in this offering at the minimum, midpoint, maximum and adjusted maximum, respectively, at an assumed offering price of $14.00 per share, and deducting the estimated offering and conversion merger expenses totaling $430,000. (The purchase price will not be less than 85% of the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTC Bulletin Board, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01).

	Minimum 36,428 shares sold	Midpoint 42,857 shares sold	Maximum 49,285 shares sold	Adjusted Maximum 56,678 shares sold
Gross offering proceeds	$510,000	$600,000	$690,000	$793,500
Estimated offering expenses (excluding selling agent fees and expenses)	265,000	265,000	265,000	265,000
Estimated selling agent fees and expenses	165,000	165,000	165,000	165,000

Net proceeds	80,000	170,000	260,000	363,500
Less: Common stock purchased by ESOP	(41,000)	(48,000)	(55,000)	(63,000)
Less: Common stock purchased by recognition plan	(25,000)	(30,000)	(35,000)	(40,000)

Net cash proceeds	$14,000	$92,000	$170,000	$260,000

We will use the proceeds from the offering to support future loan and asset growth, to expand our business operations and for general corporate purposes.

STOCK AND DIVIDEND INFORMATION

Listings and Markets

Our common stock is quoted on the OTC Bulletin Board under the symbol “FMTB.”

Stock Price Information

The high and low sales prices of Fairmount’s common stock since Fairmount’s stock conversion in June 2010 shown below are based on information posted on the OTC Bulletin Board by broker-dealers. These prices may include dealer mark-up, mark-down and/or commission and may not necessarily represent actual transactions.

Market Price
	High	Low	Close
2011:
Second quarter (through June 7, 2011)	$16.50	$16.00	$16.00
First quarter	20.00	15.00	16.00

2010:
Fourth quarter	$20.00	$12.00	$20.00
Third quarter	12.00	10.75	12.00
Second quarter	12.00	10.10	11.00

The per share closing price of our common stock on May 11, 2011, the last trading day preceding public announcement of the transaction, was $16.00. On June 7, 2011, the last reported per share closing price of our common stock was $16.00.

Number of Stockholders and Shares Outstanding

As of June 7, 2011, there were approximately 105 Fairmount stockholders of record and 444,038 shares of common stock entitled to vote, receive dividends and considered outstanding for financial reporting purposes. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or “street” name.

Our Policy Regarding Dividends

Our board of directors has the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, since our conversion we have not paid a dividend, and our board has no plans or understandings with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that we will pay dividends in the foreseeable future, or that if paid, we will not reduce or eliminate dividends in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision (or its successor) policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. Fairmount files a consolidated tax return with Fairmount Bank. Any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

We are subject to Maryland law relating to our ability to pay dividends to its stockholders. We will not be subject to the Office of Thrift Supervision on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Fairmount Bank because we initially will have no source of income other than dividends from Fairmount Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments received on our loan to the employee stock ownership plan. Federal banking law limits dividends and other distributions from Fairmount Bank to us. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Supervision and Regulation—Capital Distributions.” Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following our initial stock offering on June 2, 2010, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

CAPITALIZATION

The following table presents the historical capitalization of Fairmount Bank at March 31, 2011, and the pro forma consolidated capitalization of Fairmount Bancorp, Inc., after giving effect to the offering and merger conversion, based upon the assumptions set forth in the “Pro Forma Data” section.

	Fairmount Bancorp Historical at March 31, 2011	Fullerton Historical at March 31, 2011	Pro Forma Combined (1), Based Upon the Sale in the Offering of
			36,428 Shares at $14.00 per Share (Minimum of Offering Range)	42,857 Shares at $14.00 per Share (Midpoint of Offering Range)	49,285 Shares at $14.00 per Share (Maximum of Offering Range)	56,678 Shares at $14.00 per Share (Adjusted Maximum of Offering Range)(2)
		(Dollars in thousands)
Deposits(3)	$51,237	$7,756	$59,023	$59,023	$59,023	$59,023
Borrowings	10,500	—	10,500	10,500	10,500	10,500

Total deposits and borrowed funds	$61,737	$7,756	$69,523	$69,523	$69,523	$69,523

Stockholders’ equity:
Preferred stock $0.01 par value; 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—	—
Common stock $0.01 par value, 4,000,000 shares authorized; issued and outstanding 444,038 at March 31, 2011(4)	$4	$—	$5	$5	$5	$5
Additional paid-in-capital	3,744	—	3,835	3,925	4,015	4,118
Retained earnings(5)	7,500	1,156	8,713	8,713	8,713	8,713
Unearned ESOP shares	(290)	—	(290)	(290)	(290)	(290)
Accumulated other comprehensive income	94	(12)	94	94	94	94
Less:
Common stock to be acquired by employee stock ownership plan(6)	—	—	(41)	(48)	(55)	(63)
Common stock to be acquired by stock recognition and retention plan(7)	—	—	(25)	(30)	(35)	(40)

Total stockholders’ equity	$11,052	$1,144	$12,291	$12,369	$12,447	$12,537

Total stockholders’ equity as a percentage of pro forma assets(3)	15.16%	12.75%	14.96%	15.05%	15.13%	15.22%

(footnotes continued on next page)

(1)	Pro forma total deposits reflect a $30,000 premium on deposits. Pro forma total stockholders’ equity/retained earnings reflects additional common stock and paid-in capital from the offering, and the net effect of purchase accounting entries, including the elimination of negative goodwill.
(2)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.
(3)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion merger and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(4)	No effect has been given to the issuance of additional shares of Fairmount Bancorp, Inc. common stock pursuant to the stock option plan. See “Management of Fairmount—Benefit Arrangements and Plans.”
(5)	The retained earnings of Fairmount Bank are substantially restricted. See “Stock and Dividend Information—Our Policy Regarding Dividends,” “The Conversion—Liquidation Account”, “Supervision and Regulation”.
(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan, or ESOP, financed by a loan from Fairmount Bancorp, Inc. The loan will be repaid principally from Fairmount Bank’s contributions to the ESOP. Since Fairmount Bancorp, Inc. will finance the ESOP debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on the consolidated financial statements of Fairmount Bancorp, Inc. Accordingly, the amount of shares of common stock acquired by the ESOP is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 5% of the shares of common stock to be issued and sold in the offering will be purchased by the stock recognition and retention plan in the offering and in open market purchases. The dollar amount of common stock to be purchased in the offering is based on an assumed $14.00 per share purchase price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock. As Fairmount Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to equity will be offset by a charge to non-interest expense. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Fairmount Bancorp, Inc.

PRO FORMA BOOK VALUE IMPACT OF TRANSACTION

TO NEW INVESTORS AND EXISTING STOCKHOLDERS

At March 31, 2011, Fairmount had a net book value of $11,052,000, or $24.89, per share. Net book value per share represents the amount of Fairmount’s stockholders’ equity, divided by 444,038 shares of common stock, which was the number of shares of common stock outstanding at March 31, 2011. Accretion per share to new investors represents the difference between the pro forma net book value per share of common stock and the amount per share paid by purchasers of shares of common stock in this offering immediately after the completion of the offering. After (i) giving effect to the sale by Fairmount of 36,428, 42,857, 49,285 and 56,678 shares in this offering at the minimum, midpoint, maximum, and adjusted maximum, respectively, at an assumed offering price of $14.00 per share, and (ii) deducting the estimated offering expenses totaling $430,000, or $11.80, per share, $10.03 per share, $8.72 per share and $7.59 per share, at the minimum, midpoint, maximum and adjusted maximum, respectively. At the minimum of the offering, this represents an immediate increase in pro forma net book value and tangible net book value of $0.69 and $0.54 per share, respectively, to existing stockholders. At the maximum of the offering, this represents an immediate increase in pro forma net book value and tangible net book value of $0.34 and $0.20 per share, respectively, to existing stockholders. The following table illustrates this per share pro forma impact:

	Minimum	Midpoint	Maximum	Adjusted Maximum
Public offering per share(1)	$14.00	$14.00	$14.00	$14.00
Net book value per share at March 31, 2011	$24.89	$24.89	$24.89	$24.89
Pro forma increase per share attributable to the conversion merger(2)	$0.69	$0.51	$0.34	$0.15

Pro forma net book value per stockholder after the conversion merger	$25.58	$25.40	$25.23	$25.04

Net tangible book value per share at March 31, 2011	$24.89	$24.89	$24.89	$24.89
Pro forma increase per share in combined tangible book value attributable to the conversion merger	$0.54	$0.36	$0.20	$0.01
Pro forma tangible net book value per stockholder after the conversion merger	$25.43	$25.25	$25.09	$24.90

(1)	The public offering per share was determined based on the average of the daily arithmetic mean of the average closing bid and asked quotations of a share of our common stock on the OTC Bulletin Board commencing 30 trading days before the second trading day prior to the date of this prospectus (with any amount equal to or greater than $0.005 rounded to the next higher $0.01), or $15.10, and applying a 7.3% discount to such average, for a final offering price of $14.00.
(2)	This represents an accretion per share to existing Fairmount stockholders of 2.8%, 2.1%, 1.4% and 0.6% at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering.

PRO FORMA DATA

Our actual net proceeds from the sale of our shares of common stock in this offering cannot be determined until the offering and the conversion merger are complete. However, we estimate that we will receive net proceeds from this offering of approximately $80,000, $170,000, $260,000 and $363,500, at the minimum, midpoint, maximum and adjusted maximum of the offering, respectively, after deducting estimated offering expenses payable by us of $430,000.

The following table sets forth our and Fullerton’s historical net earnings and stockholders’ equity/retained earnings prior to the offering and conversion merger, and the pro forma combined consolidated net earnings and stockholders’ equity of Fairmount after completion of the transaction. In preparing these tables and in calculating pro forma data, the following assumptions were made:

•

All shares of common stock will be sold in the offering at an assumed purchase price of $14.00 per share. The actual purchase price will not be less than 85% of the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTC Bulletin Board, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01. The actual purchase price may be more or less than $14.00 per share and cannot be determined until immediately prior to distribution of the final prospectus;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Fairmount Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 10 years;

•

the pro forma combined data has been prepared based on the purchase method of accounting under United States generally accepted accounting principles. Under purchase accounting, the assets and liabilities of Fullerton, after completion of the conversion merger, will be recorded at their respective fair values and added to those of the Bank and included in the consolidated financial statements of Fairmount. See “The Conversion Merger—The Conversion—Accounting Consequences”;

•

pro forma earnings have been calculated assuming the shares of common stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.24% for the six months ended March 31, 2011 and 1.27% for the year ended September 30, 2010. The reinvestment rate was based on, the five-year treasury bill rate.

•	the pro forma after-tax yield on the net proceeds is assumed to be 1.48% for the six months ended March 31, 2011 and 0.84% or the year ended September 30, 2010, based on an effective tax rate of 34%;

•	no effect has been given to the withdrawals from deposit accounts of either Fullerton or the Bank to purchase shares in the offering;

•	historical per share amounts have been calculated by dividing historical amounts by 444,038 shares of common stock;

•

pro forma per share amounts have been calculated by dividing pro forma amounts by 480,466 and 493,373 shares of common stock, which represents the pro forma total outstanding shares of Fairmount common stock after the sale of shares at the minimum and maximum of the offering, respectively; and

•

pro forma stockholders’ equity amounts have been calculated as if the stock had been sold on March 31, 2011 and September 30, 2010, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transaction.

The following pro forma data relies on the assumptions that are outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we were liquidated. The pro forma data does not predict how much we will earn in the future.

	At or For the Six Months Ended March 31, 2011 Based Upon the Sale at $14.00 Per Share of(1)
	36,428 Shares at Minimum of Offering Range(2)	42,857 Shares at Midpoint of Offering Range(2)	49,285 Shares at Maximum of Offering Range(2)	56,678 Shares at Adjusted Maximum of Offering Range(2)(3)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$510	$600	$690	$793
Less offering expenses	(430)	(430)	(430)	(430)

Estimated net investable proceeds	$80	$170	$260	$363
Less: Common stock purchased by ESOP	(41)	(48)	(55)	(63)
Less: Common stock purchased by recognition plan	(25)	(30)	(35)	(40)

Estimated net cash proceeds	$14	$92	$170	$260

Net Earnings for the Six Months Ended March 31, 2011

Historical—Fairmount	$260	$260	$260	$260
Historical—Fullerton	$(57)	$(57)	$(57)	$(57)

Historical—Combined	$203	$203	$203	$203
Pro forma income on net proceeds	—	1	1	1
Pro forma ESOP adjustment	(1)	(2)	(2)	(2)
Pro forma RRP adjustment	(2)	(2)	(2)	(3)
Purchase accounting effect on earnings	(9)	(9)	(9)	(9)

Pro forma combined net earnings.	$191	$191	$191	$190

Basic earnings per share
Historical	$0.63	$0.63	$0.63	$0.63
Pro forma combined net earnings per share	$0.43	$0.42	$0.41	$0.41

Offering price as a multiple of annualized pro forma net earnings per share	16.28x	16.67x	17.07x	17.07x
Number of shares outstanding for pro forma net income per share calculation	448,726	454,667	460,606	467,437

At March 31, 2011

Total stockholders’ equity/retained earnings
Historical—Fairmount	$11,052	$11,052	$11,052	$11,052
Historical—Fullerton	$1,144	$1,144	$1,144	$1,144

Historical—Combined	$12,196	$12,196	$12,196	$12,196
Estimated Net Offering Proceeds	14	92	170	260
Purchase accounting effect on equity	81	81	81	81

Pro forma combined stockholders’ equity	$12,291	$12,369	$12,447	$12,537

Intangible assets
Pro forma combined tangible stockholders’ equity	71	71	71	71

	$12,220	$12,298	$12,376	$12,466
Per share
Historical—Fairmount	$24.89	$24.89	$24.89	$24.89
Pro forma combined stockholders’ equity	$25.58	$25.40	$25.23	$25.04
Intangible assets	$0.15	$0.15	$0.14	$0.14

Pro forma combined tangible stockholders’ equity	$25.43	$25.25	$25.09	$24.90
Offering price as percentage of combined pro forma stockholder’s equity per share	54.73%	55.12%	55.49%	55.91%

Offering price as percentage of combined pro forma tangible stockholders’ equity per share	55.05%	55.45%	55.80%	56.23%

Number of shares outstanding for pro forma book value per share calculations	480,466	486,895	493,323	500,716

	At or For the Year Ended September 30, 2010 Based Upon the Sale at $14.00 Per Share of(1)
	36,428 Shares at Minimum of Offering Range(2)	42,857 Shares at Midpoint of Offering Range(2)	49,285 Shares at Maximum of Offering Range(2)	56,678 Shares at Adjusted Maximum of Offering Range(2)(3)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$510	$600	$690	$793
Less offering expenses	(430)	(430)	(430)	(430)

Estimated net investable proceeds	$80	$170	$260	$363
Less: Common stock purchased by ESOP	(41)	(48)	(55)	(63)
Less: Common stock purchased by recognition plan	(25)	(30)	(35)	(40)

Estimated net cash proceeds	$14	$92	$170	$260

Net Earnings for the 12 Months Ended September 30, 2010
Historical—Fairmount	$513	$513	$513	$513
Historical—Fullerton	$(146)	$(146)	$(146)	$(146)

Historical—Combined	$367	$367	$367	$367
Pro forma income on net proceeds	—	1	1	2
Pro forma ESOP adjustment	(3)	(3)	(4)	(4)
Pro forma RRP adjustment	(3)	(4)	(5)	(5)
Purchase accounting effect on earnings	(20)	(20)	(20)	(20)

Pro forma combined net earnings	$341	$341	$339	$340
Basic earnings per share
Historical	$1.24	$1.24	$1.24	$1.24
Pro forma combined net earnings per share	$0.76	$0.75	$0.74	$0.73
Offering price as a multiple of annualized pro forma net earnings per share	18.42x	18.67x	18.92x	19.18x
Number of shares outstanding for pro forma net income per share calculating	448,872	454,838	460,803	467,664

At September 30, 2010
Total Stockholders’ Equity/Retained Earnings
Historical—Fairmount	$10,831	$10,831	$10,831	$10,831
Historical—Fullerton	$1,213	$1,213	$1,213	$1,213

Historical—Combined	$12,044	$12,044	$12,044	$12,044
Estimated Net Offering Proceeds	14	92	170	260
Purchase accounting effect on equity	81	81	81	81

Pro forma combined stockholders equity	$12,139	$12,217	$12,295	$12,385
Intangible assets	71	71	71	71

Pro forma combined tangible stockholders’ equity	$12,068	$12,146	$12,224	$12,314

Per share
Historical—Fairmount	$24.39	$24.39	$24.39	$24.39
Pro forma combined stockholders equity	$25.27	$25.09	$24.92	$24.73
Intangible assets	$0.15	$0.15	$0.14	$0.14

Pro forma combined tangible stockholders’ equity	$25.12	$24.94	$24.78	$24.59
Offering price as percentage of combined pro forma stockholders’ equity per share	55.40%	55.80%	56.18%	56.61%
Offering price as percentage of combined pro forma tangible stockholders’ equity per share	55.73%	56.13%	56.50%	56.93%
Number of shares outstanding for pro forma book value per share calculations	480,466	486,895	493,323	500,716

(1)	The purchase price will not be less than 85% of the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTC Bulletin Board, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01. In this preliminary prospectus we have assumed this price to be $14.00 per share. The actual price may be more or less than $14.00 per share and cannot be determined until immediately prior to distribution of the final prospectus.
(2)	In a typical, stand-alone conversion, Fullerton would conduct as offering of a range of shares of its common stock based on an independent appraisal of Fullerton’s estimated market value, assuming that Fullerton’s stand-alone conversion and offering were completed. Feldman Financial Advisors, Inc., an appraisal firm experienced in the valuation and appraisal of business entities, including savings associations, determined that as of May 27, 2011, the estimated market value of Fullerton ranged from $510,000 to $690,000, with a midpoint of $600,000. Based on this valuation and an assumed $14.00 per share purchase price, the number of shares of common stock being offered for sale by Fairmount will range from 36,428 shares to 49,285 shares.
(3)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.
(4)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan, or ESOP. Funds used to acquire these shares are borrowed by the ESOP from Fairmount Bancorp, Inc. Fairmount Bank intends to make annual contributions to the ESOP in an amount at least equal to the required principal and interest payments on the debt. Fairmount Bank’s total annual payments on the ESOP debt are based upon 10 equal annual installments of principal and interest. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Fairmount Bank, the fair value of the common stock remains equal to the assumed $14.00 subscription price and the ESOP expense reflects an effective federal tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The pro forma net income further assumes that (1) for the six months ended March 31, 2011, 146, 171, 197 and 227 shares and (2) for the year ended September 30, 2010, 291, 343, 394 and 453 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(5)	The stock award plan may purchase shares of common stock in the offering. The shares may be acquired in the offering, directly from Fairmount Bancorp, Inc. or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Fairmount Bancorp, Inc. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $14.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the six months ended March 31, 2011, and the year ended September 30, 2010 and (iii) the stock recognition and retention plan expense reflects an effective federal tax rate of 34.0%. Assuming that shares of common stock (equal to 4% of the shares) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(6)	Reflects the estimated net purchase accounting adjustments to be recorded upon closing of the conversion merger. Such adjustments consist of mark-to-market valuation adjustments for assets acquired and liabilities assumed and incurred, and adjustments for intangible assets established, and the resultant amortization and accretion of these adjustments to earnings over the appropriate periods. It is also anticipated that the merger of Fullerton with and into Fairmount will provide the combined institution with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, the pro forma information does not reflect any of these anticipated cost savings or benefits. Assumes Fullerton’s loans are at a premium of $68,000 and deposits are at a premium of $30,000. Assumes a zero value to core deposits.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section should be read in conjunction with the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus.

Overview

Our results of operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we pay on our deposits and borrowings. Results of operations are also affected by provisions for loan losses and non-interest income. Our non-interest expense consists primarily of compensation and employee benefits, office occupancy and general administrative and data processing expenses.

Our results of operations are significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations. See “Risk Factors” beginning on page xx.

Historically, our business has consisted primarily of originating one-to four-family real estate loans secured by property in our market area and investing in mortgage-backed and investment securities. Typically, one-to four-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction and consumer loans. Our loans are primarily funded by certificates of deposit and, to a lesser extent, savings accounts and Federal Home Loan Bank of Atlanta advances. Certificates of deposit typically have a higher interest rate than savings accounts. The combination of these factors, along with our capital level, has resulted in low interest rate spreads and returns on equity.

Critical Accounting Policies

In reviewing and understanding our financial information, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 1 of the Notes to the Consolidated Financial Statements. Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. Management believes that evaluation of the allowance for loan losses is the most critical accounting policy to aid in fully understanding and evaluating our reported financial results. This policy requires numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that represents the amount of probable and reasonably estimable known and inherent losses in the loan portfolio, based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our loan portfolios as well as consideration of general loss experience. All of these estimates may be susceptible to significant change.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates. In addition, the Office of Thrift Supervision, as an integral part of its examination processes, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on its judgment of information available to it at the time of its examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Business Strategy

Highlights of our business strategy are as follows:

•

Growing and Diversifying our Loan Portfolio. Subject to prevailing economic conditions, we will pursue loan portfolio diversification with an emphasis on credit risk management to increase our origination of loans that provide higher returns. We anticipate increased origination of commercial real estate loans. These loans provide higher returns than loans secured by one-to four-family residential real estate. These loans are generally originated with rates that are fixed for seven years or less or adjust periodically, which assists us in managing its interest rate risk. We intend to hire a senior lender with experience in commercial real estate lending. We also intend to increase our originations of construction loans, and, to a lesser extent, commercial and consumer loans.

•

Continuing to Emphasize Residential Real Estate Lending. Historically, we have emphasized one-to four-family, fixed-rate residential lending within our market area. As of March 31, 2011, $42,846,000, or 76.13%, of our total loan portfolio consisted of one-to four-family residential mortgage loans. During the six months ended March 31, 2011, and the year ended September 30, 2010, we originated $3,879,000, and $8,571,000, respectively, of one-to four-family residential mortgages. In addition, to a lesser extent, we originate construction/permanent loans and second mortgage loans.

•

Continuing to Maintain Strong Asset Quality Through Conservative Underwriting Standards. We believe that maintaining high asset quality is a key to long-term financial success. We have sought to maintain favorable asset quality reflected primarily by a low level of non-performing assets, low charge-offs and adequacy of loan loss reserves. We use underwriting standards that we believe are conservative, and we diligently monitors collection efforts. At March 31, 2011, $1,833,000, or 3.26%, of our total loan portfolio, was non-performing. Although we intend to diversify our lending activities by emphasizing commercial real estate loans, construction loans and consumer loans after the stock offering and conversion merger, we intend to maintain our conservative approach to underwriting loans. We do not offer, and do not intend to offer, “interest only,” “Option ARM,” “sub-prime” or Alt-A” loans, nor do we hold any securities backed by these types of mortgages. There were no charge-offs for the six months ended March 31, 2011. Total net charge-offs for the year ended September 30, 2010, were $86,000, or 0.17%, of average loans outstanding.

•

Building Lower Cost Deposits. We currently offer NOW accounts, savings accounts and certificates of deposit. At March 31, 2011, certificates of deposit represented 71.89% of our total deposits. We intend to introduce new commercial checking accounts and focus on growing transaction deposit accounts. Checking accounts, NOW accounts and savings accounts are generally lower-cost sources of funds than certificate of deposits and are less sensitive to withdrawal when interest rates fluctuate. As we grow our commercial loan portfolio, we expect to attract core deposits from our new commercial loan customers. We also expect additional core deposits from internet banking, which is expected to be available to its customers in late-2011.

•

Maintaining a Strong Capital Position Through Disciplined Growth and Earnings. Our policy has always been to protect the safety and soundness of the institution through conservative risk management, sound operations and a strong capital position. We have consistently maintained capital in excess of regulatory requirements. Our equity to total assets ratio was 15.16% at March 31, 2011.

•

Offering New Products and Services. We intend to utilize technology to increase productivity and provide new and better products and services. We expect to begin offering debit cards in late-2011. We anticipate implementing an internet banking services platform by late-2011. We expect that these new products and services will help to maintain and increase our deposit base, will attract business and retail customers and will increase productivity. We will analyze the profitability of products and services and allocate our resources to those areas we believe offer the greatest future potential.

•

Expanding Our Branch Network. We intend to evaluate and pursue opportunities to expand our franchise in our market area through the enhanced presence in the community provided by our new office facility and by opening additional banking offices and, possibly, through acquisitions of other financial institutions and banking related businesses. Other than the acquisition of Fullerton, we have no current arrangements to acquire other financial institutions.

Comparison of Financial Condition at March 31, 2011 and September 30, 2010

Total assets increased by $1,950,000, or 2.75%, to $72,902,000 at March 31, 2011, from $70,952,000 at September 30, 2010. The increase was a result of an increase of $3,231,000 in net loans and an increase of $782,000 in investment securities, funded by a decrease of $1,952,000 in cash and cash equivalents.

Cash and cash equivalents decreased to $2,897,000 at March 31, 2011, from $4,849,000 at September 30, 2010. This represented a decrease of $1,952,000, or 40.26%, which was due to loan funding and investment securities purchases during the six months ended March 31, 2011.

Investment securities increased by $782,000, or 8.42%, from $9,288,000 at September 30, 2010, to $10,070,000, at March 31, 2011. The increase was funded by proceeds from interest bearing deposits in other banks, certificates of deposit and federal funds sold. Our held to maturity portion of the portfolio, at amortized cost, was $4,638,000, and our available-for-sale portion of the portfolio, at fair value, was $5,432,000.

Total net loans increased from $52,544,000 at September 30, 2010, to $55,775,000 at March 31, 2011. This represented an increase of $3,231,000, or 6.15%. The one-to four-family owner occupied real estate loans increased $1,492,000, or 6.20%, to $25,552,000 at March 31, 2011, from $24,060,000 at September 30, 2010. Construction and land development loans increased $1,224,000, or 32.47%, to $4,995,000 at March 31, 2011, from $3,770,000 at September 30, 2010. Secured commercial loans increased $723,000, or 79.76%, to $1,630,000 at March 31, 2011, from $907,000 at September 30, 2010.

Total liabilities at March 31, 2011, were $61,850,000, an increase of $1,729,000, or 2.88%, from $60,121,000 at September 30, 2010. The increase was due primarily to an increase in deposits of $1,266,000, or 2.53%, from September 30, 2010 to March 31, 2011, and an increase in Federal Home Loan Bank advances of $500,000, or 5.00%.

Deposits increased from $49,971,000 at September 30, 2010, to $51,237,000 at March 31, 2011. The increase of $1,266,000, or 2.53%, in total deposits was primarily the result of an increase in certificates of deposit. Certificates of deposit increased from $35,707,000 at September 30, 2010, to $36,836,000 at March 31, 2011. This represented an increase of $1,129,000, or 3.16%, from September 30, 2010, to March 31, 2011. For related party deposit information see Note 7 of the accompanying Notes to the Consolidated Financial Statements.

Total equity was $11,052,000, or 15.16%, of total assets at March 31, 2011, compared to $10,831,000, or 15.27% of total assets at September 30, 2010. The primary reason for the $221,000, or 2.04%, increase in equity was $260,000 in net income reported during the six months ended March 31, 2011. Accumulated other comprehensive income decreased by $39,000 from a gain of $132,000 at September 30, 2010, to a gain of $93,000 at March 31, 2011. The change in accumulated other comprehensive income was primarily due to the effects of interest rate fluctuations on our available-for-sale securities portfolio.

Comparison of Financial Condition at September 30, 2010 and September 30, 2009

Total assets increased by $6,911,000, or 10.79%, to $70,952,000 at September 30, 2010, from $64,041,000 at September 30, 2009. The increase was the result of a $4,194,000 increase in investment securities and an increase of $2,210,000 in net loans.

Cash and cash equivalents increased by $216,000, or 4.66%, to $4,849,000 at September 30, 2010, from $4,633,000 at September 30, 2009. This increase was the result of normal cash flows.

Investment securities increased $4,194,000, or 82.33%, to $9,288,000 at September 30, 2010, from $5,094,000 at September 30, 2009. The increase was the result of $6,029,000 in purchases offset by $1,934,000 in maturities, payments and calls.

Total net loans increased from $50,334,000 at September 30, 2009, to $52,544,000 at September 30, 2010. This represented an increase of $2,210,000, or 4.39%. The increase in the loan portfolio was primarily attributable to an increase of $1,898,000, or 8.56%, in the one-to four-family owner occupied real estate loans and an increase in of $1,023,000, or 37.24% in construction and land development loans. For related party loan information see Note 3 of the accompanying Notes to the Consolidated Financial Statements.

Total prepaid expenses increased from $91,000 at September 30, 2009, to $254,000 at September 30, 2010, which was an increase of $163,000, or 179.12%. The increase was primarily the result of the prepayment in December 2009 of the FDIC insurance premiums. FDIC insurance premiums, in the amount of $162,000 at September 30, 2010, are prepaid through the fourth quarter of 2012 and are being expensed by the Bank on a monthly basis.

Income taxes receivable totaled $119,000 at September 30, 2010 and was the result of the overpayment of quarterly estimates and a reduction in our overall tax liability when we converted from the cash basis to the accrual basis of accounting for tax purposes during the fiscal year ending September 30, 2010.

Total liabilities at September 30, 2010 were $60,121,000, an increase of $2,870,000, or 5.01%, from $57,251,000 at September 30, 2009. The increase was due primarily to an increase in deposits of $4,133,000, or 9.02%, offset by a decrease in Federal Home Loan Bank advances of $1,000,000, or 9.09%, from September 30, 2009 to September 30, 2010.

Deposits increased from $45,838,000 at September 30, 2009, to $49,971,000 at September 30, 2010. This represented an increase of $4,133,000, or 9.02%. Noninterest-bearing demand deposits increased by $272,000, or 60.71%, from $448,000 at September 30, 2009, to $720,000 at September 30, 2010. Interest-bearing demand deposits increased from $3,376,000 at September 30, 2009, to $4,277,000 at September 30, 2010. This was an increase of $901,000, or 26.69%. Savings deposits experienced a slight increase of $103,000, or 1.12%, from $9,164,000 at September 30, 2009, to $9,267,000 at September 30, 2010. Certificates of deposit increased from $32,850,000 at September 30, 2009, to $35,707,000 at September 30, 2010. This represented an increase of $2,857,000, or 8.70%. For related party deposit information see Note 7 of the accompanying Notes to the Consolidated Financial Statements.

Borrowed funds, which were exclusively Federal Home Loan Bank advances, decreased $1,000,000, or 9.09%, to $10,000,000 at September 30, 2010, from $11,000,000 at September 30, 2009. At September 30, 2010, the weighted average rate of the advances was 2.71%. The balance of borrowed funds fluctuates depending on, among other things, our ability to attract deposits, the relative pricing of advances compared to deposits, and its liquidity needs.

Total equity was $10,831,000, or 15.27% of total assets at September 30, 2010, compared to $6,790,000, or 10.60% of total assets, at September 30, 2009. The primary reason for the $4,041,000, or 59.51%, increase in equity was the stock conversion which was completed on June 2, 2010, and resulted in net offering proceeds of approximately $3,742,000. Other changes include net income of $513,000 for the year ended September 30, 2010, unearned ESOP shares of ($290,000) and a $70,000 increase in accumulated other comprehensive income due primarily to the effects of interest rate fluctuations on our available-for-sale portfolio.

Comparison of Operating Results for the Six Months Ended March 31, 2011 and March 31, 2010

Overview. Net income increased by $10,000, or 4.00%, to $260,000 for the six months ended March 31, 2011, from $250,000 for the six months ended March 31, 2010. Net interest income increased by $175,000, or 15.36%, to $1,314,000 for the six months ended March 31, 2011, from $1,139,000 for the six months ended March 31, 2010. Provision for loan and lease losses increased by $95,000, or 158.33%, to $155,000 for the six months ended March 31, 2011, from $60,000 for the six months ended March 31, 2010. Non-interest income decreased by $22,000, or 29.33%, from $75,000 for the six months ended March 31, 2010, to $53,000 for the six months ended March 31, 2011. Non-interest expense increased by $69,000, or 9.29%, to $812,000 for the six months ended March 31, 2011, from $743,000 for the six months ended March 31, 2010.

Net Interest Income. Net interest income increased by $175,000, or 15.36%, to $1,314,000 for the six months ended March 31, 2011, from $1,139,000 for the six months ended March 31, 2010. The increase primarily resulted from the combined effects of an increase of $57,000, or 3.11%, in interest and dividend income to $1,891,000 for the six months ended March 31, 2011, from $1,834,000 for the six months ended March 31, 2010, and a decrease of $118,000, or 16.98%, in interest expense to $577,000 for the six months ended March 31, 2011, from $695,000 for the six months ended March 31, 2010. The increase in interest and dividend income was the result of increases in the average balances of loans and investments offset by a decrease in the average rate earned on loans and investments. Interest expense decreased as a result of the decrease in average rates paid on deposits and borrowings offset by increases in the overall balances in deposits.

Provision for Loan and Lease Losses. The provision for loan and lease losses increased $95,000, or 158.33%, to $155,000 for the six months ended March 31, 2011, from $60,000 for the six months ended March 31, 2010. The primary factors that contributed to the increase in the provision for loan and lease losses were the increase in substandard rated loans from September 2010, an increase of $81,000 in the specific allowance for our impaired loan from $36,000 at September 30, 2010, to $117,000 at March 31, 2011, and the uncertainty regarding the housing market. The Company did not record charge-offs during the six months ended March 31, 2011. The Company recorded net charge-offs of $5,000 for the six months ended March 31, 2010.

Non-Interest Income. Non-interest income was $53,000 for the six months ended March 31, 2011, which was a decrease of $22,000, or 29.33%, from $75,000 for the six months ended March 31, 2010. Service charges and fees decreased by $20,000, or 28.99%, from $69,000 for the six months ended March 31, 2010, to $49,000 at March 31, 2011. This decrease in service fees and charges was primarily due to a decrease in loan settlements during the comparable six month periods.

Non-Interest Expense. Non-interest expense increased by $69,000, or 9.29%, to $812,000 for the six months ended March 31, 2011, from $743,000 for the six months ended March 31, 2010. The increase was due to increases in salaries, fees, and employment expenses, increases in professional fees, offset by decreases in Federal Deposit Insurance Corporation insurance premiums. Salaries, fees and employment expenses increased by $46,000, or 10.65%, from $432,000 for the six months ended March 31, 2010, to $478,000 for the six months ended March 31, 2011, primarily as a result of normal pay scale adjustments. Professional fees increased by $23,000, or 58.97%, from $39,000 for the six months ended March 31, 2010, to $62,000 for the six months ended March 31, 2011. This increase was the result of the increased reporting requirements associated with the Company’s new public company status. FDIC insurance premiums decreased by $15,000, or 31.25% from $48,000 for the six months ended March 31, 2010, to $33,000 for the six months March 31, 2011. This decrease was the result of the recording of additional FDIC expenses during the six months ended March 31, 2010, after the depletion of the one-time assessment credit in the quarter ending September 2009.

Income Taxes. The provision for income taxes decreased by $21,000, or 13.04%, to $140,000 for the six months ended March 31, 2011, from $161,000 for the six months ended March 31, 2010. The Company changed its accounting method for taxes from cash basis to accrual basis for the fiscal year ended September 30, 2010 and therefore anticipates a decrease in the current provision for income taxes.

Total Comprehensive Income. Total comprehensive income for the six months ended March 31, 2011, and March 31, 2010 consisted of net income and the change in unrealized gains on investment securities available-for-sale, net of tax. Total comprehensive income was $221,000 and $265,000 for the six months ended March 31, 2011 and 2010, respectively. The decrease of $44,000, or 16.60%, in total comprehensive income resulted from an increase in net income of $10,000 offset by a decrease in adjustments to other comprehensive income of $54,000 from a change in unrealized gains on investment securities available-for-sale.

Comparison of Operating Results for the Years Ended September 30, 2010 and 2009

Overview. Net income increased by $68,000, or 15.28%, to $513,000 for the year ended September 30, 2010, from $445,000 for the year ended September 30, 2009. Net interest income, excluding capitalized interest, increased $427,000, or 22.07%, to $2,362,000 for the year ended September 30, 2010, from $1,935,000 for the year ended September 30, 2009. Provision for loan and lease losses increased by $18,000, or 9.89%, to $200,000 for the year ended September 30, 2010, from $182,000 for the year ended September 30, 2009. Non-interest income decreased by $25,000, or 15.92%, from $157,000 for the year ended September 30, 2009. to $132,000 for the year ended September 30, 2010. Non-interest expenses increased by $344,000, or 27.72%, from $1,241,000 for the year ended September 30, 2009, to $1,585,000 for the year ended September 30, 2010. Income taxes decreased $73,000, or 27.14%, from $269,000 for the year ended September 30, 2009 to $196,000 for the year ended September 30, 2010.

Net Interest Income. Net interest income, excluding capitalized interest, increased by $427,000, or 22.07%, to $2,362,000 for the year ended September 30, 2010, from $1,935,000 for the year ended September 30, 2009. The increase primarily resulted from the combined effects of an increase of $256,000, or 7.45%, in interest and dividend income to $3,693,000 in the year ended September 30, 2010, from $3,437,000 in the year ended September 30, 2009, and a decrease of $171,000 in interest expense to $1,331,000 for the year ended September 30, 2010, from $1,502,000 for the year ended September 30, 2009. The increase in interest and dividend income was mainly the result of a $5,991,000 increase in the average balance of interest earning assets from September 30, 2009, to September 30, 2010. Interest expense decreased due to a combination of a decrease in the average rates paid on deposits and borrowings to 2.26% at September 30, 2010, from 2.85% at September 30, 2009, offset by an increase in interest-bearing liabilities of $6,129,000 from September 30, 2009 to September 30, 2010.

For the year ended September 30, 2010, the average yield on interest-earning assets was 5.78%, compared to 5.94% for the year ended September 30, 2009. The average cost of interest-bearing liabilities was 2.26% for the year ended September 30, 2010, compared to 2.85% for the year ended September 30, 2009. The average balance of interest-earnings assets increased by $5,991,000 to $63,872,000 for the year ended September 30, 2010, compared to $57,880,000 for the year ended September 30, 2009. The average balance of interest-bearing liabilities increased by $6,129,000 to $58,827,000 for the year ended September 30, 2010, from $52,698,000 for the year ended September 30, 2009.

Due to lower funding costs, the average interest rate spread was 3.52% for the year ended September 30, 2010, compared to 3.09% for the year ended September 30, 2009. The average net interest margin was 3.70% for the year ended September 30, 2010, compared to 3.34% for the year ended September 30, 2009.

Provision for Loan and Lease Losses. The Company establishes a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan and leases losses at a level the Company considers necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimated at the balance sheet date. In determining the level of the allowance for loan and lease losses, the Company considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of non-performing loans. The amount of the allowance is based on estimates and actual losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change as more information becomes available. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan and lease losses as required in order to maintain the allowance.

The provision for loan and lease losses increased $18,000, or 9.89%, to $200,000 for the year ended September 30, 2010, from $182,000 for the year ended September 30, 2009. The primary factors that contributed to the increase in the provision for loan and lease losses were the increase in classified loans from September 2009, the establishment of a specific allowance for our impaired loan of $36,000 at September 30, 2010, and the uncertainty regarding the housing market. The Bank recorded net charge-offs of $86,000 and $65,000 for the years ended September 30, 2010 and September 30, 2009, respectively.

Non-Interest Income. Non-interest income was $132,000 for the year ended September 30, 2010, which was a decrease of $25,000, or 15.92% from $157,000 for the year ended September 30, 2009. Service charges and fees decreased by $27,000, or 18.37% from $147,000 at September 30, 2009, to $120,000 at September 30, 2010. This decrease in service fees and charges was primarily due to a decrease in loan settlements during the fiscal year.

Non-Interest Expense. Non-interest expense increased by $344,000, or 27.72% to $1,585,000 for the year ended September 30, 2010, from $1,241,000 for the year ended September 30, 2009. Salaries, fees and employment expenses increased by $233,000, or 30.18% to $962,000 for the year ended September 30, 2010, from $739,000 for the year ended September 30, 2009. The increase in salaries, fees and employment expenses was the result of hiring a chief financial officer and an assistant branch manager and recording compensation expense relating to the release of shares from the Employee Stock Ownership Plan. Premises and equipment expenses increased by $101,000, or 140.28% from $72,000 for the year ended September 30, 2009, to $173,000 for the year ended September 30, 2010. The increase was the result of expenses associated with the new headquarters facility that was completed in September 2009. FDIC insurance premiums increased by $41,000, or 89.13%, from $46,000 for the year ended September 30, 2009, to $87,000 for the year ended September 30, 2010. Several factors attributed to the increase in FDIC insurance premiums including, an increase in the FDIC quarterly multiplier, which is used to compute the payment amount and the depletion of the one-time assessment credit both occurring in the second quarter of 2009. Other operating expenses decreased by $24,000, or 17.65% from $136,000 for the year ended September 30, 2009, to $112,000 for the year ended September 30, 2010. This was primarily the result of a decrease in advertising costs which were $10,000 for the year ended September 30, 2010, down $13,000, or 56.52% from $23,000 for the year ended September 30, 2009. Additional advertising costs were incurred in 2009 due to the opening of the new headquarter facility in September 2009.

Income Taxes. The provision for income taxes decreased $73,000, or 27.14%, to $196,000 for the year ended September 30, 2010, from $269,000 for the year ended September 30, 2009. This decrease was in part due to the change in accounting method for tax purposes from the cash to accrual basis of accounting. The change that occurred for the tax year ending September 30, 2010, provides the Company with a tax deduction to be taken over the next three fiscal years.

Total Comprehensive Income. Total comprehensive income for the years ended September 30, 2010 and 2009, consisted of net income and the change in unrealized gains on investment securities available for sale, net of tax. Total comprehensive income was $583,000 and $597,000 for the years ended September 30, 2010 and 2009, respectively. The decrease in total comprehensive income resulted from an increase in net income of $68,000 and a decrease in adjustments to other comprehensive income of $82,000 from a change in unrealized gains on investment securities available for sale.

Average Balances and Yields

The following table sets forth average balance sheets, average yields and costs, and certain other information at the date and for the periods indicated. All average balances are based on daily averages, unless otherwise noted. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	Six Months Ended March 31,
	2011			2010
	Average Outstanding Balance	Interest Income/ Expense	Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest earning assets
Loans	$54,219	$1,694	6.25%	$50,584	$1,677	6.63%
Federal funds sold and interest-bearing deposits in other banks	1,777	1	0.16	3,466	2	0.11
Certificates of deposit	2,232	13	1.21	—	—	—
Investment securities	9,739	181	3.72	6,849	154	4.50
Federal Home Loan Bank stock	599	2	0.58	601	1	0.34

Total interest earning assets	68,566	$1,891	5.52%	61,501	$1,834	5.96%

Non-interest earning assets	4,071			4,106

Total assets	$72,637			$65,607

Interest bearing liabilities
Interest bearing demand deposits	$4,191	$16	0.78%	$3,664	$20	1.10%
Savings deposits	9,563	41	0.86	9,252	50	1.09
Certificates of deposit	36,354	380	2.09	33,819	485	2.87
Borrowed funds	10,627	140	2.63	11,000	140	2.54

Total interest bearing liabilities	60,735	$577	1.90%	57,735	$695	2.41%

Non-interest bearing liabilities	945			940

Total liabilities	61,680			58,675
Retained earnings	10,957			6,932

Total liabilities and retained earnings	$72,637			$65,607

Net interest income(2)		$1,314			$1,139

Net interest rate spread			3.62%			3.57%
Net interest earning assets	$7,831			$3,767

Net interest margin(3)			3.83%			3.71%
Average of interest earning assets to interest bearing liabilities			112.89%			106.52%

(1)	Average loan balances include nonaccrual loans. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)	Yields are based on the historical cost balances of the related assets and do not give effect to changes in fair value that are included as a component of equity. Yields on tax exempt obligations have not been computed on a tax equivalent basis.
(3)	Equals net interest income divided by average earning assets.

	Years Ended September 30,
	2010			2009
	Average Outstanding Balance	Interest Income Expense	Yield/ Rate	Average Outstanding Balance	Interest Income Expense	Yield/ Rate
	(Dollars in thousands)
Interest earning assets
Loans	$51,369	$3,361	6.54%	$48,090	$3,134	6.52%
Federal funds sold and interest-bearing deposits in other banks	3,432	5	0.15	3,266	8	0.26
Certificates of deposit	1,139	12	1.08	—	—	—
Investment securities	7,332	313	4.28	5,943	294	4.95
Federal Home Loan Bank stock	599	2	0.35	581	1	0.22

Total interest earning assets	63,871	$3,693	5.78%	57,880	$3,437	5.94%

Non interest earning assets	4,193			2,397

Total assets	$68,064			$60,277

Interest bearing liabilities
Interest bearing demand deposits	$4,085	$41	1.01%	$2,789	$40	1.45%
Savings deposits	9,473	102	1.08	9,211	108	1.17
Certificates of deposit	34,442	908	2.64	29,946	1,069	3.57
Borrowed funds	10,827	280	2.59	10,751	285	2.66

Total interest bearing liabilities	58,827	$1,331	2.26%	52,697	$1,502	2.85%

Non-interest bearing liabilities	1,157			1,004

Total liabilities	59,984			53,701
Retained earnings	8,080			6,576

Total liabilities and retained earnings	$68,064			$60,277

Net interest income(2)		$2,362			$1,935

Net interest rate spread			3.52%			3.09%
Net interest earning assets	$5,044			$5,183

Net interest margin(3)			3.70%			3.34%
Average of interest earning assets to interest bearing liabilities			108.57%			109.83%

(1)	Average loan balances include nonaccrual loans. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Yields are based on the historical cost balances of the related assets and do not give effect to changes in fair value that are included as a component of equity. Yields on tax exempt obligations have not been computed on a tax equivalent basis.
(3)	Equals net interest income divided by average earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (1) changes in volume, which is the change in volume multiplied by prior year rate, and (2) changes in rate, which is the change in rate multiplied by prior year volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended March 31, 2011 vs. 2010			Years Ended September 30, 2010 vs. 2009			Years Ended September 30, 2009 vs. 2008
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$234	$(201)	$33	$214	$13	$227	$682	$29	$711
Federal funds sold and interest-bearing deposits in other banks	(2)	1	(1)	—	(4)	(4)	9	(95)	(86)
Certificates of deposit	27	—	27	12	—	12	—	—	—
Investment securities	119	(65)	54	64	(46)	18	(122)	2	(120)
Federal Home Loan Bank stock	—	1	1	—	1	1	6	(23)	(17)

Total interest-earning assets	$378	$(264)	$114	$290	$(36)	$254	$575	$(87)	$488

Interest-bearing liabilities:
Interest-bearing demand deposits	$5	$(13)	$(8)	$16	$(15)	$1	$14	$(25)	$(11)
Saving deposits	3	(22)	(19)	3	(10)	(7)	(2)	(8)	(10)
Certificates of deposit	63	(273)	(210)	139	(300)	(161)	146	(303)	(157)
Borrowed funds	(9)	10	1	2	(7)	(5)	154	(93)	61

Total interest- bearing liabilities	$62	$(298)	$(236)	$160	$(332)	$(172)	$312	$(429)	$(117)

Change in net interest income	$316	$34	$350	$130	$296	$426	$263	$342	$605

Management of Market Risk

General. Because the net present value of the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. We are vulnerable to an increase in interest rates to the extent that our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. The board of directors is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have emphasized the origination of fixed-rate mortgage loans in our portfolio in order to maximize our net interest income and control credit risk. We accept increased exposure to interest rate fluctuations as a result of our investment in such loans. In a period of rising interest rates, our net interest rate spread and net interest income may be negatively affected. We have sought to manage and mitigate our exposure to interest rate risks in the following ways:

•	We maintain adequate levels of short-term liquid assets, totaling $2,897,000 at March 31, 2011;

•	We lengthen the weighted average maturity of our liabilities through retail deposit pricing strategies and the use of Federal Home Loan Bank advances;

•	We invest in shorter-to medium-term securities and in securities with step-up rate features providing for increased interest rates prior to maturity according to a predetermined schedule; and

•	We maintain high levels of capital.

In the future, we intend to take additional steps to reduce interest rate risk, including originating construction loans and lines of credit and selling a portion of the one-to four-family non-owner occupied investor loans we originate.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value, or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals 1%. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides Fairmount Bank the results of the interest rate sensitivity model, which is based on information Fairmount Bank provides to the Office of Thrift Supervision to estimate the sensitivity of its net portfolio value.

Quantitative Analysis. The table below sets forth, as of March 31, 2011, the estimated changes in Fairmount Bank’s NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest Rates (basis points)(1)	Estimated NPV(2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets(3)
		Amount	Percent	NPV Ratio(4)	Change in Basis Points
	(Dollars in thousands)
+300 bp	$ 7,852	$(5,241)	(40.0)%	11.07%	(601)
+200 bp	9,618	(3,476)	(26.5)	13.20	(389)
+100 bp	11,397	(1,696)	(13.0)	15.23	(185)
+50 bp	12,338	(755)	(5.8)	16.29	(79)
0 bp	13,093	—	—	17.09	—
-50 bp	13,671	578	4.2	17.67	59
-100 bp	14,267	1,174	9.0	18.29	121

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at March 31, 2011, in the event of a 200 basis point increase in interest rates, Fairmount Bank would experience a 26.5% decrease in net present value. In the event of a 100 basis point decrease in interest rates, Fairmount Bank would experience a 9.0% increase in net portfolio value. The net portfolio value is calculated pursuant to a model determined by the Office of Thrift Supervision by using information provided by Fairmount Bank. Based on the information provided by Fairmount Bank, the net portfolio value of Fairmount Bank was $13,093,000, which was $3,859,000, or 41.79% above Fairmount Bank’s equity of $9,234,000 at March 31, 2011. The current net portfolio value of Fairmount Bank’s assets and deposit intangibles was $76,633,000, compared to total assets of $72,710,000 at March 31, 2011. This was a difference of $3,923,000, or 5.40%, between the net portfolio value of assets and total assets as of March 31, 2011. The current net portfolio value of Fairmount Bank’s liabilities and off-balance sheet contracts was $63,540,000, compared to total liabilities of $63,476,000 at March 31, 2011. This was a difference of $64,000, or 0.10%, in the net portfolio value of liabilities and total liabilities as of March 31, 2011.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of Fairmount Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Fairmount Bank’s net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities of securities. In addition, we have the ability to borrow funds from the Federal Home Loan Bank of Atlanta, and we have a credit availability with a correspondent bank. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The board of directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of March 31, 2011.

We monitor and adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short-and intermediate-term securities.

Our most liquid assets are cash and cash equivalents, which include federal funds sold and interest-bearing deposits in other banks. The level of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2011, cash and cash equivalents totaled $2,897,000. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $5,432,000 at March 31, 2011.

At March 31, 2011, we had $353,000 in mortgage loan commitments outstanding. In addition, at that date, we had $4,503,000 unused lines of credit to borrowers and standby letters of credit. Certificates of deposit due within one year of March 31, 2011, totaled $25,625,000, or 50.01%, of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other deposits and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay on the certificates of deposit due on or before March 31, 2012. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are originating loans and investment securities. During the six months ended March 31, 2011, and the year ended September 30, 2010, we originated $6,969,000 and 13,261,000 respectively, of loans. During the six months ended March 31, 2011, and the year ended September 30, 2010, we purchased $1,372,000 and $6,029,000 of investment securities, respectively.

Financing activities consist primarily of activity in deposit accounts. We experienced a net increase in total deposits of $1,266,000 for the six months ended March 31, 2011, and $4,132,000 for the year ended September 30, 2010. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Fairmount Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2011, Fairmount Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 12 of the Notes to the Financial Statements.

We have the capacity to borrow up to $21,800,000 with the Federal Home Loan Bank of Atlanta. Our outstanding borrowings with the Federal Home Loan Bank of Atlanta at March 31, 2011, were $10,500,000. We also have a credit availability of $1,500,000 with a correspondent bank. There were no borrowings outstanding at March 31, 2011, under this facility.

Off-Balance Sheet Arrangements

As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to the loans we make. For additional information, see Note 14 of the Notes to the Financial Statements.

Recent Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The new disclosure guidance will significantly expand the existing requirements and will lead to greater transparency into a company’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period will become effective for both interim and annual reporting periods ending at December 31, 2010. Specific items regarding activity that occurred before the issuance of the ASU, such as the allowance roll forward and modification disclosures, will be required for periods beginning after December 31, 2010.

On September 15, 2010, the SEC issued Release No. 33-9142, “Internal Control Over Financial Reporting In Exchange Act Periodic Reports of Non-Accelerated Filers”. This release issued a final rule adopting amendments to its rules and forms to conform them to Section 404(c) of the Sarbanes-Oxley Act of 2002 (SOX), as added by Section 989G of the Dodd-Frank Wall Street Reform and Consumer Protection Act. SOX Section 404(c) provides that Section 404(b) shall not apply with respect to any audit report prepared for an issuer that is neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934. Release No. 33-9142 was effective September 21, 2010.

On September 17, 2010, the SEC issued Release No. 33-9144, “Commission Guidance on Presentation of Liquidity and Capital Resources Disclosures in Management’s Discussion and Analysis”. This interpretive release is intended to improve discussion of liquidity and capital resources in Management’s Discussion and Analysis of Financial Condition and Results of Operations in order to facilitate understanding by investors of the liquidity and funding risks facing the registrant. This release was issued in conjunction with a proposed rule, “Short-Term Borrowings Disclosures”, that would require public companies to disclose additional information to investors about their short-term borrowing arrangements. Release No. 33-9144 was effective on September 28, 2010.

On October 18, 2010, the SEC issued Release No. 33-9153, Shareholder Approval of Executive Compensation and Golden Parachute Compensation. This release proposed requires public companies to provide stockholder advisory vote on executive compensation. On January 25, 2011, the SEC adopted the rule requiring public companies to provide stockholders with an advisory “say-on-pay” vote at least once every three years beginning with the annual stockholders’ meetings taking place after January 21, 2011. The rule also requires companies to provide additional disclosures on say-on-pay votes in their proxy statements filed on or after April 25, 2011. The release will not have a material impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations”. The guidance requires pro forma disclosure for business combinations that occurred in the current period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting. If comparative financial statements are presented, the pro forma information should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. ASU 2010-29 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of the new guidance is not expected to have a material impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts”. The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exits. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is permitted. The adoption of the new guidance is not expected to have a material impact on the our consolidated financial statements.

In January 2011, the FASB issued ASU 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20”. The amendments in this ASU temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, the guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. The release will not have a material impact on our consolidated financial statements.

In April 2011, the FASB issued ASU 2011-02, “A Creditor’s Determination of Whether a Restructuring Is A Troubled Debt Restructuring”. The ASU provides additional guidance to creditors in determining what constitutes a troubled debt restructuring. The ASU also amends ASU 2010-20 to defer the disclosure of troubled debt restructurings to coincide with the effective date of this ASU. ASU 2011-02 is effective for interim and annual periods beginning on or after June 15, 2011 for public entities and interim and annual periods ending on or after December 15, 2012 for nonpublic entities. The release will not have a material impact on our consolidated financial statements.

The SEC has issued Final Rule No. 33-9002, “Interactive data to Improve Financial Reporting”, which requires companies to submit financial statements in XBRL (extensible business reporting language) format with their SEC filings on a phased-in schedule. Large accelerated filers and foreign large accelerated filers using U.S. GAAP were required to provide interactive data reports starting with their first quarterly report for fiscal periods ending on or after June 15, 2010. All remaining filers are required to provide interactive data reports with their first quarterly report for fiscal periods ending on or after June 15, 2011. The release will not have a material impact on our consolidated financial statements.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF FAIRMOUNT BANCORP, INC.

Fairmount Bancorp, Inc. was incorporated under the laws of the State of Maryland in November 2009. We own all of the issued and outstanding stock of Fairmount Bank. We have one office located in Baltimore County, Maryland. We are a community-oriented savings institution offering a variety of financial products and services to meet the needs of the communities it serves. We deliver personalized service and respond promptly to customer needs and inquiries. We believe that our community orientation is attractive to its customers and distinguishes it from larger banks that operate in its market area. Our principal business consists of attracting retail deposits from the general public in the areas surrounding our main office and investing those deposits, together with funds generated from operations, primarily in one-to four-family residential mortgage loans. We hold our loans for long-term investment purposes. We also invest in various investment securities. Our revenue is derived principally from interest on loans and investments. Our primary sources of funds are deposits, and principal and interest payments on loans and securities.

The Bank was founded in 1879 as a state-chartered mutual savings and loan association with the name “The Fairmount and Chapel Streets Permanent Building, Savings and Loan Assn. No. 1 Inc.” In 1960, the name of the association was changed to “The Fairmount Savings and Loan Association, Inc.” and the association became insured by the Maryland Savings Share Insurance Corporation. In 1985, the association converted to a mutual savings bank, changed its name to “Fairmount Federal Savings Bank” and became federally insured. In May 2009, in conjunction with its 130th anniversary, the savings bank changed the name to “Fairmount Bank” under its federal charter. The change in corporate title signified Fairmount Bank’s desire to broaden and expand its services and strengthen its community presence.

On June 2, 2010, in accordance with a Plan of Conversion adopted by its Board of Directors and approved by its members, Fairmount Bank converted from a federal mutual savings bank to a federal stock savings bank and became the wholly owned subsidiary of the Company. The conversion was accomplished through the sale and issuance of 444,038 shares of common stock at a price of $10.00 per share, through which the Company received net proceeds of approximately $3,742,000. In connection with the conversion, the Bank’s Board of Directors adopted an employee stock ownership plan, or ESOP, which subscribed for 8% of the shares, or 35,523 shares of common stock sold in the offering. Accordingly, the reported results for the year ended September 30, 2009, relate solely to the operations of the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

Fairmount Bank is regulated by the Office of Thrift Supervision, or OTS, and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation, or FDIC, under the Deposit Insurance Fund. Fairmount Bank is a member of the Federal Home Loan Bank System.

At March 31, 2011, we had $72,902,000 in total assets, $11,052,000 in stockholders’ equity, $55,775,000 in net loans and $51,237,000 in deposits.

Market Area and Competition

We primarily serve communities located in Baltimore City and in Baltimore and Harford counties in Maryland from our office in the Rosedale area of Baltimore County, which is contiguous to Baltimore City, the largest city in Maryland, and located near the District of Columbia. The economy of the greater Baltimore metropolitan area constitutes a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. The largest employers in the Baltimore metropolitan area include the University System of Maryland, Johns Hopkins University, Johns Hopkins Hospital and Health System, U.S. Social Security Administration, Fort Meade, and Aberdeen Proving Ground.

We face significant competition in both originating loans and attracting deposits. Our market area has a large number of financial institutions, most of which are significantly larger institutions with greater financial resources than us, and all of which are competitors to varying degrees. Competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from non-depository competitors such as mutual funds, securities and brokerage firms and insurance companies.

Lending Activities

General. Our principal lending activity is the origination of fixed-rate, one-to four-family owner occupied residential mortgage loans with terms of up to 30 years and one-to four-family non-owner occupied investor mortgage loans with terms of up to 25 years, subject to a balloon payment at 7 or 10 years. At March 31, 2011, one-to four-family loans totaled $42,846,000, or 76.13%, of the total loan portfolio. Of the one-to four-family loans at March 31, 2011, of $25,552,000, or 45.40%, of the total loan portfolio were owner occupied. The remaining one-to four-family loans at March 31, 2011, of $17,294,000, or 30.73%, of the total loan portfolio, were non-owner occupied.

To a lesser extent, we also originate home equity and second mortgage loans, loans secured by other properties, construction and land development loans, secured commercial loans and savings loans. At March 31, 2011, home equity and second mortgage loans totaled $1,893,000, or 3.36%, of the total loan portfolio; loans secured by other properties totaled $2,352,000, or 4.18%, of the total loan portfolio; construction and land development loans totaled $4,995,000, or 8.87%, of the total loan portfolio; secured commercial loans totaled $1,648,000, or 2.93%, of the total loan portfolio; and savings loans totaled $18,000, or 0.03% of the total loan portfolio.

We do not offer “interest only” loans, where the borrower pays interest for an initial period after which the loan converts to a fully amortizing loan, nor do we offer “Option ARM” or negative amortization loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We also do not make loans that are known as “sub-prime” or “Alt-A” loans.

Our lending activities have increased significantly in recent years since the hiring of a new president and chief executive officer and a new loan officer. As a result, we have grown our loan portfolio from $32,240,000 at September 30, 2007, to $56,285,000 at March 31, 2011.

Loan Portfolio Composition. The following table sets forth the composition of the loan portfolio by type of loan at the dates indicated.

			At September 30,
	At March 31, 2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to four-family owner occupied	$25,552	45.40%	$24,060	45.51%	$22,162	43.99%
One-to four-family non-owner occupied	17,294	30.73	17,282	32.69	17,484	34.70
Home equity(1)	1,893	3.36	1,704	3.22	1,845	3.66
Mobile home	2,533	4.50	2,684	5.08	3,073	6.10
Secured by other properties	2,352	4.18	2,393	4.52	2,032	4.03
Construction and land development	4,995	8.87	3,770	7.13	2,747	5.45

Total real estate loans	54,619	97.04	51,893	98.15	49,343	97.93

			At September 30,
	At March 31, 2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial and consumer loans:
Secured commercial	1,630	2.90	907	1.72	848	1.69
Commercial leases	18	0.03	40	0.08	133	0.26
Savings account	18	0.03	26	0.05	60	0.12

Total commercial and consumer loans	1,666	2.96	973	1.85	1,041	2.07

Total loans	56,285	100.00%	52,866	100.00%	50,384	100.00%

Unamortized premiums and loan fees	399		439		548
Unearned income on loans	(420)		(427)		(378)
Allowance for loan losses	(489)		(334)		(220)

Total loans, net	$55,775		$52,544		$50,334

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Loan Portfolio Maturities. The following table sets forth maturity information at September 30, 2010, regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not reflect scheduled principal payments, unscheduled prepayments, or the ability of certain loans to reprice prior to maturity dates. Demand loans and loans having no stated repayment schedule are reported as being due in one year or less.

	One-to four Family Owner Occupied	One-to four Family Non-Owner Occupied	Home Equity(1)	Mobile Home	Secured by Other Properties	Construction and Land Development
	(In thousands)
Amounts due after September 30, 2010 in:
One year or less	$250	$—	$—	$—	$968	$2,431
After one year through two years	36	393	—	—	—	675
After two years through three years	50	654	57	—	—	223
After three years through five years	187	257	19	17	—	—
After five years through ten years	2,169	8,690	84	126	888	—
After ten years through fifteen years	4,714	7,022	479	332	365	—
After fifteen years	16,654	266	1,065	2,209	172	441

Total	$24,060	$17,282	$1,704	$2,684	$2,393	$3,770

	Secured Commercial	Commercial Leases	Savings	Total
	(In thousands)
Amounts due after September 30, 2010 in:
One year or less	$—	$20	$1	$3,670
After one year through two years	—	20	7	1,131
After two years through three years	428	—	—	1,412
After three years through five years	—	—	—	480
After five years through ten years	73	—	18	12,048
After ten years through fifteen years	406	—	—	13,318
After fifteen years	—	—	—	20,807

Total	$907	$40	$26	$52,866

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

The following table sets forth the dollar amount of all fixed-and adjustable-rate loans at September 30, 2010, that are contractually due after September 30, 2011.

	Due after September 30, 2011
	Fixed Rate	Adjustable Rate	Total
	(In thousands)
One-to four-family owner occupied	$23,810	$—	$23,810
One-to four-family non-owner occupied	17,282	—	17,282
Home equity(1)	710	994	1,704
Mobile home	2,684	—	2,684
Secured by other properties	1,425	—	1,425
Construction and land development	747	592	1,339
Secured commercial	907	—	907
Commercial leases	20	—	20
Savings	25	—	25

	$47,610	$1,586	$49,196

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

One-to Four-Family Owner Occupied Loans. A significant portion of our primary lending activity consists of the origination of first mortgage loans secured by one-to four-family owner occupied residential properties located in our market area. Loans are generated through our existing customers and referrals, real estate brokers and other marketing efforts. We generally have limited our real estate loan originations to the financing of properties located within our market area and have not made out-of-state loans. At March 31, 2011, $25,552,000, or 45.40% of the loan portfolio, consisted of one-to four-family owner occupied residential mortgage loans.

Our residential mortgage loans generally have terms of 15, 20 or 30 years. We offer only fixed-rate residential loans, and do not currently originate adjustable-rate mortgages. However, in the future, we may consider implementing a program to originate adjustable-rate residential mortgage loans. All of the owner occupied loans we originate are retained in our portfolio for long-term investment. Generally, we have not sold these loans in the secondary mortgage market. However, our loans are underwritten to secondary mortgage market standards. Fixed-rate mortgage loans amortize monthly with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

Under our real estate lending policy, a title insurance policy must be obtained for each real estate loan. We also require fire and extended coverage casualty insurance, in order to protect the properties securing our real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area. We require borrowers either to advance funds to an escrow account for the payment of real estate taxes and hazard insurance premiums or alternatively to provide us with other proof of the payment of taxes and an effective hazard insurance policy. We do not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.

Our residential mortgage loans customarily include due-on-sale clauses, which are provisions giving it the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan.

We generally limit the maximum loan to value ratio to 80% of the lesser of the appraised value or the purchase price of the property securing the loan, although we will occasionally originate loans with a loan to value ratio up to 90% of the appraised value or purchase price of the property. Any loan in excess of an 80% loan-to-value requires adequate private mortgage insurance.

When underwriting residential real estate loans, we review and verify each loan applicant’s employment, income and credit history and, if applicable, our experience with the borrower. Our policy is to obtain credit reports and financial statements on all borrowers and guarantors, and to verify references. Properties securing real estate loans are appraised by board-approved independent appraisers, although we may rely on county tax records on smaller loans. Appraisals are subsequently reviewed by our loan underwriting committee.

In the recent economic climate, many areas of the United States have experienced an increase in foreclosures. Management believes that foreclosures in our market area have also increased, but not to the same extent as in more severely impacted areas of the United States. We have experienced no foreclosures on our owner occupied loan portfolio during recent periods. Management believes this is due mainly to our conservative lending strategies, including our non-participation in “interest only,” “Option ARM,” “sub-prime” or “Alt-A” loans.

One-to Four-Family Non-Owner Occupied Loans. A portion of our lending activity consists of the origination of first mortgage loans secured by one-to four-family non-owner occupied residential properties in our market area. These loans are generated through our existing customer base and referrals, real estate brokers, real estate investors and other marketing efforts. As of March 31, 2011, $17,294,000, or 30.73%, of the total loan portfolio, consisted of this type of mortgage loan.

Most loans originated in this program have payment periods of 25 years, subject to a balloon payment at 7 or 10 years. We require that the properties be occupied at the time the loan is made and requires a minimum debt coverage ratio of 1.25 times. The maximum loan-to-value generally is 75%, and a majority of current loan originations are sold on a participation basis to other community banks. A majority of the properties are occupied by tenants receiving government vouchers that subsidize the rent payments. The subsidy represents a majority of the rent payment and is paid to the owner of the property who is responsible for the mortgage payment. While we plan to continue originating these loans, our planned growth is limited, since we expect to sell 90% to 95% participation in a majority of these loans. We receive loan fees as well as a servicing fee on these loans.

A title insurance policy must be obtained for each loan, and we require fire and extended coverage casualty insurance. We do not require environment testing unless specific concerns for hazards are identified by the appraiser.

Home Equity Second Mortgage Loans. Our home equity loans and our home equity lines of credit are secured by second mortgages on owner occupied one-to four-family residences. The maximum loan-to-value of these loans generally is 85%. At March 31, 2011, home equity loans and home equity lines of credit secured by second mortgages totaled $1,893,000, or 3.36% of total loans. Home equity loan consist of fixed-rate loans with terms up to a maximum of 20 years. At March 31, 2011, home equity loans totaled $702,000. Home equity lines of credit are adjustable monthly and tied to the prime rate. At March 31, 2011, home equity lines of credit totaled $1,191,000.

A home equity loan and a home equity line of credit can be used for a variety of purposes. The underwriting standards for the second mortgage include a title review, the recordation of a junior lien, a determination of the applicant’s ability to satisfy existing debt obligations and payments on the proposed loan, and the value of the collateral securing the loan.

Loans secured by second mortgages have greater risk than owner-occupied residential loans secured by first mortgages. When customers default on their loans, we attempt to foreclose on the property. However, the value of the collateral may not be sufficient to compensate for the amount of the unpaid loan, and we may be unsuccessful in recovering the remaining balance from these customers. In addition, decreases in property values could adversely affect the value of properties used as collateral for the loans.

Mobile Home Loans. As of March 31, 2011, mobile home loans totaled $2,533,000, or 4.50%, of the total loan portfolio. We ceased originating mobile home loans in June 2007, and no future originations of these types of loans are planned. Our mobile home loans were purchased from a third-party originator and funded by it at settlement. We paid a premium/loan origination fee to the third party originator, of which one-half was wired upon settlement and the remainder was retained by us in a depository account as a reserve for any losses or prepayments. At March 31, 2011, we had prepaid loan origination fees related to this program of $382,000, and the balance in the reserve account available to it was $104,000.

For us to have financed a mobile home loan, the mobile home must have been based on a permanent foundation. Mobile home lending involves additional risks as a result of higher loan-to-value ratios usually associated with these types of loans. Mobile home lending may also involve higher loan amounts than other types of loans. The most frequent purchasers of mobile homes are retirees and younger, first-time buyers. These borrowers may be deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history or limited financial resources. Mobile home loan customers have historically been more adversely impacted by weak economic conditions, loss of employment and increases in other household costs. Consequently, mobile home loans bear a higher rate of interest, have a higher probability of default and may involve higher delinquency rates and greater servicing costs relative to loans to more creditworthy borrowers. In addition, the values of mobile homes decline over time and higher levels of inventories of repossessed and used mobile homes may affect the values of collateral and result in higher charge-offs and provisions for loan losses.

Commercial Real Estate Lending Secured by Other Properties. Although our loan policies permit the origination of loans secured by commercial real estate, including multi-family dwellings, during recent years our loan portfolio has not included a significant amount of these loans. The current portfolio of these loans at March 31, 2011, totaled $2,352,000, or 4.18%, of total loans. The current loan-to-value of these loans generally does not exceed 80%, and all these loans include personal guarantees. We intend to implement a program emphasizing the origination of commercial real estate loans following the conversion, and expects that such loans will represent a more significant portion of our loan portfolio in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Loans secured by commercial real estate generally have larger loan balances and more credit risk than one- to four-family mortgage loans. The increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans. If the cash flows from the property are reduced, the borrower’s ability to repay the loan may be impaired. However, commercial real estate loans generally have higher interest rates than loans secured by one-to four-family real estate. We have a specific allowance for loan loss of $117,000 established against a loan secured by multi-family properties, which we purchased on a participation basis from another bank.

Construction and Land Development Loans. On a limited basis, we originate residential construction loans to individuals for the construction and permanent financing of their personal residences. Our business plan adopted in connection with the conversion contemplates an expansion of its construction loan activity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Construction loans to individuals are made on the same general terms as our one-to four-family mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Prior to making a commitment to fund a construction loan, we require an appraisal of the property by an independent appraiser. We also review and inspect each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on percentage of completion.

At March 31, 2011, the balance of these loans was $4,995,000, or 8.87%, of our total loans. When market conditions improve, we anticipate an expansion of our construction and land development loan activity. We limit speculative construction activity, as well as the speculative purchase of building lots. The maximum loan-to-value of these originations generally is 75%, and all these loans include personal guarantees.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose us to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties. In addition, many of these borrowers have more than one outstanding loan, so an adverse development with respect to one loan or credit relationship can expose us to significantly greater risk of non-payment and loss.

Commercial Business and Consumer Loans. Commercial business loans are made to borrowers that demonstrate the ability to repay the debt through corporate cash flows. The majority of our commercial business loans are secured by assignments of corporate assets and include personal guarantees of the business owners. At March 31, 2011, commercial business loans totaled $1,648,000, or 2.93%, of total loans.

Underwriting standards for commercial business loans include a review of the applicant’s tax returns, financial statements, credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan based on cash flows generated by the applicant’s business.

Commercial business loans generally have higher interest rates and shorter terms than one-to four-family residential loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business. We typically require a principal of the company obtaining a commercial business loan to personally sign the note as a co-borrower or guarantor.

Currently, the only consumer loans we offer consist of deposit account loans. At March 31, 2011, these loans totaled $18,000, or 0.03%, of total loans. Generally, these loans are made at an interest rate that is 2.00% above the account rate for up to 80% of the account balance and for a term through the next maturity date.

Loan Originations, Purchases and Sales. Loan originations are obtained through a variety of sources, including referrals from existing customers and real estate brokers. We hold the majority of our loan originations other than one-to four-family non-owner occupied loans for long term investment. Currently, the majority of one-to four-family non-owner occupied originations are sold on a 90%-95% participation basis to other community banks. However, there can be no assurance that these community banks will continue to participate in the originations of our non-owner occupied loans. During the fiscal year ended September 30, 2009, we purchased six owner-occupied loans from a local community bank. We may decide to purchase additional loans in the future.

The following table shows our loan origination, sale and principal repayment activity during the periods indicated.

	For the Six Months Ended March 31,		For the Years Ended September 30,
	2011	2010	2010	2009
	(In thousands)
Total loans at beginning of period	$52,866	$50,384	$50,384	$44,839

Loans originated:
Real estate:
One-to four-family owner occupied	3,682	2,467	4,233	1,932
One-to four-family non-owner occupied	197	3,625	4,338	13,994
Home equity(1)	78	116	340	318
Secured by other properties	—	—	195	550
Construction and land development	1,836	324	2,598	1,560
Commercial and consumer loans:
Secured commercial	1,168	1,490	1,490	995
Savings	9	54	67	105

Total loans originated	6,970	8,076	13,261	19,454

Loans purchased	—	—	—	1,110

Deduct:
Participation of originated loans	336	4,922	4,984	7,023
Principal repayments	3,215	2,534	5,795	7,996

Total deductions	3,551	7,456	10,779	15,019
Net loan activity	3,419	620	2,482	5,545

Total loans at end of period	$56,285	$51,004	$52,866	$50,384

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Loan Approval Procedures and Authority. Our lending activities are subject to written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

Our policies and loan approval limits are established by the board of directors. Upon receipt of a loan application from a prospective borrower, a credit report, tax returns and verifications are ordered or requested to confirm specific information relating to the loan applicant’s employment, income and credit standing. We require appraisals by independent, licensed, third-party appraisers of all real property secured loans, except where it relies on county tax records on smaller loans. All appraisers are approved by the board of directors annually. All loans are processed at our main office. The loan underwriting committee, comprised of Messrs. Solomon (Chairman), Yanke and Lally, approves all loans originated in amounts between $200,000 and $750,000. All loans in excess of $750,000 require board approval. Mr. Solomon’s lending authority is up to $200,000.

Loans to One Borrower. Generally a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At March 31, 2011, Fairmount Bank’s regulatory limit on loans to one borrower was $1,427,000. At that date, its largest lending relationship was $1,318,000 and consisted of one-to four-family non-owner occupied permanent mortgage and construction loans located in our primary market area. We were in compliance with the loans to one borrow limitations.

Asset Quality

General. When a loan is 15 days past due, we send the borrower a late notice. We generally also contact the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, we mail the borrower a letter reminding the borrower of the delinquency, and attempt to contact the borrower personally to determine the reason for the delinquency in order to ensure that the borrower understands the terms of the loan and the importance of making payments on or before the due date. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, we will send the borrower a final demand for payment and may recommend foreclosure. Loans are charged off when we believe that the recovery of principal is improbable. A summary report of all loans 30 days or more past due is provided to the board of directors each month.

Loans are automatically placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent.

We account for impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. When we classify a problem asset as impaired, we provide a specific reserve for that portion of the asset that is deemed uncollectible. As of March 31, 2011, we had an impaired loan of $770,000 with a specific allowance for loan losses of $117,000.

Loans may be periodically modified to make concessions to help a borrower remain current on the loan and to avoid foreclosure. Generally, the we do not forgive principal or interest on loan or modify the interest rate on loans that are below market rates. At March 31, 2011, and September 30, 2010, we had one loan secured by other properties in the amount of $770,000 that was restructured.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At March 31, 2011	At September 30,
		2010	2009
	(Dollars in thousands)
Non-accrual loans:
One-to four-family owner occupied	$—	$—	$—
One-to four-family non-owner occupied	675	114	362
Home equity(1)	—	—	—
Mobile home	—	—	52
Secured by other properties	770	—	—
Construction and land development	388	388	—
Secured commercial	—	—	—
Commercial leases	—	—	—
Savings	—	—	—

Total non-accrual loans	1,833	502	414
Loans delinquent 90 days or more and still accruing interest	—	—	—
Foreclosed assets	35	35	95

Total non-performing assets	1,868	537	509
Troubled debt restructuring	—	770	—

Total non-performing assets and troubled debt restructurings	$1,868	$1,307	$509

Ratios:
Non-performing loans to total loans	3.26%	0.95%	0.82%

Non-performing assets to total assets	2.56%	0.76%	0.79%

Non-performing assets and troubled debt restructurings to total assets	2.56%	1.84%	0.79%

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Non-owner occupied lending involves additional risks since the properties are not owner occupied, and borrowers who are not currently delinquent may become delinquent at a later date. Renters of these properties are less likely to be concerned with property upkeep.

For the six months ended March 31, 2011, and for the year ended September 30, 2010, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $63,000 and $15,000, respectively. Interest income of $4,000 was recognized on these loans for the six months ended March 31, 2011. Interest income of $26,000 was recognized on these loans for the year ended September 30, 2010.

At March 31, 2011, our non-performing loans consisted of five loan relationships, with an aggregate outstanding balance of $1,833,000 on such date, which is described below:

•

One commercial borrower with four loans secured by four one-to four-family non-owner occupied properties in Baltimore City with an outstanding balance of $188,000. We are currently working with a potential borrower to assume the loans against the properties and expect resolution during the third quarter of 2011. We believe we have adequately reserved for this loan relationship and do not anticipate any additional reserves or losses.

•

One commercial borrower with four loans secured by four one-to four-family non-owner occupied properties in Baltimore City with an outstanding balance of $317,000. We are currently in the process of foreclosing on the properties. We have hired a management company to maintain the properties and collect the rents. We believe we have adequately reserved for this loan relationship and do not anticipate any additional reserves or losses.

•

One commercial borrower with two loans secured by two one-to four-family non-owner occupied properties in Baltimore City with an outstanding balance of $170,000. We are currently in the process of foreclosing on the properties. We have hired a management company to maintain the properties and collect the rents. We believe we have adequately reserved for this loan relationship and do not anticipate any additional reserves or losses.

•

One commercial borrower with one loan secured by a five residential condominium units in Ocean City, Maryland and one commercial business property in Anne Arundel County with an outstanding balance of $770,000. This relationship is the result of a loan participation whereby we purchased 35% of the loan from the lead lender. On May 23, 2011, along with the lead lender, we took a deed in lieu of foreclosure on the five condominium units and have hired a management company to maintain the properties and collect the rents. We currently have a specific reserve established for this relationship in the amount of $117,000. We believe we have adequately reserved funds against this debt to enable recovery of the net loan value through the liquidation of the properties.

•

One commercial borrower with one loan secured by seven land lots ranging in size from one acre to twenty two acres, in Talbot County with an outstanding balance of $388,000. This relationship is the result of a participation whereby we purchased 35% of the loan from the lead lender. On May 13, 2011, along with the lead lender, we purchased the lots at a foreclosure sale. We believe we have adequately reserved funds against this debt to enable recovery of the net loan value through the liquidation of the properties.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention. As of March 31, 2011, we had $468,000 in loans designated as special mention.

When assets are classified as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When we classify a problem asset as loss, we provide a specific reserve for that portion of the asset that is uncollectible. Determinations as to the classification of assets and the amount of loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at March 31, 2011, we had $2,317,000 of classified assets, of which one asset totaling $770,000 was considered impaired based on a fair market value appraisal for which a specific allowance for loan loss in the amount of $117,000 was established.

On the basis of management’s review of our assets, we had classified or held as special mention the following assets as of the date indicated:

	At March 31, 2011	At September 30,
		2010	2009
	(In thousands)
Substandard	$2,317	$2,034	$601
Doubtful	—	—	—
Loss	—	—	—
Special mention	468	471	—

Total classified and special mention assets	$2,785	$2,505	$601

Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies by type and amount at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2011
Real estate loans:
One-to four-family owner occupied	—	$—	—	$—	—	$—
One-to four-family non-owner occupied	—	—	10	675	10	675
Home equity(1)	—	—	—	—	—	—
Mobile home	1	78	—	—	1	78
Secured by other properties	—	—	1	770	1	770
Construction and land development	—	—	1	388	1	388
Commercial and consumer loans:
Secured commercial	—	—	—	—	—	—
Commercial leases	—	—	—	—	—	—
Savings	—	—	—	—	—	—

Total	1	$78	12	$1,833	13	$1,911

At September 30, 2010
Real estate:
One-to four-family owner occupied	—	$—	—	$—	—	$—
One-to four-family non-owner occupied	1	81	1	114	2	195
Home equity(1)	—	—	—	—	—	—
Mobile home	—	—	—	—	—	—
Secured by other properties	—	—	—	—	—	—
Construction and land development	—	—	1	388	1	388
Commercial and consumer loans:
Secured commercial	—	—	—	—	—	—
Commercial leases	—	—	—	—	—	—
Savings	—	—	—	—	—	—

Total	1	$81	2	$502	3	$583

Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
(Dollars in thousands)
At September 30, 2009
Real estate:
One-to four-family owner occupied	—	$—	—	$—	—	$—
One-to four-family non-owner occupied	—	—	4	362	4	362
Home equity(1)	—	—	—	—	—	—
Mobile home	—	—	1	52	1	52
Secured by other properties	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial and consumer loans:	—
Secured commercial	—	—	—	—	—	—
Commercial leases	—	—	—	—	—	—
Savings	—	—	—	—	—	—

Total	—	$—	5	$414	5	$414

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Foreclosed and Repossessed Assets. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate until sold. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At March 31, 2011, we had $35,000 in foreclosed real estate.

Allowance for Loan Losses

General. The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. The evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of the loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. Such risk factors are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties, and there is a likelihood that different amounts would be reported under different conditions or assumptions. The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews the allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for estimated loan losses based upon judgments different from those of management.

The allowance generally consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

We will continue to monitor and modify our allowance for loan losses as conditions dictate. No assurances can be given that the level of allowance for loan losses will cover all of the inherent losses on the loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. At March 31, 2011, a specific reserve in the amount of $117,000 was established for a loan previously purchased on a participation basis from a local bank.

During December 2010, we repossessed a mobile home, which was subsequently sold during March 2011. The total principal loss that was charged against the mobile home loan reserve account, after the sale of the mobile home, was $19,000. During the fiscal year ending September 30, 2010, we repossessed a mobile home which was subsequently sold during September 2010. The total principal loss that was charged against the mobile home loan reserve account, after the sale of the mobile home, was $44,000. The losses on these mobile home repossessions were not charged against the allowance for loan losses. The mobile home loan portfolio is evaluated on a quarterly basis to assess the overall collection probability for the mobile home portfolio and includes the same evaluation process that is used for the loans included in the allowance for loan losses. The Company will continue to monitor the reserve account and modify its allowance for loan losses. We will continue to monitor the reserve account and modify the allowance for loan losses relative to mobile home loans.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or for the Six Months Ended March 31,		At or For the Years Ended September 30,
	2011	2010	2010	2009
	(Dollars in thousands)
Balance at beginning of period	$334	$220	$220	$103

Charge-offs:
Real estate:
One-to four-family owner occupied	—	—	—	—
One-to four-family non-owner occupied	—	—	—	40
Home equity(1)	—	—	—	—
Mobile home	—	—	—	—
Secured by other properties	—	—	—	—
Construction and land development	—	—	81	—

Total real estate loans	—	—	81	40

Commercial, consumer and other loans:
Secured commercial	—	—	—	—
Commercial leases	—	7	7	27
Savings	—	—	—	—
Other	—	—	—	—

Total commercial, consumer and other loans	—	7	7	27

Total charge-offs	—	7	88	67

Recoveries:
Real estate:
One-to four-family owner occupied	—	—	—	—
One-to-four-family non-owner occupied	—	—	—	—
Home equity(1)	—	—	—	—
Mobile home	—	—	—	—
Secured by other properties	—	—	—	—
Construction and land development	—	—	—	—
Total real estate loans	—	—	—	—

Commercial, consumer and other loans:
Secured commercial	—	—	—	—
Commercial leases	—	2	2	2
Savings	—	—	—	—
Other	—	—	—	—

Total commercial, consumer and other loans	—	2	2	2

Total recoveries	—	2	2	2

Net (charge-offs) recoveries	—	(5)	(86)	(65)
Provision for loan losses	155	60	200	182

Balance at end of year	$489	$275	$334	$220

Ratios:
Net charge-offs to average loans outstanding	*	0.13%	0.17%	0.14%
Allowance for loan losses to non-performing loans at end of period	26.71%	97.74%	66.64%	53.11%
Allowance for loan losses to total loans at end of period	0.87%	0.55%	0.63%	0.44%

*	Not meaningful.
(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31,
	2011			2010
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One-to four-family owner occupied	$39	$25,552	45.40%	$36	$23,665	46.40%
One-to four-family non-owner occupied	144	17,294	30.73	84	16,930	33.19
Home equity(1)	2	1,893	3.36	3	1,394	2.73
Mobile home	16	2,533	4.50	—	2,880	5.65
Secured by other properties	145	2,352	4.18	46	2,212	4.34
Construction and land development	136	4,995	8.87	63	2,801	5.49

Total real estate loans	482	54,619	97.04	232	49,882	97.80

Commercial and consumer loans:
Secured commercial	4	1,630	2.90	2	984	1.93
Commercial leases	—	18	0.03	2	78	0.15
Savings	—	18	0.03	—	60	0.12

Total commercial and consumer loans	4	1,666	2.96	4	1,122	2.20

Unallocated	3			39

Total loans	$489	$56,285	100.00%	$275	$51,004	100.00%

	At September 30,
	2010			2009
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One-to four-family owner occupied	$36	$24,060	45.51%	$33	$22,162	43.99%
One-to four-family non-owner occupied	75	17,282	32.69	86	17,484	34.70
Home equity(1)	3	1,704	3.22	4	1,845	3.66
Mobile home	—	2,684	5.08	—	3,073	6.10
Secured by other properties	57	2,393	4.52	10	2,032	4.03
Construction and land development	123	3,770	7.13	63	2,747	5.45

Total real estate loans	294	51,893	98.15	196	49,343	97.93

Commercial and consumer loans:
Secured commercial	5	907	1.72	2	848	1.69
Commercial leases	—	40	0.08	4	133	0.26
Savings	—	26	0.05	—	60	0.12

Total commercial and consumer loans	5	973	1.85	6	1,041	2.07

Unallocated	35			18

Total loans	$334	$52,866	100.00%	$220	$50,384	100.00%

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.

Investment Activities

General. We are permitted under federal law to invest in various types of liquid assets, including United States Government obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities, deposits at the Federal Home Loan Bank of Atlanta, certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Within certain regulatory limits, we may also invest a portion of our assets in commercial paper and corporate debt securities. We are also required to maintain an investment in Federal Home Loan Bank stock.

Our investment objectives are to maintain high asset quality, to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. The board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The board of directors is also responsible for implementation of the investment policy and monitoring investment performance. The board of directors reviews the status of the investment portfolio on a quarterly basis, or more frequently if warranted.

The current investment policy authorizes us to invest in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. The investment policy also permits investments in federal funds and deposits in other insured institutions. In addition, management is authorized to invest in investment grade state and municipal obligations, commercial paper and corporate debt obligations within regulatory parameters. We do not engage in any hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, zero coupon bonds and certain types of structured notes.

Generally accepted accounting principles require that, at the time of purchase, we designate a security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent to hold such security. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not maintain a trading portfolio. Establishing a trading portfolio would require specific authorization by the board of directors.

At March 31, 2011, the held to maturity portfolio, which is carried at amortized cost, totaled $4,638,000, or 6.36%, of total assets and the available-for-sale portfolio, which is carried at fair value, totaled $5,432,000, or 7.45%, of total assets. We also held, $1,749,000 in certificates of deposit, $750,000 in federal funds sold in other institutions, $48,000 in interest-bearing deposits in other banks, and $627,000 in Federal Home Loan Bank Stock of Atlanta at March 31, 2011.

United States Government and Federal Agency Obligations. While United States Government and federal agency securities generally provide lower yields than other investments in the securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments. At March 31, 2011, United States government and federal agency obligations consisted of fixed-rate callable Federal Home Loan Bank and Freddie Mac securities.

Mortgage-Backed Securities. We invest in mortgage-backed securities insured or guaranteed by Ginnie Mae, Freddie Mac or Fannie Mae. We have not purchased privately-issued mortgage-backed securities. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Ginnie Mae, Freddie Mac or Fannie Mae.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. In September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury has implemented a set of financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of bonds that they have issued or guaranteed.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates. At March 31, 2011, mortgage-backed securities consisted of $4,900,000 in fixed rate securities and $532,000 in variable rate securities.

Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

	At March 31, 2011		At September 30,
			2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held to maturity:
U.S. Government and federal agency obligations	$3,000	$2,940	$3,006	$3,006	$993	$998
State and municipal	1,638	1,643	772	818	773	799

Total securities held to maturity	4,638	4,583	3,778	3,824	1,766	1,797

Securities available for sale:
Mortgage-backed	5,273	5,432	5,286	5,510	3,215	3,328

Total investment securities	$9,911	$10,015	$9,064	$9,334	$4,981	$5,125

Investment Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2011, are summarized in the following table. Maturities are based on final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent adjustments have been made to the yields in the following table.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities held to maturity:
U.S. Government and federal agency obligations	—	—%	—	—	2,000	3.18%	$1,000	4.00%	$3,000	$2,940	3.45%
State and municipal	—	—	—	—%	1,116	3.81%	522	3.95%	1,638	1,643	3.85%

Total securities held to maturity	—	—%	—	—%	3,116	3.41%	1,522	3.98%	4,638	4,583	3.60%

Securities available for sale:
Mortgage- backed	—	—	—	—%	203	4.32%	5,070	4.06%	5,273	5,432	4.07%

Total investment securities	—	—	—	—%	$3,319	3.46%	$6,592	4.04%	$9,911	$10,015	3.85%

Sources of Funds

General. Deposits traditionally have been the primary source of funds for our lending and investment activities. In addition to deposits, we derive funds primarily from principal and interest payments on loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates, money market conditions and competition. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and may be used on a longer-term basis for general business purposes.

Deposits. We generate deposits primarily from within our market area. We rely on our competitive pricing and customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Deposit accounts consist of savings accounts, certificates of deposit and NOW accounts.

Total deposits increased to $51,237,000 at March 31, 2011, compared to $49,971,000 at September 30, 2010. Deposits are generated primarily from within our market area.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and deposit growth goals.

At March 31, 2011, we had a total of $36,836,000 in certificates of deposit, of which $25,625,000, or 69.57%, had remaining maturities of one year or less. Based on historical experience and its current pricing strategy, management believes we will retain a large portion of these accounts upon maturity.

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

	At March 31, 2011		At September 30,
			2010		2009
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Less than 1.00%	$1,526	2.98%	$54	0.11%	$—	—%
1.00%—1.99%	23,788	46.43	18,799	37.62	4,493	9.80
2.00%—2.99%	8,328	16.25	11,552	23.12	12,040	26.27
3.00%—3.99%	1,006	1.96	1,626	3.25	6,832	14.91
4.00%—4.99%	1,934	3.77	3,422	6.85	9,232	20.14
5.00%—5.99%	254	0.50	254	0.51	253	0.55

Total certificate accounts	36,836	71.89	35,707	71.46	32,850	71.67

Non-interest bearing deposits(1)	870	1.70	720	1.44	447	0.98
Interest bearing demand deposits	3,889	7.59	4,277	8.56	3,376	7.36
Savings	9,642	18.82	9,267	18.54	9,165	19.99

Total transaction accounts	14,401	28.11	14,264	28.54	12,988	28.33

Total deposits	$51,237	100.00%	$49,971	100.00%	$45,838	100.00%

(1)	Includes nondemand escrows.

The following table shows the average balance by each deposit type and the average rate paid on each type of deposit for the periods indicated.

	At March 31, 2011			At September 30,
				2010			2009
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in thousands)
Interest bearing demand deposits	$4,191	$16	0.78%	$4,085	$41	1.01%	$2,790	$40	1.45%
Savings	9,563	41	0.86	9,473	101	1.07	9,211	108	1.17
Certificates of deposit	36,354	380	2.09	34,441	908	2.64	29,946	1,069	3.57

Total deposits	$50,108	$437	1.74%	$47,999	$1,050	2.19%	$41,947	$1,217	2.90%

The following table sets forth the amount and maturities of certificates of deposits at March 31, 2011.

	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
Interest Rate:
Less than 1.00%	$1,526	—	—	—	$1,526	4.14%
1.00%—1.99%	15,456	6,778	1,554	—	23,788	64.58
2.00%—2.99%	6,236	1,020	714	358	8,328	22.61
3.00%—3.99%	882	—	8	116	1,006	2.73
4.00%—4.99%	1,442	492	—	—	1,934	5.25
5.00%—5.99%	83	171	—	—	254	0.69

Total	$25,625	$8,461	$2,276	$474	$36,836	100.00%

As of March 31, 2011, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $15,057,000. The following table sets forth the maturity of these certificates as of March 31, 2011.

	At March 31, 2011
	Amount	Weighted Average Rate
	(In thousands)
Three months or less	$1,110	2.29%
Over three months through six months	3,978	2.02
Over six months through one year	5,646	2.09
Over one year	4,323	2.00

Total	$15,057	2.32%

The following table sets forth deposit activities for the periods indicated.

	For the Six Months Ended March 31,		For the Years Ended September 30,
	2011	2010	2010	2009
	(In thousands)
Beginning balance	$49,971	$45,838	$45,838	$38,891
Net deposits before interest credited	829	2,666	3,082	5,730
Interest credited	437	555	1,051	1,217

Net increase in deposits	1,266	3,221	4,133	6,947

Ending balance	$51,237	$49,059	$49,971	$45,838

Borrowings. We may obtain advances from the Federal Home Loan Bank of Atlanta upon the security of the common stock we own in that bank and certain of its residential mortgage loans, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

The following table shows certain information regarding Federal Home Loan Bank advances at or for the dates indicated:

	At or for the Six Months Ended March 31,		At of For the Year Ended September 30,
	2011	2010	2010	2009
	(Dollars in thousands)
FHLB advances:
Average balance outstanding	$10,627	$11,000	$10,827	$10,751
Maximum outstanding at any month-end during the period	11,500	11,000	11,000	11,000
Balance outstanding at the end of the period	10,500	11,000	10,000	11,000
Average interest rate during the period	2.63%	2.54%	2.59%	2.66%
Weighted average interest rate at end of period	2.58%	2.50%	2.71%	2.50%

Properties

We conduct our operations from our sole office located at 8216 Philadelphia Road, Baltimore, Maryland 21237. The net book value of the premises, land and equipment at 8216 Philadelphia Road was $2,652,000 at March 31, 2011. We also own a contiguous property that may be developed and sold. At March 31, 2011, the book value of this property was $162,000. In addition, the previous headquarters was held by Fairmount Bank at March 31, 2011, in the amount of $77,000. This property was sold in May 2011 for $220,000.

Subsidiary Activities

Fairmount Bank has no subsidiaries.

As a federally chartered savings association, Fairmount Bank is permitted by Office of Thrift Supervision regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries. Fairmount Bank may invest an additional 1% of its assets in service corporations if the additional funds are used for inner-city or community development purposes, and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, Fairmount Bank may invest an unlimited amount in operating subsidiaries engaged solely in activities in which Fairmount Bank may engage as a federal savings bank.

Legal Proceedings

At March 31, 2011, Fairmount Bank was not involved in any legal proceeding, the outcome of which is believed to be material to its financial condition or results of operations.

Expense and Tax Allocation

Fairmount Bank entered into an agreement with Fairmount Bancorp, Inc. to provide it with certain administrative support services, whereby Fairmount Bank will be compensated at not less than the fair market value of the services provided. In addition, Fairmount Bank and Fairmount Bancorp, Inc. entered into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of March 31, 2011, Fairmount Bank had 11 full-time employees and one part-time employee. The employees are not represented by any collective bargaining group. Management believes that Fairmount Bank has a good working relationship with its employees.

SUPERVISION AND REGULATION

General

Fairmount Bancorp, Inc., a Maryland corporation, is the parent holding company for Fairmount Bank. Fairmount Bank made an election to be considered a “savings association” for purposes of holding company regulations. Fairmount Bancorp registered as a savings and loan holding company and is required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision, or OTS (or its successor). Fairmount Bancorp is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Fairmount Bank is examined and supervised by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Fairmount Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System (the “Federal Reserve Board”). The Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The OTS will examine the Bank and prepare reports for the consideration of its board of directors on any operating deficiencies. The Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of the Bank’s loan documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on the Company, the Bank and their operations.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the OTS’s functions relating to federal savings associations, including rulemaking authority, are to be transferred to the Comptroller of the Currency within one year of the July 21, 2010 date of enactment of the new legislation, unless extended by up to six months by the Secretary of the Treasury. The thrift charter has been preserved and a new Deputy Comptroller of the Currency will supervise and examine the federal savings associations and savings banks.

Fairmount Bancorp, Inc., as a savings and loan holding company, is required to file certain reports with, is subject to examination by, and other wise must comply with the rules and regulations of the OTS. Fairmount Bancorp, Inc. is also subject to the rules and regulations of the SEC under the federal securities laws. Moreover, under the Dodd-Frank Act, the functions of the OTS relating to savings and loan holding companies and their subsidiaries, as well as, rulemaking and supervision authority over thrift holding companies, will be transferred to the Federal Reserve Board.

Certain of the regulatory requirements that are or will be applicable to the Bank and the Company are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on the Bank and the Company and is qualified in its entirety by reference to the actual statutes and regulations.

New Federal Legislation

The recently enacted Dodd-Frank Act will significantly change the current bank regulatory structure and affect the lending, investment, trading, and operating activities of financial institutions and their holding companies. The Dodd-Frank Act will eliminate the Company’s current primary federal regulator, the OTS, and will require Fairmount Bank to be regulated by the Office of the Comptroller of the Currency, or OCC (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Federal Reserve Board to supervise and regulate all savings and loan holding companies like Fairmount Bancorp, Inc., in addition to bank holding companies which it currently regulates. As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, will apply to savings and loan holding companies. These capital requirements are substantially similar to the capital requirements currently applicable to Fairmount Bank, as described in “Federal Banking Regulation—Capital Requirements.” The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. Bank holding companies with assets of less than $500 million are exempt from these capital requirements. Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau (the “CFPB”) with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Fairmount Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The legislation also broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013. Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizing the SEC to promulgate rules that would allow stockholders to nominate and solicit voters for their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

Many of the requirements of the Dodd-Frank Act will be implemented over time and most will be subject to regulations implemented over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Fairmount Bank may invest in mortgage loans secured by residential real estate without limitation as a percentage of assets, and may invest in non-residential real estate loans up to 400% of capital in the aggregate, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, and in certain types of debt securities and certain other assets. Fairmount Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Fairmount Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4.0% leverage ratio (3.0% for savings associations receiving the highest rating on the CAMELS rating system) and an 8.0% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4.0% and 8.0%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings association. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At March 31, 2011, Fairmount Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2011, Fairmount Bank’s largest lending relationship with a single or related group of borrowers totaled $1,318,000, which represented 13.86% of Fairmount Bank’s unimpaired capital and surplus. Therefore, Fairmount Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Fairmount Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Fairmount Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Fairmount Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At March 31, 2011, Fairmount Bank maintained approximately 92.34% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. We maintain sufficient liquidity to ensure safe and sound operation in accordance with Office of Thrift Supervision regulations. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low-and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit

Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Fairmount Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance—insured institutions to publicly disclose their ratings.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as Fairmount Bank. Fairmount Bancorp, Inc. is an affiliate of Fairmount Bank. In general, loan transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliates are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral of specific types and in specified amounts ranging from 10% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings associations to maintain detailed records of all transactions with affiliates.

Fairmount Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Fairmount Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Fairmount Bank’s board of directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities in which the savings association will engage while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings association. Any holding company for the savings association required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings association’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2011, Fairmount Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institution and credit unions to $250,000 per depositor. Non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013. Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. An institution is assigned an assessment rate from 7 to 77.5 basis points based upon the risk category to which it is assigned.

The FDIC is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. The Dodd-Frank Act mandates that the statutory minimum reserve ratio of the Deposit Insurance Fund increase from 1.15% to 1.35% of insured deposits by September 30, 2020. Banks with assets of less than $10 billion are exempt from any additional assessments necessary to increase the reserve fund above 1.15%. As part of a plan to restore the reserve ratios to 1.15%, in 2009 the FDIC imposed a special assessment on all insured institutions equal to five basis points of assets less Tier 1 capital as of June 30, 2009, payable on September 30, 2009, in order to cover losses to the Deposit Insurance Fund resulting from bank failures. Fairmount Bank recorded an expense of $28,000 during the quarter ended September 30, 2009, to reflect the special assessment. In addition, the FDIC increased its quarterly deposit insurance assessment rates and amended the method by which rates are calculated.

In addition, in lieu of further special assessments, the FDIC required all insured depository institutions to prepay on December 30, 2009 their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. Estimated assessments for the fourth quarter of 2009 and for all of 2010 were based upon the assessment rate in effect on September 30, 2009, with 3 basis points added for the 2011 and 2012 assessment rates. In addition, a 5% annual growth in the assessment base was assumed. Prepaid assessments are to be applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future. Any unused prepayments will be returned to the institution on June 30, 2013. On December 30, 2009, Fairmount Bank prepaid approximately $217,000 in estimated assessment fees. Because the prepaid assessments represent the prepayment of future expense, they do not affect Fairmount Bank’s capital (the prepaid asset will have a risk-weighting of 0%) or tax obligations.

In November 2010, as required by the Dodd-Frank Act, the Federal Deposit Insurance Corporation proposed to revise the assessment base to consist of average consolidated total assets during the assessment period minus the average tangible equity during the assessment period. In addition, the proposed revisions would eliminate the adjustment for secured borrowings and make certain other changes to the impact of unsecured borrowings and brokered deposits on an institution’s deposit insurance assessment. The proposed rule also revises the assessment rate schedule to provide assessments ranging from five to 45 basis points. No assurance can be given as to the final form of the proposed regulations or its impact on Fairmount Bank.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not currently know of any practice, condition or violation that might lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2010, the annualized FICO assessment was equal to 1.02 basis points for each $100 in domestic deposits maintained at an institution.

Temporary Liquidity Guarantee Program. On October 14, 2008, the Federal Deposit Insurance Corporation announced a new program—the Temporary Liquidity Guarantee Program. This program has two components. One guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The Federal Deposit Insurance Corporation will pay the unpaid principal and interest on a Federal Deposit Insurance Corporation-guaranteed debt instrument upon the uncured failure of the participating entity to make a timely payment of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until June 30, 2012. In return for the Federal Deposit Insurance Corporation’s guarantee, participating institutions will pay the Federal Deposit Insurance Corporation a fee based on the amount and maturity of the debt. We opted not to participate in this component of the Temporary Liquidity Guarantee Program.

The other part of the Temporary Liquidity Guarantee Program provides full federal deposit insurance coverage for noninterest-bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 was assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. On August 26, 2009, the Federal Deposit Insurance Corporation extended the program until June 30, 2010. Institutions had until November 2, 2009 to decide whether to opt out of the extension which became effective on January 1, 2010. An annualized assessment rate between 15 and 25 basis points on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 was assessed depending on the institution’s risk category. On June 22, 2010, the Federal Deposit Insurance Corporation adopted a final rule extending the program until December 31, 2010 and retaining the discretion to further extend the program until December 31, 2011. The assessment rate remains the same from the prior extension. We opted not to participate in this component of the Temporary Liquidity Guarantee Program, or in its extensions.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted that provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program (“CPP”), which provides direct equity investment in perpetual preferred stock by the U.S. Treasury Department in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. We opted not to participate in the CPP.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Fairmount Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Fairmount Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2011, Fairmount Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by us are subject to state usury laws and federal laws concerning interest rates. Our operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

Our operations of Fairmount Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA Patriot Act and the related regulations of the Office of Thrift Supervision, which require savings associations operating in the United States, among other things, to develop anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. These compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Fairmount Bancorp, Inc. is a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. Fairmount Bancorp, Inc. is registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Fairmount Bancorp, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

Under the Dodd-Frank Act, the functions of the Office of Thrift Supervision relating to savings and loan holding companies and their subsidiaries, as well as rulemaking and supervision authority over thrift holding companies, will be transferred to the Federal Reserve Board no later than one year from the effective date of the legislation, subject to extension of up to six months if requested by the Secretary of the Treasury.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Permissible Activities. Under present law, the business activities of Fairmount Bancorp, Inc. are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including Fairmount Bancorp, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5.0% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5.0% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission, or SEC, a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued and sold pursuant to the stock offering.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates are subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Our common stock also is registered with the SEC under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act. We are subject to the proxy solicitation rules, insider trading restrictions, periodic reporting and other requirements of the SEC under the Exchange Act. Pursuant to our reporting requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the SEC’s website is www.sec.gov. Such reports and other information concerning us also can be retrieved by accessing our website at www.fairmountbank.com. Information on our website is not part of this prospectus.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer are required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

TAXATION

Federal Taxation

General. Fairmount Bancorp, Inc. and Fairmount Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. For federal income tax purposes, Fairmount Bancorp files a consolidated federal income tax return with its wholly owned subsidiary, Fairmount Bank, on a fiscal year basis. The applicable federal income tax expense or benefit is properly allocated to each subsidiary based upon taxable income or loss calculated on a separate company basis. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Fairmount Bancorp, Inc. and Fairmount Bank.

Method of Accounting. For federal income tax purposes, income and expenses are reported on the accrual method of accounting and Fairmount Bancorp will file its federal income tax return using a September 30 fiscal year end.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At March 31, 2011, we had no minimum tax credit carry forward.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2011, we had no net operating loss carry forward for federal income tax purposes.

Corporate Dividends. We may exclude from our income 100% of dividends received from Fairmount Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Our federal income tax returns have not been audited in the most recent five-year period.

Maryland Taxation

Fairmount Bancorp, Inc. is subject to Maryland’s Corporation Business Tax at the rate of 8.25% on its table income, before net operating loss deductions and special deductions for federal income tax purposes. Fairmount Bank is required to file Maryland income tax returns. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

MANAGEMENT OF FAIRMOUNT

Shared Management Structure

The directors of Fairmount Bancorp, Inc. are the same persons who are the directors of Fairmount Bank. In addition, each executive officer of Fairmount Bancorp, Inc. is also an executive officer of Fairmount Bank. We expect that Fairmount Bancorp, Inc. and Fairmount Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, executive officers and directors have been compensated for their services by Fairmount Bank. In the future, directors and executive officers may receive additional compensation for their services to Fairmount Bancorp, Inc.

Executive Officers of Fairmount Bancorp, Inc. and Fairmount Bank

The following table sets forth information regarding the executive officers of Fairmount Bancorp, Inc. and Fairmount Bank.

Name	Age(1)	Position
Joseph M. Solomon	61	President, Chief Executive Officer and Director
Jodi L. Beal, CPA	40	Vice President, Chief Financial Officer and Treasurer

(1)	As of March 31, 2011.

The executive officers of Fairmount Bancorp, Inc. and Fairmount Bank are elected annually.

Directors of Fairmount Bank and Fairmount Bancorp, Inc.

Fairmount Bancorp, Inc. has five directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Fairmount Bank will be elected by Fairmount Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of March 31, 2011, the years when they began serving as directors of Fairmount Bank and when their current terms expire:

Name	Position(s) Held With Fairmount Bank	Age(1)	Director Since	Current Term Expires
William G. Yanke	Chairman of the Board	66	1998	2014
Joseph M. Solomon	President, Chief Executive Officer and Director	61	2007	2014
Edward J. Lally	Director	64	1995	2012
Mary R. Craig	Director	58	2005	2012
Jay French	Director	68	2010	2013

(1)	As of March 31, 2011.

Board Independence

Since our common stock is quoted on the Over-the-Counter Electronic Bulletin Board, we are not subject to certain rules respecting the independence of directors applicable to companies traded on the Nasdaq Stock Market or on a national securities exchange. However, the board of directors has determined that each of our directors, with the exception of Mr. Solomon and Mr. Lally, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Solomon and Mr. Lally are not independent because Mr. Solomon serves as a compensated executive officer of Fairmount Bank and Mr. Lally served as the non-compensated Secretary of Fairmount Bank and provides printing services to Fairmount Bank.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers of Fairmount Bank have held their positions for the past five years.

William G. Yanke, Director of Fairmount Bank since 1998. Chairman of the Board of both Fairmount Bancorp, Inc. since inception in November 2009, and Fairmount Bank since 1998. Mr. Yanke is a Certified Public Accountant and has conducted an accounting and tax practice since 1974. Mr. Yanke’s accounting experience and contacts in the local community are among his qualifications to serve on the Board and to provide significant value to the Board.

Joseph M. Solomon. Director of Fairmount Bank since 2007. President, Chief Executive Officer, and a director of Fairmount Bancorp, Inc. since inception in November 2009, and Fairmount Bank since April 2007. Mr. Solomon is responsible for overseeing the day to day operations of the Company and Fairmount Bank. Previously, Mr. Solomon served as President, Chief Executive Officer and a director of Valley Bancorp, Inc. and its subsidiary, Valley Bank of Maryland, from December 1997 to January 2007, when the companies were sold in a negotiated transaction. Mr. Solomon’s banking experience and his knowledge of local markets are among his qualifications to serve on the Board and provide significant value to the Board.

Edward J. Lally. Director of Fairmount Bank since 1995. Director of Fairmount Bancorp, Inc., since inception in November 2009. Secretary of Fairmount Bank from 2002 until February 2011 and Secretary of the Company from inception until February 2011. Mr. Lally has been the President/Owner of Master Graphics, Inc., a printing and graphic design company since 1979. Mr. Lally’s business experience and contacts in the local community are among his qualifications to serve on the Board and provide significant value to the Board.

Mary R. Craig. Director of Fairmount Bank since 2005. Director of Fairmount Bancorp, Inc., since inception in November 2009. Ms. Craig has served as Administrative Law Judge for the Maryland Office of Administrative Hearings since September 2005. Prior to that, she was an attorney in private practice. Ms. Craig’s legal experience and contacts in the local community are among her qualifications to serve on the Board and provide significant value to the Board.

Jay T. French. Director of Fairmount Bank and Fairmount Bancorp, Inc., since December 2010. Mr. French has been retired since 2009. From 1982 until his retirement, he was President of the French Development Co., a real estate development company in Baltimore, Maryland, and Corporate Secretary of Tower Management Co., a property management company in Baltimore. Prior to that, Mr. French was a practicing attorney in Baltimore and Washington, D.C. Mr. French’s experience in the real estate industry and his contacts in the local business community are among his qualifications to serve on the Board and provide significant value to the Board.

Jodi L. Beal, CPA. Vice President, Chief Financial Office and Treasurer of Fairmount Bancorp, Inc., since its inception in November 2009, and Vice President, Chief Financial Officer and Treasurer of Fairmount Bank since September 2009. Ms. Beal served as Acting Chief Financial Officer of Fairmount Bank from September 2005 until September 2009. From 1998 until June 2005, she served as Senior Vice President and Chief Financial Officer of The Bank of Delmarva, Salisbury, Maryland and as Vice President and Secretary of Delmar Bancorp, the holding company for The Bank of Delmarva.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended September 30, 2010, the board of directors of Fairmount Bancorp, Inc. met two times and Fairmount Bank met twelve times.

The board of directors of Fairmount Bancorp, Inc. established an audit committee, a compensation committee, and a nominating and corporate governance committee.

The audit committee consists of Messrs. Yanke and French and Ms. Craig. The audit committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the audit committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of Fairmount Bancorp, Inc. has determined that William G. Yanke is an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The compensation committee consists of Messrs. Yanke and French and Ms. Craig. The compensation committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the compensation committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The nominating and corporate governance committee consists of Messrs. Yanke and French and Ms. Craig. The nominating and corporate governance committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing corporate governance policies and procedures. Each member of the nominating and corporate governance committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

Fairmount Bancorp, Inc. adopted policies governing the activities of both Fairmount Bancorp, Inc. and Fairmount Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

Fairmount Bancorp, Inc. adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors Compensation

Director Summary Compensation Table. Our directors are not compensated separately by Fairmount Bancorp, Inc., but serve on the Board of Directors and are compensated by Fairmount Bank. We do not anticipate paying separate compensation to the Company’s directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur unless we become actively engaged in additional businesses other than holding the stock of Fairmount Bank. We may determine that such compensation is appropriate in the future.

Each non-employee director of Fairmount Bank, other than the Chairman of the Board, receives a $400 monthly retainer, and each director receives $600 for each board meeting attended. The Chairman receives a $650 monthly retainer and $600 for each board meeting attended. Each member of the audit committee, consisting of Messrs. Yanke and French and Ms. Craig, receives $300 per meeting attended in person or $150 if attended telephonically. Each member of the loan committee, consisting of Messrs. Yanke and Lally receives $300 per loan committee meeting attended that is not held on the same day as the monthly board meeting.

The following table sets forth the compensation paid to our directors for the fiscal year ended September 30, 2010, except for Mr. Solomon who is in the summary compensation table below.

Name	Fees earned or paid in cash	All other Compensation		Total
William G. Yanke	$15,400	$—		$15,400
Edward J. Lally	10,500	17,570	(1)	28,070
Mary R. Craig	9,700	—		9,700
James E. Elliott(2)	10,900	—		10,900
Jay T. French(3)	—	—		—

(1)	Payment for printing services to Fairmount Bank.
(2)	On August, 18, 2010, Mr. Elliott resigned as a member of the boards of directors of the Company and Fairmount Bank.
(3)	Mr. French was elected to become a member of the board of directors in December 2010.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal years ended September 30, 2010 and 2009, certain information as to the total compensation paid to Joseph M. Solomon, the Company’s President and Chief Executive Officer and Jodi L. Beal, the Company’s Vice President and Chief Financial Officer . No other executive officer received total compensation exceeding $100,000 for the 2010 and 2009 fiscal years.

Name and Principal Position	Fiscal Year	Salary(1)		Bonus	All Other Compensation		Total
Joseph M. Solomon	2010	$135,290	(1)	$18,841	$24,349	(2)	$178,480
President and Chief Executive Officer	2009	$130,279	(1)	$24,428	$1,352	(2)	$156,059
Jodi L. Beal, CPA	2010	$79,560		$9,612	$11,340	(3)	$100,512
Vice President and Chief Financial Officer	2009	$4,200		$—	$—		$4,200

(1)	Includes director fees of $7,200 and $7,150 for fiscal years ended September 30, 2010 and 2009, respectively.
(2)	Consists of matching contributions under 401(k) plan of $6,277 and $1,352 for fiscal years ending September 30, 2010 and 2009, respectively. Also reflects $18,072 for shares of common stock allocated to Mr. Solomon’s account pursuant to the ESOP for fiscal year ended September 30, 2010.
(3)	Reflects $11,340 for shares of common stock allocated to Ms. Beal’s account pursuant to the ESOP for fiscal year ended September 30, 2010.

Benefit Arrangements and Plans

Employment Agreements. Fairmount Bank entered enter into an employment agreement with Mr. Solomon. The agreement with Mr. Solomon has a term of three years. On the anniversary of the agreement, the agreement may be extended for an additional year by the board . Under the agreement, the base salary for Mr. Solomon currently is $125,580. Mr. Solomon’s base salary is reviewed at least annually and may be increased. In addition to the base salary, the agreement provides for, among other things, inclusion in discretionary bonuses that the board may award from time to time to senior management employees, retirement and medical plans, customary fringe benefits, vacation and sick leave.

The employment agreement provides for termination for just cause at any time. If the agreement is terminated for just cause, Mr. Solomon would not be entitled to any further compensation or other benefits after such a termination. In the event termination is without just cause and not in connection with a change in control, Mr. Solomon would be entitled to receive the greater of a continuation of his salary through the remaining term of the employment agreement or the severance benefit payable in connection with a change in control (described below), and at Mr. Solomon’s election, either cash in an amount equal to the cost to him of obtaining health, life, disability, and other benefits that he would have been eligible to participate in through the employment agreement’s expiration date or continued participation in such benefit plans through such date.

In the event of Mr. Solomon’s termination of employment for “good reason” in connection with or within 12 months after any change in control of Fairmount Bank or Fairmount Bancorp, Inc., he would be entitled to receive an amount equal to the difference between 2.99 times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code, and the sum of any other parachute payments, as defined in Section 280G(b)(2) of the Internal Revenue Code, that he receives on account of the change in control. “Good reason” includes: (i) without Mr. Solomon’s consent, a material reduction of his then base compensation; (ii) without Mr. Solomon’s consent, a material diminution in his authority, duties or responsibilities; (iii) material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Solomon reports; (iv) a relocation of the principal executive office more than 30 miles from its current location; or (v) the failure of Fairmount Bank to obtain the assumption of and agreement to perform the employment agreement by any successor.

The employment agreement also provides that, in the event of a constructive discharge of Mr. Solomon without a change in control, he may terminate his employment and receive the compensation and benefits that are payable upon termination without just cause.

Fairmount Bancorp, Inc. entered into a separate employment agreement with Mr. Solomon, which have essentially identical provisions as the Fairmount Bank agreement, except that the employment agreement will provide that Fairmount Bancorp, Inc. will make any payments not made by Fairmount Bank under its agreement with Mr. Solomon and that Mr. Solomon will not receive any duplicate payments. Our continued success depends to a significant degree on the skills and competence of our president and chief executive officer, and the employment agreements are intended to ensure that we maintain a stable management base following the offering. The discussion below addresses the new employment agreements for Mr. Solomon with Fairmount Bank and Fairmount Bancorp, Inc.

The employment agreements each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial aggregate base salary under the employment agreements is $125,580. We will apportion between us the aggregate base salary, based upon the services rendered by Mr. Solomon to us and to Fairmount Bank. The agreements also provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.

Upon termination of Mr. Solomon’s employment for cause, as defined in each of the agreements, he would receive no further compensation or benefits under the agreements. If we terminate Mr. Solomon for reasons other than for cause or if he terminates voluntarily under specified circumstances that constitute constructive termination, he will receive an amount equal to the base salary and cash bonus and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue to pay for his life, health and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

If Mr. Solomon terminates employment for any reason other than for cause within 12 months following a change in control, he will receive the greater of (a) the amount he would have received if we terminated him for a reason other than for cause or if he voluntarily terminated under specified circumstances that constitute constructive termination (as described in the immediately preceding paragraph), or (b) three times his prior five-year average of taxable compensation less one dollar. We will also continue to pay for his life, health an dental coverage for up to three years.

Change in Control Severance Agreement. We entered into change in control severance agreements with two of our employees, Jodi L. Beal, our Vice President, Chief Financial Officer and Treasurer, and Lisa A. Cuddy, our Vice President-Bank Operations and Secretary. The discussion under this heading describes the material provisions under these change in control severance agreements.

These agreements were entered into because the banking industry has been consolidating for a number of years, and we did not want our key employees distracted by a rumored or actual change in control. Further, if a change in control should occur, we wanted our key employees to be focused on the business of the organization and the interests of stockholders. In addition, we thought was important that our key employees can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe these agreements are consistent with market practice and will assist us in retaining our talented employees.

Under these agreements, Ms. Beal and Ms. Cuddy are entitled to collect severance benefits not in excess of 12 months base salary in the event that (i) the employee voluntarily terminates employment within 90 days of an event that both occurs during a protected period and constitutes good reason, (ii) the employee’s employment is terminated for any reason other than just cause during a protected period, or (iii) the employee voluntarily terminates employment for any reason other than just cause within 30 days after a change in control, provided that any such termination constitutes a separation from service. The “protected period” is the period beginning three months before a change in control and ending on the later of the third anniversary of the change in control or the expiration date of the agreement. The severance payment is one year’s base salary.

401(k) Plan. Fairmount Bank established a tax-advantaged safe harbor 401(k) program for its employees in order to encourage them to save for their retirement. Fairmount Bank pays all administrative expenses and provides a 100% employee match up to 4% of a participating employee’s annual salary. The 401(k) Plan will not invest in Fairmount Bancorp, Inc. common stock.

Annual Cash Incentives We use annual cash incentives as a short-term incentive to drive achievement of our annual performance goals.

The annual cash incentive focuses on the achievement of annual financial goals and awards in cash. It is designed to:

•	support our strategic business objectives;

•	promote the attainment of specific financial goals;

•	reward achievement of specific performance objectives; and

•	encourage teamwork.

Cash bonuses, if any, are entirely discretionary, based on an annual assessment of Fairmount Bank’s performance at year-end. Annual cash bonus incentives are designed to provide competitive levels of compensation based upon the experience, duties and scope of responsibilities of executives and other employees. The size of an annual cash bonus incentives is influenced by these factors, as well as individual performance. Annual cash incentives are accrued for expected levels of performance, with upside opportunities for superior performance, subject to the discretion of the compensation committee. Annual cash bonus incentive awards are contingent upon employment with Fairmount Banks through the end of the fiscal year.

Employee Stock Ownership Plan and Trust

In connection with Fairmount Bank’s conversion to stock form, we implemented an employee stock ownership plan which purchased 35,523 of our shares of common stock. Employees who are at least 21 years old with at least one year of employment with Fairmount Bank are eligible to participate. In connection with the conversion merger and as part of this stock offering, the employee stock ownership plan trust intends to borrow funds from Fairmount Bancorp, Inc. and use those funds to purchase a number of shares equal to 8% of the common stock to be issued. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from discretionary contributions by Fairmount Bank to the employee stock ownership plan over a period of up to 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. We anticipate that the interest rate on the loan will equal the prime interest rate at the closing of the stock offering, and will adjust annually at the beginning of each calendar year. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Shares released from the suspense account will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will vest at the rate of 20% per year, and become fully vested upon completion of six years of service. Credit will be given for vesting purposes to participants for years of service with Fairmount Bank prior to the adoption of the plan, up to five years. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early retirement, normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in a lump sum or by payment in a series of equal annual installments over a period of five years, in the form of common stock and, to the extent the participant’s account contains cash, benefits will be paid in cash, unless the participant elects to receive his entire vested interest in the form of stock. Fairmount Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Stock Option Plan

General. Upon the unanimous recommendation of Fairmount’s Compensation Committee and subject to stockholder approval, on December 15, 2010, the Board of Directors adopted the 2010 Stock Option Plan, which was approved at the 2011 Annual Meeting of Stockholders. The Stock Option Plan is designed to attract and retain qualified officers, other employees and non-employee directors, provide officers, other employees and non-employee directors with a proprietary interest in Fairmount as an incentive to contribute to its successes, and reward officers, employees and non-employee directors for outstanding performance. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-qualified or compensatory stock options (the incentive stock options and the non-qualified (compensatory) options are together called, the “options”). The options are available for grants to officers, other employees and directors of Fairmount and any subsidiary, including Fairmount Bank, except that non-employee directors will be eligible to receive only awards of non-qualified options. Options to acquire shares of common stock will be awarded to officers, other employees and non-employee directors with an exercise price equal to the fair market value of the common stock on the date of grant.

Administration. The Stock Option Plan is administered and interpreted by the Compensation Committee of the Board of Directors that is currently comprised of Messrs. Yanke and French and Ms. Craig.

Number of Shares Covered by the Stock Option Plan. A total of 44,403 shares of common stock have been reserved for future issuance pursuant to the Stock Option Plan. The Stock Option Plan provides that grants to each officer or other employee and each non-employee director shall not exceed 25% and 5% of the shares of common stock available under the Stock Option Plan, respectively. Option grants made to non-employee directors in the aggregate shall not exceed 30% of the number of shares available under the Stock Option Plan. In the event of a stock split, subdivision, stock dividend or any other capital adjustment, the number of shares of common stock under the Stock Option Plan, the number of shares to which any option grant relates and the exercise price per share under any option will be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding or such capital adjustment.

Stock Options. Under the Stock Option Plan, the Board of Directors, or the committee appointed by the Board, will determine which employees, including officers, and non-employee directors (including advisory or emeritus directors), will be granted options, whether such options will be incentive or compensatory options (in the case of options granted to employees), the number of shares subject to each option, the exercise price of each option and whether such options may be exercised by delivering other shares of common stock. Under the Stock Option Plan, the per share exercise price of both an incentive and a compensatory stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to individuals who beneficially own 10% or more of the issued and outstanding shares of the Company’s common stock).

Vesting. Options will generally become vested and exercisable at a rate no more rapid than 20% per year, commencing one year from the date of grant. The right to exercise will be cumulative. However, no vesting may occur on or after a participant’s employment or service with the Company or any subsidiary is terminated. Unless the committee or Board of Directors specifies otherwise at the time an option is granted, all options granted to participants will become vested and exercisable in full on the date an optionee terminates his or her employment or service because of death or disability or as of the effective date of a change in control.

Duration of Options. Each stock option or portion thereof will be exercisable at any time on or after it vests and is exercisable until the earlier of either: 10 years after its date of grant or six months after the date on which the optionee’s employment or service terminates, unless the committee or the Board of Directors determines at the date of grant to extend such period of exercise for a period of up to three years from such termination. Unless stated otherwise at the time an option is granted, (a) if an optionee terminates his or her employment or service as a result of disability or retirement without having fully exercised his or her options, the optionee will have three years following termination due to disability or retirement to exercise such options, and (b) if an optionee terminates his or her employment or service with the Company following a change in control without having fully exercised his or her options, the optionee shall have the right to exercise such options during the remainder of the original 10 year term of the option. However, failure to exercise incentive stock options within 90 days after the date on which the optionee’s employment terminates may result in adverse tax consequences to the optionee. If an optionee dies while serving as an employee or a non-employee director or terminates employment or service as a result of disability or retirement and dies without having fully exercised his or her options, the optionee’s executors, administrators, legatees or distributes of his or her estate will have the right to exercise such options during the one-year period following death. In no event may any option be exercisable more than 10 years from the date it was granted.

Executive officers and directors must either exercise or forfeit their options granted under the Stock Option Plan in the event Fairmount Bank becomes critically undercapitalized under applicable federal regulations, is subject to Office of Thrift Supervision enforcement action, or receives a capital directive under applicable federal regulations.

Transferability. Stock options generally are non-transferable except by will or the laws of descent and distribution, and during an optionee’s lifetime, may be exercisable only by the optionee or his or her guardian or legal representative. However, an optionee who holds non-qualified options may transfer such options to his or her immediate family, including the optionee’s spouse, children, stepchildren, parents, grandchildren and great grandchildren, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the optionee who originally received the grant or to an individual or trust to whom the optionee could have initially transferred the option. Options which are so transferred will be exercisable by the transferee according to the same terms and conditions as applied to the optionee.

Paying for Shares. Payment for shares purchased upon the exercise of options may be made (a) in cash or by check, (b) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Company the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations, or (c) if permitted by the committee or the Board of Directors, by delivering shares of common stock (including shares acquired pursuant to the previous exercise of an option) with a fair market value equal to the total purchase price of the shares being acquired pursuant to the option.

Term of the Stock Option Plan. Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of 10 years from the date of Board approval. Termination of the Stock Option Plan shall not affect any previously granted and outstanding options.

Expected Federal Income Tax Consequences. Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. Regarding incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. An optionee, however, may be subject to the alternative minimum tax upon exercise of an incentive stock option. With respect to compensatory stock options, the difference between the fair market value of the shares on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee.

Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on awards in connection with a change in control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Code Section 280G, the participant may be subject to a 20% excise tax, and the Company may be denied a tax deduction. Furthermore, the Company may not be able to deduct the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance based” within the meaning of Code Section 162(m) in certain circumstances. The Stock Option Plan is designed to meet the requirements of Code Section 162(m). The Company believes that the likelihood of any impact from the deduction limitation in Section 162(m) is very remote at this time.

The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Accounting Treatment. The Company will recognize the cost of employee services received in share-based payment transactions, including the Stock Option Plan, and measure the cost on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award.

Grants of Options. No options have been granted under the Stock Option Plan unless the Stock Option Plan. The Company will register with the SEC (on a Registration Statement on Form S-8 to be filed under the Securities Act of 1933, as amended) the shares of common stock that are issuable under the Plan.

Recognition and Retention Plan

General. Upon the unanimous recommendation of the Compensation Committee and subject to stockholder approval, on December 15, 2010, the Board of Directors adopted the 2010 Recognition and Retention Plan and Trust Agreement, which was approved at the 2011 Annual Meeting of Stockholders. The Recognition and Retention Plan is designed to enable Fairmount to provide officers, other employees and non-employee directors with a proprietary interest in Fairmount and as incentive to contribute to is success. Officers, other employees and non-employees directors of Fairmount who are selected by the Board of Directors or members of a committee appointed by the Board will be eligible to receive benefits under the Plan. Shares will be granted to officers, other employees and non-employee directors as determined by the Compensation Committee or the Board of Directors.

Administration. The Compensation Committee of the Board of Directors of the Company, which currently consists of Messrs. Yanke and French and Ms. Craig, administers the Recognition and Retention Plan and Trust Agreement. The initial trustees of the Trust established pursuant to the Plan are Joseph M. Solomon and Jodi L. Beal.

Number of Shares Covered by the Recognition and Retention Plan. The Company will contribute sufficient funds to the Trust so that the Trust can purchase 17,761 shares of common stock. These shares may be acquired through open market purchases to the extent available, or the Company may issue previously unissued shares or treasury shares to the Recognition and Retention Plan. To the extent shares are available, the Trust may purchase shares of common stock in the community offering to help fund the Trust. The issuance of new shares by the Company would be dilutive to the voting rights of existing stockholders and to the Company’s book value per share and earnings per share.

Grants. Shares of common stock granted pursuant to the Recognition and Retention Plan and Trust Agreement will be in the form of restricted stock generally payable at a rate no more rapid than 20% per year, beginning one year from the anniversary date of the grant. A recipient will be entitled to all stockholder rights with respect to shares which have been earned and distributed under the Plan. However, until such shares have been earned and distributed, they may not be sold, assigned, pledged or otherwise disposed of and are required to be held in the Trust. In addition, any cash dividends or stock dividends declared in respect of unvested share awards would be held by the Trust for the benefit of the recipients of Plan share awards, and such dividends or returns of capital, including any interest thereon, will be paid out proportionately by the Trust to the recipients thereof as soon as practicable after the Plan share awards are earned.

If a recipient terminates employment or service for reasons other than death, disability or change in control, the recipient would forfeit all rights to the allocated shares under restriction. All shares subject to an award held by a recipient whose employment or service terminates due to death or disability shall be deemed earned as of the recipient’s last day of employment or service and shall be distributed as soon as practicable thereafter. In the event of a change in control of the Company, all shares subject to an award shall be deemed earned as of the effective date of such change in control.

Expected Federal Income Tax Consequences. In general, recipients of awards under the Recognition and Retention Plan and Trust Agreement would recognize ordinary income in an amount equal to the fair market value of the shares of common stock granted to them at the time that the shares vest. A recipient of a Plan award may elect to accelerate the recognition of income with respect to his or her grant to the time when shares of common stock are first issued to him or her, notwithstanding the vesting schedule of such awards. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of awards in the year in which such amounts are included in income.

Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on awards in connection with a change of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Code Section 280G, the participant may be subject to a 20% excise tax, and the Company may be denied a tax deduction. Furthermore, the Company may not be able to deduct the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Code Section 162(m) in certain circumstances.

The above description of tax consequences under the federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Accounting Treatment. The Company would recognize compensation expense as shares of common stock granted pursuant to the Plan vest. The amount of compensation expense recognized for accounting purposes would be based upon the fair market value of the common stock at the date of grant to recipients, rather than the fair market at the time of vesting for tax purposes, unless the grants are performance based. In such event, the fair market value on the date of vesting will be recognized as compensation expense. The vesting of plan share awards would have the effect of increasing the Company’s compensation expense and would be a factor in determining the Company’s earnings per share on a fully diluted basis.

Awards. No awards have been granted under the Plan. The Company will register with the SEC (on a Registration Statement on form S-8 to be filed under the Securities Act of 1933, as amended) the shares of common stock that would be issuable under the Plan.

Shares to be Granted. The Board of Directors of the Company adopted the Recognition and Retention Plan and the Trust Agreement and the Compensation Committee established thereunder intends to grant shares to executive officers, employees and non-employee directors of the Company and Fairmount Bank. The Recognition and Retention Plan and Trust Agreement provides that grants to each employee and each non-employee director shall not exceed 25% and 5% of the shares of common stock available under the Recognition and Retention Plan and Trust Agreement, respectively. Awards made to non-employee directors in the aggregate may not exceed 30% of the number of shares available under the Recognition and Retention Plan and Trust Agreement.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Fairmount Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. Fairmount Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Fairmount Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors, and all loans and extensions of credit made to these individuals are made on substantially the same terms, including interest-rates and collateral, as those made to individuals unrelated to Fairmount Bank.

In addition, loans made by Fairmount Bank to a director or executive officer of Fairmount Bank must be approved in advance by a majority of the disinterested members of the board of directors. The aggregate amount of Fairmount Bank’s loans to its officers and directors and their related entities was $640,000 at March 31, 2011. As of March 31, 2011, these loans were performing according to their original terms.

All loans made by Fairmount Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Fairmount Bank, and did not present any unusual risk of collectability or have any other unfavorable features. Fairmount Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

Other Transactions. Since October 1, 2006, there have been no transactions, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds of $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

Indemnification of Directors and Officers

Our bylaws provide that we will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Fairmount, or is or was serving at our request as a director, officer, employee or agent of another entity. We will indemnify such persons against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or proceeding to the fullest extent permitted under Pennsylvania law. The indemnification may include the advancement of funds to pay for expenses incurred by the indemnified party.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Fairmount pursuant to our bylaws or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

Persons and groups who beneficially own in excess of five percent of the common stock are required to file certain reports with the Securities and Exchange Commission, or SEC regarding such ownership. The following table sets forth, as of the date hereof, the shares of common stock beneficially owned by each person who was the beneficial owner of more than 5.0% of the Company’s outstanding shares of common stock, as well as shares beneficially owned by its directors and executive officers as a group.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)		Percent of Shares of Common Stock Outstanding
Fairmount Bank Employee Stock Ownership Plan Trust 8216 Philadelphia Road Baltimore, MD 21237	35,523		8.00%

Directors and Executive Officers:
William G. Yanke	10,000		2.25%
Edward J. Lally	5,000		1.13
Mary J. Craig	10,000		2.25
Jay T. French	2,000		0.45
Joseph M. Solomon	15,000		3.38
Jodi L. Beal	10,000		2.25

All Directors and Executive Officers as a group (6 persons)	52,000	(2)	11.71%

(1)	A person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date hereof. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2)	Excludes 35,523 shares of common stock owned by the ESOP Trust for the benefit of the employees of Fairmount and the Bank. Under the terms of the ESOP, shares of common stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duties require otherwise. No shares have yet been allocated to participants in the ESOP.

THE CONVERSION MERGER AND THE OFFERING

This stock offering is being conducted pursuant to the Plan of Conversion Merger, which was approved by the boards of directors of Fullerton and the Bank on May 9, 2011 and May 11, 2011, respectively, and which was amended as of June 1, 2011. On May 11, 2011, Fairmount, the Bank and Fullerton also entered into an Agreement and Plan of Conversion Merger pursuant to which we will acquire Fullerton in a conversion merger transaction. The Agreement and the Plan of Conversion Merger, and the transactions contemplated thereby, are subject to certain regulatory approvals, as well the approval of certain members of Fullerton with respect to the Plan of Conversion Merger. The Office of Thrift Supervision has conditionally approved the Plan of Conversion Merger. Such regulatory approval, however, does not constitute a recommendation or endorsement of the Plan of Conversion Merger by the OTS (or its successor).

General

Pursuant to the Agreement and the Plan of Conversion Merger, Fullerton will convert from a federally chartered mutual savings association to a federally chartered stock savings association. We will acquire 1,000 shares of common stock of Fullerton in the conversion merger for $1.00 in cash, without interest, per share. The 1,000 shares of Fullerton common stock will constitute all of Fullerton’s issued and outstanding shares of common stock. Immediately following our acquisition of Fullerton, Fullerton will merge with and into the Bank, with the Bank as the resulting institution, and the Fullerton common stock then held by Fairmount will be cancelled.

In connection with the conversion merger of Fullerton, we are offering up to xx shares of Fairmount common stock to “Eligible Account Holders” of Fullerton, Fairmount’s tax-qualified employee stock ownership plan, or ESOP, “Supplemental Eligible Account Holders” of Fullerton and “Other Depositors” of Fullerton. To the extent shares remain available, shares may be offered to the general public, with a preference given first to natural persons and trusts of natural persons who reside in Baltimore City and Baltimore County, Maryland. In order to consummate the conversion merger, we must issue at least $510,000 of our common stock offered pursuant to the Plan.

In a typical stand alone conversion, Fullerton would conduct an offering of a range of shares of its common stock based on an independent appraisal of Fullerton’s pro forma market value. Feldman Financial Advisors, Inc., an appraisal firm experienced in the valuation and appraisal of business entities, including savings associations, determined that as of May 27, 2011, the estimated aggregate pro forma market value of Fullerton was between $510,000 and $690,000, with a midpoint of $600,000.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $793,500, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 56,678 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations. We will not decrease the minimum of the valuation range and the adjusted maximum of the offering range without a resolicitation of subscribers. The subscription price per share will remain fixed.

All shares of common stock to be sold in the offering will be sold at the same purchase price per share. You will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus, & Company, Incorporated, will assist us in selling the shares of common stock on a best efforts basis.

The following is a brief summary of the stock offering and the conversion merger, and is qualified in its entirety by reference to the provisions of the Agreement and Plan of Conversion Merger. Copies of the Agreement and the Plan are available from Fairmount and Fullerton upon request and are also filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Reasons for the Conversion Merger

Fullerton has historically faced significant challenges with respect to generating sufficient earnings from its operations and expects to continue to face significant earnings challenges in the future, absent a transaction such as the conversion merger. Since Fullerton does not have the size and financial resources to compete and operate profitably, Fullerton’s board of directors explored various options for Fullerton that it believed were in the best interests of Fullerton and its members.

Specifically, Fullerton’s board of directors determined that Fullerton would not be able to convert to stock form on a stand alone basis due to Fullerton’s small size and limited profitability, and the local market conditions. As a result, Fullerton’s board determined to pursue a strategic alliance and believed that an in-market partner would be the best fit. Due to the presence of a Bank branch in the Rosedale area of Baltimore County, the Bank’s operating culture, and previous informal communications between the institutions’ representatives in which the Bank had expressed an interest in determining if a conversion merger transaction was possible, Fullerton contacted the Bank in February 2011 to gauge the Bank’s interest in a conversion merger transaction. Based upon favorable preliminary discussions between Fullerton and Fairmount, the parties pursued the permissibility of such a transaction with the Office of Thrift Supervision and their respective advisors.

The conversion merger is subject to approval by the members of Fullerton.

Fullerton’s primary reasons for the conversion merger are as follows:

•	limited options continuing as a stand-alone entity;

•	eliminate growth and earnings pressure;

•	high operating expenses as a stand-alone entity due to its small size and limited earning capacity resulting therefrom;

•	expanded services offered by the Bank; and

•	the opportunity for Fullerton’s customers to purchase Fairmount’s common stock at a below market price.

Reasons for the Offering

The primary reasons for the offering by Fairmount are to:

•	provide a larger capital cushion for asset growth, which will primarily be realized through existing operations;

•	support growth and diversification of operations, products and services to transition us into a full-service community bank;

•	improve Fairmount’s overall capital and competitive position;

•	increase our loans to one borrower limit to allow us to make larger loans, including larger commercial real estate loans; and

•	provide additional financial resources to pursue branch expansion and possible future acquisition opportunities.

Other than the acquisition of Fullerton, Fairmount has no current arrangements to acquire other financial institutions.

Required Approvals

In order to complete the conversion merger and the offering, we must receive all the required approvals or non-objections from the Office of Thrift Supervision (or its successor). Completion of the conversion merger is also subject to approval of the Plan of Conversion Merger by a majority of the total eligible votes of members (depositors) of Fullerton at a special meeting called for the purpose of considering and voting on the Plan. A special meeting of members to consider and vote upon the Plan of Conversion Merger has been set for xx.

THE OFFERING

General

In connection with the conversion merger of Fullerton, we are offering up to 49,285 shares of our common stock at the maximum (and up to 56,678 shares of our common stock at the adjusted maximum) to eligible depositors of Fullerton, up to 8.0% of the shares of our common stock sold in the offering to Fairmount’s ESOP, and, to the extent shares remain available, to the general public, with a preference given first to natural persons and trusts of natural persons who reside in Baltimore City and Baltimore County, Maryland. If necessary, all shares of common stock not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated community offering through selected dealers managed by Stifel, Nicolaus, & Company, Incorporated, acting as our agent in the sale of the common stock. In order to consummate the conversion merger, we must sell at least $510,000 of our common stock. Stifel, Nicolaus, & Company, Incorporated, will assist us in selling the shares of common stock on a best efforts basis. The stock offering will expire at 2:00 p.m. Eastern Time, on xx, unless extended.

All shares of common stock to be sold in the offering will be sold at the same purchase price per share. You will not be charged a commission to purchase shares of common stock in the offering. The minimum amount of shares of common stock that you may purchase 25 shares. Funds received prior to completion of the offering will be placed in a segregated account established specifically for this purpose at the Bank or, in our discretion, at another insured depository institution and will earn interest at the Bank’s passbook savings rate.

Conduct of the Offering

Subject to the limitations set forth in the Plan of Conversion Merger, we are offering shares of Fairmount common stock in a “subscription offering” in the following descending order of priority:

First:	Depositors of Fullerton with $50 or more on deposit as of the close of business on December 31, 2009, or Eligible Account Holders.

Second:	Fairmount’s tax qualified employee stock ownership plan, or ESOP.

Third:	Depositors of Fullerton with $50 or more on deposit as of the close of business on June 30, 2011, or Supplemental Eligible Account Holders.

Fourth:	Other depositors of Fullerton as of the close of business on , 2011, or Other Depositors.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Baltimore City and Baltimore County, Maryland.

Subscription Offering and Subscription Rights

In accordance with the Plan of Conversion Merger, rights to subscribe for shares of common stock in the subscription offering have been granted, as described above. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum and overall purchase limitations set forth in the Plan of Conversion Merger and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Fullerton with aggregate deposit account balances of $50 or more (a “Qualifying Deposit”) on December 31, 2009 (an “Eligible Account Holder”) will receive, without payment therefore, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of: (1) 5.0% of the shares of our common stock sold in the offering; (2) one-tenth of one percent (.10%) of the total offering of shares of common stock; or (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares issued by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations and to the extent shares are available. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also Fullerton directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding xx.

Priority 2: ESOP. Fairmount’s employee stock ownership plan, or ESOP, will receive, without payment therefore, nontransferable subscription rights to purchase in the aggregate up to 8% of the shares of common stock sold in the offering. If we offer more shares of common stock than the maximum of the offering range (up to xx shares), the ESOP will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. We also reserve the right for the ESOP to purchase shares of common stock in the open market following the offering instead of purchasing shares during the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our ESOP, each depositor of Fullerton with a Qualifying Deposit on June 30, 2011, who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”), will receive, without payment therefore, nontransferable subscription rights to purchase up to the greater of: (1) 5.0% of the shares of common stock sold in the offering, (2) one-tenth of one percent (.10%) of the total number of shares of common stock issued in the offering; or (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares issued by a fraction of which the numerator is the aggregate Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations and to the extent that shares are available. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at xx. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Depositors. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders, and our ESOP, each depositor of Fullerton on xx who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Depositors”) will receive, without payment therefore, nontransferable subscription rights to purchase up to the greater of: (1) 5.0% of the shares of common stock sold in the offering; or (2) one-tenth of one percent (.10%) of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations and to the extent that shares are available. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions and to the extent shares are available, any remaining shares will be allocated so as to permit each Other Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Any remaining shares will be allocated on a pro rata basis based on the size of the order of each Other Depositor whose order remains unfilled.

Restrictions on Transfer of Subscription Rights and Shares. Office of Thrift Supervision (or its successor) regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion Merger or the shares of Fairmount common stock to be issued and sold when they are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares in the subscription offering will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before the completion of the offering.

We will pursue any and all legal and equitable remedies in the event that we become aware of the transfer of subscription rights and will not honor orders which we determine to involve the transfer of subscription rights.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time on xx, unless extended by us for up to 45 days or additional periods with the approval of the Office of Thrift Supervision (or its successor), if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. We are not required to give subscribers notice of any extension unless it extends beyond xx. Subscription rights that have not been exercised prior to the expiration date will become void.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders of Fullerton, Fairmount’s ESOP, Supplemental Eligible Account Holders of Fullerton, and Other Depositors of Fullerton, we may offer shares pursuant to the Plan of Conversion Merger in a community offering to members of the general public in a community offering, including Fairmount’s stock-based recognition and retention plan. Shares will be offered with a preference to natural persons and trusts of natural persons residing in Baltimore City and Baltimore County, Maryland. The shares of Fairmount common stock sold to the public in the community offering will be sold at the same price as the shares sold in the subscription offering.

Subscribers in the community offering may purchase up to 5% of the shares of our common stock sold in the offering, subject to the overall purchase limitations and to the extent shares are available. See “The Offering—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing within Baltimore City and Baltimore County (community residents), we will allocate the available shares among them in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons and trusts of natural persons residing within Baltimore City and Baltimore County, Maryland whose orders remain unsatisfied, on an equal number of shares basis per order. If, after filling the orders of community residents in the community offering, shares are available for the recognition and retention plan of Fairmount in the community offering but there are insufficient shares to satisfy its order, its order will be filled to the extent shares are available. The same allocation method used for community residents would apply if the oversubscription occurred among the general public.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Baltimore City or within Baltimore County, Maryland, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give subscribers notice of any such extension unless such period extends beyond xx. These extensions may not go beyond xx, which is two years after the special meeting of our members to vote on the conversion merger.

Syndicated Community Offering

The Plan of Conversion Merger also provides that, if necessary, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Stifel, Nicolaus & Company, Incorporated as our agent. We expect that the syndicated community offering, if any, will begin as soon as practicable after termination of the subscription offering and the community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock is sold in the syndicated community offering will be the same per share price at which shares are offered and sold in the subscription and community offerings. Subscribers in the syndicated community offering may purchase up to 5.0% of the shares of our common stock sold in the offering, subject to the maximum and overall purchase limitations and to the extent shares are available. See “—Limitations on Common Stock Purchases.” The syndicated community offering must be completed within 45 days after the expiration of the subscription offering, unless extended with the approval of the Office of Thrift Supervision (or its successor).

The syndicated community offering, if held, will be managed by Stifel, Nicolaus & Company, Incorporated acting as our agent. See “—Plan of Distribution; Selling Agent Compensation” below for a discussion of fees associated with a syndicated community offering. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Stifel, Nicolaus & Company, Incorporated, a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest-bearing bank account. The closing of the offering is subject to the conditions set forth in an agency agreement by and among Fairmount Bancorp, Inc. and Fairmount Bank, on one hand, and Stifel, Nicolaus & Company, Incorporated, on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable by us, will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision (or its successor) must approve any such arrangements. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other action as may be permitted with any required regulatory approval or non-objection.

Limitations on Common Stock Purchases

The Plan of Conversion Merger includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person may purchase fewer than 25 shares of common stock or more than 5% of the shares of common stock sold in the offering, subject to adjustment as described below;

•	Fairmount’s employee stock ownership plan, or ESOP, may purchase in the aggregate up to 8% of the shares of common stock issued in the offering;

•

Except for the ESOP, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 5% of the shares of common stock sold in all categories of the offering combined, subject to adjustment as described below; and

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by Fullerton’s executive officers and directors and their associates, in the aggregate, may not exceed 35% of the shares issued in the offering.

No individual, together with any associates and no group of persons acting in concert, may purchase shares of common stock so that, when combined with shares of Fairmount common stock currently owned, such person or persons would hold more than 5% of the number of shares of Fairmount common stock outstanding upon completion of the offering, a Total 5% Limit.

Subject to approval of the Office of Thrift Supervision (or its successor), we may decrease or increase the maximum purchase limitations to up to 9.99% of the shares sold in the offering, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. Even under this increased purchase limit, the total permitted to be purchased, when aggregated with shares of Fairmount common stock already owned, other purchases would remain subject to the Total 5% Limit described above. Our ESOP is authorized to purchase up to 8.0% of the shares sold in the offering, without regard to these purchase limitations.

Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of Fullerton’s members (depositors), Fullerton and Fairmount may decrease the individual or the aggregate purchase limitations set forth herein or, as provided herein, increase such limitations to a percentage which does not exceed 9.99% of the total shares of Fairmount common stock sold in the conversion merger, whether prior to, during or after the subscription offering, community offering and/or syndicated community offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated on the stock order form a desire to be resolicited, will be given, and, in our sole discretion, some other large subscribers may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to $793,500, shares will be allocated in the following order of priority:

(1)	to fill the ESOP’s subscriptions for up to 8% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor level, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing within Baltimore City and Baltimore County, Maryland.

The term “associate” of a person means:

(1)	any corporation or organization, other than Fairmount, Fairmount Bank or Fullerton or a majority-owned subsidiary of Fairmount Bank or Fullerton, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Fairmount, Fairmount Bank or Fullerton.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

We have the right to determine whether prospective purchasers are associates or acting in concert. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our and Fullerton’s directors are not treated as associates of each other solely because of their membership on the respective board of directors. Shares of common stock purchased in the offering will be freely transferable. Any purchases made by any associate of an executive officer or director of Fairmount Bank or

Fairmount Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, Inc., members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock after the conversion merger and thereafter, see “—Restrictions on Acquisition of Fairmount Bancorp, Inc.”

Plan of Distribution; Selling Agent Compensation

We have engaged Stifel, Nicolaus & Company, Incorporated, a registered broker-dealer, as a conversion merger advisor and marketing agent in connection with the offering of our common stock. In its role as conversion merger advisor and marketing agent, Stifel, Nicolaus & Company, Incorporated will assist us in the conversion merger and offering as follows:

•	acting as our financial advisor and marketing agent for the conversion merger and the offering;

•	educating employees about the conversion merger and the offering;

•	managing the Stock Information Center and providing administrative services;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting votes of Fullerton members.

For these services, Stifel, Nicolaus & Company, Incorporated has received a conversion merger and proxy vote advisory and administrative service fee of $25,000, and will receive a success fee of $95,000 upon consummation of the conversion merger, less the $25,000 administrative service and proxy vote advisory fee previously paid.

The Plan of Conversion Merger provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Stifel, Nicolaus & Company, Incorporated will receive a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Stifel, Nicolaus & Company, Incorporated and other Financial Industry Regulatory Authority member firms in the syndicated community offering will not exceed 6.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

In the event we are required to resolicit subscriptions in the subscription offering and community offering, and Stifel, Nicolaus & Company, Incorporated is required to provide significant additional services in connection with such resolicitation, additional compensation due to Stifel, Nicolaus & Company, Incorporated shall not exceed $20,000.

We will also reimburse Stifel, Nicolaus & Company, Incorporated for its expenses associated with this marketing effort, up to a maximum of $15,000 in the subscription and community offerings, and up to a maximum of $10,000 in the syndicated community offering. In addition, we will reimburse Stifel, Nicolaus & Company, Incorporated for its legal fees (including the out-of-pocket expenses of counsel) up to $40,000. In the event of a material delay in the offering which would require updated financial information, with our consent,

Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses not to exceed $5,000 and additional reimbursable attorney’s fees not to exceed $5,000. If the Plan of Conversion Merger is abandoned or terminated or if Stifel, Nicolaus & Company, Incorporated terminates its agreement with us in accordance with the provisions of the agreement, Stifel, Nicolaus & Company, Incorporated will receive reimbursement of its reasonable out-of-pocket expenses plus $25,000 which we have previously advanced to Stifel, Nicolaus & Company, Incorporated for its advisory and administrative services. The maximum expenses for which Stifel, Nicolaus & Company, Incorporated may be reimbursed are $75,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Fairmount Bank and Fullerton may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Fullerton’s office apart from the area accessible to the general public. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

We have also engaged Stifel, Nicolaus & Company, Incorporated to act as financial advisor in connection with the acquisition of Fullerton. In its role as financial advisor, Stifel Nicolaus has reviewed the financial condition and prospects of Fullerton, the pro forma impact of the conversion merger and any other matters are deemed relevant to assist and advise us in our analysis of the conversion merger. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $50,000.

In addition, Fullerton has engaged Stifel, Nicolaus & Company, Incorporated to act as records management agent in connection with the conversion merger. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide records processing and proxy and stock order services, including but not limited to: (1) consolidation of deposit accounts and vote calculation; (2) preparation of information for order forms and proxy cards; (3) interface with our financial printer; (4) record stock order information; and (5) tabulate proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $15,000 (which may be negotiated in the event unexpected circumstances arise, but not in excess of $5,000). Fullerton has made an advance payment of $5,000 with respect to this fee. Stifel, Nicolaus & Company, Incorporated will also be reimbursed for its reasonable out-of-pocket expenses associated with its acting as records management agent in an amount not to exceed $5,000.

Offering Deadline

Expiration Date. The subscription and community offerings will expire at 2:00 p.m., Eastern Time, on xx, unless we extend either or both for up to 45 days, with the approval of the Office of Thrift Supervision (or its successor), if required. This extension does not require approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond xx, would require the approval of the Office of Thrift Supervision (or its successor). In such event, we would conduct a resolicitation of subscribers. In a resolicitation, subscribers will be given the opportunity to maintain, change or cancel their stock orders during a specified resolicitation period. If a written indication of a subscriber’s interest is not received, the stock order will be cancelled and funds will be returned, by check, with interest calculated at the Bank’s passbook savings rate, and Fullerton deposit account withdrawal authorizations will be cancelled.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with, or preceded by, a prospectus. Subscription funds will be maintained in a segregated account at Fairmount Bank or, in our discretion, at another insured depository institution and will earn interest at the Bank’s passbook savings rate, currently     % per annum, from the date of the order form is processed.

We and Fullerton will terminate the offering if we do not sell at least xx shares. We reserve the right in our sole discretion to terminate the offering at any time and for any reason. If the offering is terminated, we will cancel any deposit account withdrawal authorizations and promptly return, by check, all funds delivered, with interest at the Bank’s passbook savings rate.

We and Fullerton have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Conversion Merger. We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least xx shares within 45 days after the expiration date of the subscription offering and the Office of Thrift Supervision (or its successor), has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned, by check, promptly to the subscribers with interest calculated at the Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond xx is granted by the Office of Thrift Supervision (or its successor), we will resolicit subscribers as described above. Aggregate offering extensions may not go beyond xx, which is two years after the date of the special meeting of members to vote on the Plan of Conversion Merger.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete and sign an order form and remit full payment or appropriate deposit withdrawal authorization. We will not be required to accept photocopied or facsimilated order forms. All order forms and payments must be received (not postmarked) prior to 2:00 p.m., Eastern Time, on xx. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order reply envelope provided, by overnight delivery to the Stock Information Center address indicated on the order form or by hand-delivery to Fullerton Federal Savings Association, located at 7527 Belair Road, Baltimore, Maryland. Please do not deliver stock order forms to Fairmount Bank. Please do not mail stock order forms to Fairmount Bank or to Fullerton. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the Plan of Conversion Merger and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision (or its successor).

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Fairmount Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares

Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Fairmount Bancorp, Inc., or cash (not recommended); or

(2)	authorization of withdrawal from the types of Fullerton deposit accounts designated on the stock order form.

In the case of payments made by personal check, these funds must be available in the account(s). Funds will be immediately deposited into a segregated account at Fairmount Bank, or, in our discretion, at another insured depository institution. Payments made by check or money order will earn interest at the Bank’s passbook savings rate from the date payment is processed until the offering is completed or terminated, at which time a subscriber will be issued a check for interest earned.

Appropriate means for designating withdrawals from deposit accounts at Fullerton are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the deposit account rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at Fairmount Bank’s passbook savings rate subsequent to the withdrawal.

Fairmount Bank and Fullerton are not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. If you wish to pay by cash, please contact the Stock Information Center. You may not pay by wire transfer, use a check drawn on a Fullerton or Fairmount Bank line of credit, or use a third-party check to pay for shares of common stock. You may not designate on your stock order form a direct withdrawal from a Fullerton account with check-writing privileges. Please submit a check instead. Additionally, you may not designate direct withdrawal from a prearranged funeral expense account held at Fullerton. If you wish to use funds in a funeral expense account, you must terminate the underlying contract for funeral services prior to your subscription. Please call the Stock Information Center if you have a question about using funeral expense account funds to purchase Fairmount common stock.

Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is terminated or extended beyond xx.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan, or ESOP, will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment at the time of submission of the order from an unrelated financial institution or Fairmount Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the offering will be mailed by first class mail to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by Fairmount’s transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the Plan of Conversion Merger, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion Merger reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders of Fullerton, our ESOP, Supplemental Eligible Account Holders of Fullerton and Other Depositors of Fullerton, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion Merger, or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your subscription offering stock purchase on the stock order form, you cannot add the name(s) of persons who do not have subscription rights or who qualify only in a lower subscription offering purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Fairmount Bancorp, Inc., Fairmount Bank and Fullerton Federal Savings Association office personnel may not, by law, assist with investment-related decisions. If you have any questions regarding the offering, please call our Stock Information Center, toll-free, at 1-(877)             -            , Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

Independent Valuation of Fullerton

Feldman Financial Advisors, Inc., who is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained by Fullerton to prepare an appraisal of the estimated pro forma market value of Fullerton. This independent valuation will express Fullerton’s pro forma market value in terms of an aggregate dollar amount. Feldman Financial Advisors, Inc. will receive fees of $20,000 for its appraisal services, including the independent valuation and any subsequent update, plus reasonable out-of-pocket expenses incurred in connection with the independent valuation. Fullerton has agreed to indemnify Feldman Financial Advisors, Inc. under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by Fullerton to Feldman Financial Advisors, Inc. except where Feldman Financial Advisors, Inc. is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

Feldman Financial Advisors, Inc. has determined that as of May 27, 2011, the estimated aggregate pro forma market value of Fullerton was $600,000, resulting in an offering range of $510,000 to $690,000. Pursuant to regulations, this estimate was included when determining the minimum number of shares of common stock that must be purchased in order for us to consummate the conversion merger.

The independent valuation considered the following factors, among others:

•	the recent historical operating results and financial condition of Fullerton;

•	the economic and demographic conditions in Fullerton’s existing marketing area;

•	certain historical, financial and other information relating Fullerton;

•	the aggregate size of the offering of Fairmount common stock;

•	the impact of the conversion merger on Fullerton and the Bank’s net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for the securities. ☐

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. In preparing the independent valuation, Feldman Financial Advisors, Inc. relied on and assumed the accuracy and completeness of financial and statistical information provided by Fullerton. Feldman Financial Advisors, Inc. did not independently verify the financial statements and other information provided by Fullerton, nor did Feldman Financial Advisors, Inc. value independently the assets and liabilities of Fullerton. The independent valuation considers Fullerton only as a going concern and should not be considered as an indication of the liquidation value of Fullerton.

The original appraisal report of Feldman Financial Advisors, Inc. has been filed as an exhibit to our application to the Office of Thrift Supervision (or its successor), and is available for inspection in the manner set forth under “Where You Can Find Additional Information.”

Stock Pricing

All shares of Fairmount common stock to be issued in the conversion merger will be sold at the same purchase price per share. The purchase price is equal to 85% of the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTC Bulletin Board commencing 30 trading days before the second trading day prior to the date of this prospectus.

Description of and Restriction on Sales Activities

Officers and employees of Fullerton, Fairmount and Fairmount Bank may participate in the offering in ministerial capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of order forms. Fairmount officers may answer questions regarding its business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives of Stifel, Nicolaus & Company, Incorporated. Our and Fullerton’s officers, directors and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. No offers or sales will be made at teller counters.

THE CONVERSION

Effects of the Conversion Merger on Depositors and Borrowers of Fullerton

Upon completion of the conversion merger, Fullerton will cease to exist and the Bank will acquire all of the assets and assume all of the liabilities of Fullerton.

Deposits and Loans. Upon completion of the conversion merger, each account holder of Fullerton will become an account holder of the Bank. The conversion merger will not affect the deposit balance, interest rate or other terms of the account. Each deposit account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion merger. Upon completion of the conversion merger, if a depositor of Fullerton also had a deposit account at the Bank, the total combined deposit account will generally be insured up to a maximum of $250,000. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The conversion merger will not affect the loans of any borrower from Fullerton. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the conversion merger. See “—Voting Rights” and “—Liquidation Account” below for a discussion of the effects of the conversion merger on the voting and liquidation rights of the depositors of Fullerton.

Voting Rights. As a federally-chartered mutual savings association, Fullerton has no authority to issue capital stock and thus, no stockholders. Control of Fullerton in its mutual form is vested in its board of directors. The directors are elected by members of Fullerton. Holders of qualifying deposits and borrowers in Fullerton are members of Fullerton. In the consideration of all questions requiring action by Fullerton members, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor’s aggregate accounts. Each borrower has one vote to the extent that at the relevant date for determining who has voting rights, a borrower was a borrower as of June 22, 1987 and continues to be a borrower.

After the conversion merger, all voting rights will be held solely by stockholders of Fairmount. A stockholder of Fairmount is entitled to one vote for each share of common stock owned.

Tax Effects. We have received an opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., Washington, D.C., with regard to the federal income tax consequences of the conversion merger and of Smith Elliott Kearns & Company, LLC with regard to the Maryland income tax consequences of the conversion merger, to the effect that the conversion merger will not be taxable for federal or Maryland income tax purposes to Fairmount, the Bank, Fullerton or the eligible account holders of Fullerton, our tax qualified employee stock ownership plan, supplemental eligible account holders of Fullerton and other members of Fullerton. See “—Material Income Tax Consequences.”

Liquidation Account. In the unlikely event that Fullerton would completely liquidate in its present mutual form prior to the conversion, each depositor would be entitled to share in a distribution of its assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in Fullerton at the time of liquidation.

Upon a complete liquidation after the conversion merger, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of the Bank. Except as described below, a depositor’s claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of the Bank’s assets above that amount, if any.

The Plan of Conversion Merger provides for the establishment, upon the completion of the conversion merger, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible

Account Holders of Fullerton. The liquidation rights of Fullerton to be maintained by the Bank after the conversion merger shall have equal priority in the event of liquidation of the Bank as other account holders for which the Bank is holding liquidation rights.

Upon a complete liquidation of the Bank after the conversion merger, each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with the Bank, would be entitled to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account held in Fullerton as of the close of business on December 31, 2009, and each Supplemental Eligible Account Holder would have a similar interest as of the close of business on June 30, 2011. The interest as to each deposit account would be in the same proportion of the total liquidation account at Fullerton as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date of the Bank (the successor to Fullerton) on September 30 each year is less than the amount in the liquidation account on the respective qualifying dates, then the interest in this liquidation account would be reduced from time to time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account were closed. Decreases in deposit accounts on any annual closing date will be reflected by a corresponding decrease in the amount held in the liquidation account. An individual’s interest in and the total amount held in the liquidation account will never be increased despite any increase in deposit accounts after the respective qualifying dates.

No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution, shall be considered a complete liquidation. In these transactions, the liquidation account shall be assumed by the surviving institution.

Material Income Tax Consequences

We have received an opinion from Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., regarding all of the material federal income tax consequences of the conversion merger. The tax opinion has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. The opinion covers those federal income tax matters that are material to the transaction. The opinion is made in reliance upon various statements, representations and declarations as to matters of fact made by the Company and Fullerton, as detailed in the opinion. The opinion provides that:

•

the conversion of Fullerton from a mutual savings association to a stock savings association will be ignored for federal income tax purposes. Provided that the proposed merger of Fullerton with and into the Bank qualifies as a statutory merger under applicable state law and regulations, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

•	no gain or loss will be recognized by Fullerton or the Bank in the conversion merger;

•	Fairmount will recognize no gain or loss upon the receipt of money in exchange for shares of its common stock;

•

no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors of Fullerton upon the issuance to them of withdrawable deposit accounts in the Bank in the same dollar amount as their savings accounts in Fullerton plus an interest in the liquidation account of the Bank in exchange for their withdrawable deposits in Fullerton; and

•

no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon the distribution to them of the nontransferable subscription rights to purchase shares of Fairmount common stock, provided that such nontransferable subscription rights do not have a fair market value greater than zero.

In reaching their conclusion in the opinion stated in the last bullet above, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., has also relied on the representations of Fairmount and Fullerton that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. In reaching their opinion stated in the last bullet above, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Fairmount common stock at the same price to be paid in the offering by members of the general public.

If the non-transferable subscription rights to purchase the shares of Fairmount common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

We are also subject to Maryland income taxes and have received an opinion from Smith, Elliott Kearns & Company, that the conversion merger will be treated for Maryland state income tax purposes similar to the treatment of the conversion merger for federal tax purposes.

Unlike a private letter ruling from the Internal Revenue Service, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the Internal Revenue Service or by a state taxing authority. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

Accounting Consequences

In accordance with accounting principles generally accepted in the United States of America, the conversion merger will be accounted for using the purchase method of accounting. Under the purchase method, the assets and liabilities of Fullerton will be recorded at their respective fair values at the date of the conversion merger. Any excess of the fair value of assets acquired or realized over liabilities assumed or incurred of Fullerton will be reported as negative goodwill. Negative goodwill is the amount by which the sum of the fair values of the assets acquired less the liabilities assumed exceeds the acquisition cost. In accordance with the Statement of Financial Standards No. 141, “Business Combinations,” this excess shall be recognized as an extraordinary gain in the period in which the conversion merger is completed. The purchase accounting method results in the operating results of Fullerton being included in the consolidated results of Fairmount from the date of the completion of the conversion merger.

Amendment or Termination of the Plan of Conversion Merger

The Plan of Conversion Merger may be amended by a two-thirds vote of the boards of directors of Fullerton and the Bank at any time prior to or after submission of the Plan to members of Fullerton for approval. After submission of the Plan of Conversion Merger to the members, the Plan can only be amended with the concurrence of the Office of Thrift Supervision.

The Plan of Conversion Merger may be terminated by a two-thirds vote of either the board of directors of the Fullerton or the board of directors of the Bank at any time prior to the special meeting of the members of Fullerton to vote on the Plan, and at any time following the special meeting with the concurrence of the Office of Thrift Supervision.

THE MERGER

General

As of May 11, 2011, Fairmount, the Bank and Fullerton entered into an Agreement and Plan of Conversion Merger, which we refer to as the Agreement, pursuant to which we will acquire Fullerton in the conversion merger transaction and Fullerton will merge with and into the Bank, with the Bank as the resulting institution. Upon completion of the conversion merger, the Bank will acquire all of the assets and assume all of the liabilities of Fullerton.

Conditions to Completing the Conversion Merger

The respective obligations of Fairmount and Fullerton to effect the conversion merger are subject to the satisfaction or waiver of the following conditions specified in the Agreement.

Fairmount and Fullerton must:

•	fulfill their obligations under the Agreement;

•	avoid any material breach of their representations, warranties, and covenants under the Agreement;

•	obtain approvals or non-objections from the Office of Thrift Supervision (or its successor) and all other regulatory authorities with authority to approve or not object to the conversion merger;

•	not have in effect any order, decree or ruling of a court of competent jurisdiction or other governmental authority that would prevent the completion of the transaction; and

•	receive certain officer’s certificates from each other regarding the satisfaction of the Agreement’s conditions.

Fullerton must also:

•	obtain approval from certain of its members; and

•	not do anything that would have or result in any material adverse effect on Fullerton. ☐

Fairmount must also obtain a tax opinion from counsel that the conversion merger shall qualify as a tax-free reorganization.

The Agreement has been filed as an exhibit to our registration statement on Form S-1 filed with the SEC and is available for inspection in the manner set forth under “Where You Can Find Additional Information.”

Effective Time

The merger will be consummated if Fairmount, the Bank and Fullerton obtain all required regulatory approvals, non-objections or consents, and all other conditions to the conversion merger are either satisfied or waived. The merger of Fullerton with and into the Bank will become effective upon the filing of articles of combination with the OTS (or its successor). Fairmount and Fullerton both have the right to terminate the Agreement if the conversion merger is not completed by December 31, 2011. However, we have agreed with Fullerton to extend this deadline if Fairmount, the Bank and Fullerton reasonably believe that, through no fault of any party, the conversion merger cannot be completed within that time period.

Consent and Approvals of Regulatory Authorities Needed to Complete the Merger

Completion of the conversion merger and the transactions contemplated by the Agreement is subject to the prior approval or non-objection of the Office of Thrift Supervision.

Representations and Warranties

Each party has made representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans, which are customary for a transaction of this kind. These representations and warranties must be true and correct upon both signing of the Agreement and the completion of the conversion merger. You can find details of these obligations in Articles III and IV of the Agreement.

Conduct of Business

Fullerton has agreed that, pending consummation of the conversion merger, it will, unless we otherwise consent in writing, conduct its business and engage in tractions only in the ordinary course of business and consistent with past practice.

Termination

Termination. The Agreement may be terminated at any time prior to completion of the conversion merger, even if the members of Fullerton have approved the transaction, under the circumstances set forth below. The Agreement may be terminated by mutual written consent of the parties if the boards of directors of Fairmount and Fullerton each approve the termination by a majority vote.

The Agreement may also be terminated by either Fairmount or Fullerton under any of the following circumstances:

•	in response to a material breach of any representation, warranty, covenant or obligation which is not cured within 30 days;

•	if the conversion merger is not completed by December 31, 2011, or extended by mutual consent;

•	if any required regulatory approval is not obtained;

•	if the approval of the members of Fullerton is not obtained;

•	if the Plan of Conversion Merger terminates in accordance with its terms;

•	if there is in effect any order, decree, or ruling of a court of competent jurisdiction or other governmental authority that would prevent the completion of the conversion merger transactions;

•

in the event that any of the conditions to completing the conversion merger cannot be satisfied or fulfilled by December 31, 2011, provided that the terminating party is not in material breach of any representation, warranty, or covenant, or other agreement contained in the Agreement.

Effect of Termination. If the conversion merger is not consummated, Fairmount and Fullerton will each bear their own costs and expenses incurred in connection with the Agreement and the conversion merger; provided. however, that no party will be relieved or released from any liability or damages arising out of a willful breach of any provision contained in the Agreement.

Waiver and Amendment

Section 8.03 of Article VIII of the Agreement allows either Fairmount or Fullerton to extend the time for the performance of any obligation by the other party, and to waive, to the extent permitted by law, any condition or obligation of the other party.

Interests of Certain Persons in the Conversion Merger

Fullerton’s directors and officers have interests in the conversion merger as individuals which are in addition to, or different from, their interests as members of Fullerton. These interests are described below.

Appointment of Edgar F. Lassahn, Jr. to the Board of Directors. Effective upon the completion of the conversion merger, Fairmount will appoint Edgar F. Lassahn, Jr. to the board of directors of each of Fairmount Bancorp, Inc. and Fairmount Bank, for a term to expire in 2013.

Appointment of Directors to an Advisory Board. Effective upon the completion of the conversion merger, Fairmount will appoint each director of Fullerton other than Edgar F. Lassahn as members of a Fairmount Bank advisory board. The advisory board will be maintained for a period of one year and meet on a quarterly basis. Each member of the advisory board will receive a $300.00 fee for each quarterly meeting attended.

Indemnification and Insurance. Following the effective time of the conversion merger, Fairmount has agreed to indemnify and hold harmless the current and former officers and directors of Fullerton against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the conversion merger to the same extent they were entitled under OTS regulations and Fullerton’s charter and bylaws as in effect on the date of the Agreement. For a period of three years following the effective time of the conversion merger, Fairmount has also agreed to maintain a directors’ and officers’ liability insurance policy acquired by Fullerton for the current officers and directors of Fullerton at an annual premium of no greater than $10,000.

Consulting Agreement. Fairmount and the Bank have entered into a consulting agreement with Fullerton’s Executive Vice President, Charles N. Dontell, to commence on January 1, 2012 and expire on January 2, 2013. Under the consulting agreement, he will receive a fee of $55,000 payable on January 2, 2012, and a fee of $55,000 payable on January 2, 2013. Prior to the effective date of the consulting agreement, Mr. Dontell will serve as a temporary employee of the Bank until December 31, 2011.

As a consultant to Fairmount and the Bank, Mr. Dontell will perform such duties as they deem necessary, including assisting Fairmount and the Bank in connection with any personnel and business integration issues which may arise in connection with the conversion merger, assisting Fairmount and the Bank in evaluating business opportunities available in the communities served by Fullerton, assisting Fairmount and the Bank in establishing and fostering a positive relationship with the communities served by Fullerton, advising the Bank with respect to existing or potential customers to develop new business, and assisting with other matters reasonably requested by the President and Chief Executive Officer of Fairmount and the Bank.

Fairmount. We expect that Fairmount’s tax-qualified employee stock ownership plan, or ESOP, will purchase 8% of the total number of shares of common stock that we sell in the offering. If we receive order for more shares than the maximum of the offering range, the ESOP will have first priority to purchase shares over the maximum.

We have implemented, with stockholder approval, a stock-based recognition and retention plan which has reserved but not yet acquired, 17,761 shares of common stock. To the extent shares are available, this plan may purchase shares in the community offering, subject to the 5% purchase limitation.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as to the approximate intended purchases of common stock by the directors and executive officers of Fullerton and Fairmount, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers will purchase shares of Fairmount common stock at the same purchase price per share as other purchasers in the offering.

Name	Number of Shares	Aggregate Purchase Price	Percent at Minimum	Percent at Maximum
Fullerton Directors and Executive Officers(1)(2)
Charles N. Dontell	1,821	25,494	5.00%	3.69%
Edgar F. Lassahn, Jr.	1,821	25,494	5.00%	3.69%
Ronald C. Lassahn	1,821	25,494	5.00%	3.69%
John P. Kraus	1,821	25,494	5.00%	3.69%
John F. Raymond	—	—	—	—

All directors and executive officers of Fullerton as a group (five persons)	7,284	$101,976	20.00%	14.76%

Fairmount Directors and Executive Officers(1)(2)
Joseph M. Solomon	1,821	$25,494	5.00%	3.69%
William G. Yanke	—	—	—	—
Edward J. Lally	—	—	—	—
Mary R. Craig	—	—	—	—
Jay T. French	1,821	25,494	5.00%	3.69%
Jodi L. Beal	1,000	14,000	2.75%	2.03%

All directors and executive officers of Fairmount as a group (six persons)	4,642	$64,988	12.75%	9.41%

(1)	Number of whole shares based on an assumed offering price of$14.00 per share. The actual purchase price will not be less than 85% of the average of the daily arithmetic means of the closing bid and asked quotations of our common stock on the OTC Bulletin Board, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $ 0.01.
(2)	Fullerton and Fairmount directors and executive officers may purchase shares in the subscription offering only if they are eligible depositors of Fullerton. Otherwise, to the extent shares of Fairmount common stock remain available, such individuals intend to purchase stock in the community offering.

Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the Plan of Conversion Merger.

RESTRICTIONS ON ACQUISITION OF FAIRMOUNT BANCORP, INC.

Although the board of directors of Fairmount is not aware of any effort that might be made to obtain control of Fairmount certain provisions in Fairmount’s articles of incorporation protect the interests of Fairmount and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Fairmount, Fairmount Bank or the Fairmount stockholders.

The following discussion is a general summary of the material provisions of Fairmount Bancorp’s articles of incorporation and bylaws, Fairmount Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is general and, with respect to provisions contained in the articles of incorporation and bylaws of Fairmount Bancorp, Inc. and Fairmount Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Fairmount Bank’s application for conversion with the Office of Thrift Supervision and the registration statement of Fairmount Bancorp, Inc. filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of Fairmount Bancorp, Inc. contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions also render the removal of the board of directors or management of Fairmount more difficult.

Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors will be elected annually. Thus, it will take at least two annual elections to replace a majority of our board of directors. Further, the articles of incorporation and bylaws authorize the board of directors to fill any vacancies so created, including any vacancy created by an increase in the number of directors, by a two-thirds vote of directors then in office. The bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by the President, or the board of directors pursuant to a resolution adopted by a majority of the total number of directors. Special meetings of stockholders shall also be called upon the upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed from office only for cause, and only by the affirmative vote of the holders of at least 50% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

Authorized but Unissued Shares. Fairmount has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 4,000,000 shares of common stock and 1,000,000 shares of serial preferred stock. The board of directors of Fairmount Bancorp, Inc. may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Fairmount Bancorp, Inc. has authority to issue. In addition, the board of directors of Fairmount Bancorp, Inc. is authorized, without further approval of the stockholders, to issue shares of preferred stock from time to time in series, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Fairmount Bancorp, Inc. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Fairmount Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock. Any issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

Amendments to Articles of Incorporation and Bylaws. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval of at least two-thirds shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Our articles of incorporation, however, provide that if a proposed amendment or repeal is approved by at least two-thirds of the total number of authorized directors, assuming no vacancies, of Fairmount Bancorp, Inc., the proposed amendment or repeal need only be approved by a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Maryland law and our articles of incorporation also provide that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be approved and deemed advisable by our board of directors before it can be submitted for consideration at an annual or special meeting. Notwithstanding the foregoing, our articles of incorporation provide that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

•	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	The inability of stockholders to act by written consent;

•	The division of the board of directors into three staggered classes;

•	The ability of the board of directors to issue shares of preferred stock;

•	The ability of the board of directors to fill vacancies on the board;

•	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

•	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

•	The rights of our directors and officers to indemnification;

•	The ability of the board of directors to amend and repeal the bylaws; and

•	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Fairmount Bancorp, Inc.

The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of Fairmount’s mutual-to- stock conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings association or its parent holding company unless the Office of Thrift Supervision (or its successor) has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings association without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision (or its successor).

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision (or its successor) that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision (or its successor), prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings association’s stock who do not intend to participate in or seek to exercise control over a savings association’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision (or its successor), as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF FAIRMOUNT CAPITAL STOCK

General

Fairmount Bancorp, Inc. is authorized to issue 4,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Fairmount Bancorp, Inc. currently expects to issue in the offering up to xx shares of common stock, subject to adjustment. Fairmount Bancorp, Inc. will not issue shares of preferred stock in the offering. Each share of Fairmount Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the Plan of Conversion Merger, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Fairmount Bancorp, Inc. represent nonwithdrawable capital, are not an account of an insurable type, and are not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Fairmount Bancorp, Inc. may pay dividends out of statutory surplus or from net earnings if, as and when declared by our board of directors. The payment of dividends by Fairmount Bancorp, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Fairmount Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefore. If Fairmount Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Fairmount Bancorp, Inc. have exclusive voting rights in Fairmount Bancorp, Inc. They elect the board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Fairmount Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings association, corporate powers and control of Fairmount Bank are vested in its board of directors, who elect the officers of Fairmount Bank and who fill any vacancies on the board of directors. Voting rights of Fairmount Bank are vested exclusively in the owners of the shares of capital stock of Fairmount Bank, which is Fairmount Bancorp, Inc., and voted at the direction of Fairmount Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of Fairmount Bancorp, Inc. will not have direct control of Fairmount Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Fairmount Bank, Fairmount Bancorp, Inc., as the holder of 100% of Fairmount Bank’s capital stock, would be entitled to receive all assets of Fairmount Bank available for distribution, after payment or provision for payment of all debts and liabilities of Fairmount Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders. In the event of liquidation, dissolution or winding up of Fairmount Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Fairmount Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Fairmount Bancorp, Inc. are not entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the 1,000,000 shares of authorized preferred stock will be issued as part of the offering or the conversion merger. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for the common stock of Fairmount Bancorp, Inc. is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The Financial Statements of Fairmount Bancorp, Inc., Fairmount Bank as of September 30, 2010 and 2009, respectively, and for each of the years in the two-year period ended September 30, 2010, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Smith Elliott Kearns & Company, LLC, independent registered public accounting firm, which is included herein and upon the authority of that firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication herein of the summary of its report to Fullerton, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion merger and offering and its letter with respect to subscription rights.

LEGAL AND TAX MATTERS

The legality of the issuance of the common stock being offered and the federal income tax consequences of the conversion merger have been passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, Washington, D.C. The Maryland income tax consequences of the conversion merger have been passed upon for us by Smith, Elliott Kearns & Company, LLC. Certain matters will be passed upon for Fullerton Federal Savings Association by Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C., and certain matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Luse Gorman Pomerenk  & Schick, P.C., Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Fairmount Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330.

In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Fairmount Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Information on Fairmount’s website is not part of this prospectus.

Fullerton has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309. The Plan of Conversion is available, upon request, at Fullerton’s home office.

Index to Consolidated Financial Statements of

Fairmount Bancorp, Inc. and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Fairmount Bancorp, Inc.

Baltimore, Maryland

We have audited the accompanying consolidated balance sheets of Fairmount Bancorp, Inc. and its wholly-owned subsidiary (Fairmount Bank) as of September 30, 2010 and 2009, and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity, and consolidated statements of cash flows for the years then ended. Fairmount Bancorp, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairmount Bancorp, Inc. and its wholly-owned subsidiary as of September 30, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Chambersburg, Pennsylvania

December 15, 2010

Fairmount Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31, 2011	September 30, 2010	September 30, 2009
	(unaudited)
Assets
Cash and due from banks	$350,500	$281,379	$327,769
Interest-bearing deposits in other banks	48,208	126,173	92,562
Certificates of deposit	1,749,000	2,748,000	—
Federal funds sold	749,709	1,693,959	4,212,574

Cash and cash equivalents	2,897,417	4,849,511	4,632,905

Securities available for sale, at fair value	5,431,691	5,510,217	3,327,518
Securities held to maturity, at amortized cost	4,637,782	3,778,056	1,766,370
Federal Home Loan Bank stock, at cost	627,100	578,600	600,900
Loans, net of allowances for loan and lease losses of $ 489,486 at 3/31/2011, $334,486 at 9/30/10 and $219,717 at 9/30/09	55,774,922	52,544,287	50,333,670
Accrued interest receivable, investments	58,750	53,716	27,976
Accrued interest receivable, loans	214,930	217,955	206,208
Premises and equipment, net	2,891,113	2,939,895	2,889,105
Foreclosed assets, net	35,000	35,000	95,000
Prepaid expenses	236,147	253,506	91,137
Cash surrender value of life insurance	66,882	66,882	64,929
Income tax receivable	—	118,862	—
Deferred income tax asset	7,335	—	—
Other assets	23,194	5,151	5,198

Total assets	$72,902,263	$70,951,638	$64,040,916

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing deposits	$870,306	$719,701	$447,413
Interest-bearing demand deposits	3,889,099	4,276,850	3,375,914
Savings deposits	9,641,413	9,267,426	9,164,916
Certificates of deposit	36,836,220	35,706,562	32,850,201

Total deposits	51,237,038	49,970,539	45,838,444
Federal Home Loan Bank advances	10,500,000	10,000,000	11,000,000
Accounts payable	—	—	194,666
Income taxes payable	4,774	—	51,635
Accrued interest payable	41,830	42,667	43,255
Deferred compensation liability	23,360	23,360	30,417
Deferred income tax liabilities	—	18,064	50,542
Other liabilities	43,210	65,537	42,117

Total liabilities	61,850,212	60,120,167	57,251,076

Commitments and contingencies	—	—	—

Stockholders’ Equity
Preferred stock, $0.01 par value; authorized 1,000,000; none issued	—	—	—
Common stock, $0.01 par value; authorized 4,000,000; issued and outstanding 444,038 shares at 3/31/2011and 9/30/2010	4,440	4,440	—
Additional paid in capital	3,744,182	3,744,182	—
Retained earnings	7,499,553	7,239,989	6,727,340
Unearned ESOP shares	(289,710)	(289,710)	—
Accumulated other comprehensive income	93,586	132,570	62,500

Total stockholders’ equity	11,052,051	10,831,471	6,789,840

Total liabilities and stockholders’ equity	$72,902,263	$70,951,638	$64,040,916

The notes to consolidated financial statements are an integral part of these consolidated statements.

Fairmount Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

	Six Months Ended March 31,		Years Ended September 30,
	2011	2010	2010	2009
	(unaudited)	(unaudited)
Interest and dividend income:
Interest on loans	$1,693,236	$1,676,948	$3,360,515	$3,133,354
Interest and dividends on investments	197,810	157,249	332,008	303,911

Total interest income	1,891,046	1,834,197	3,692,523	3,437,265

Interest expense:
Interest on deposits	436,986	555,247	1,050,841	1,217,027
Interest on borrowings	139,690	139,582	280,382	285,569
Capitalized interest	—	—	—	(44,651)

Total interest expense	576,676	694,829	1,331,223	1,457,945

Net interest income	1,314,370	1,139,368	2,361,300	1,979,320
Provision for loan and lease losses	155,000	60,000	200,000	182,000

Net interest income after provision for loan and lease losses	1,159,370	1,079,368	2,161,300	1,797,320

Non-interest income:
Service fees on deposit accounts	2,381	1,242	4,053	2,366
Other service charges, commissions and fees	48,497	68,144	115,610	144,247
Gain on disposal of investment securities	—	1,164	1,164	592
Other non-interest income	1,938	4,005	11,505	10,261

Total non-interest income	52,816	74,555	132,332	157,466

Non-interest expense:
Salaries, fees and employment	477,711	431,556	962,022	738,527
Premises and equipment	87,472	87,845	173,241	71,751
Professional fees	61,634	38,957	85,343	105,144
Data processing	42,603	39,895	78,350	66,618
FDIC insurance premium	33,385	47,984	86,964	46,340
Supervisory examination	19,037	14,236	30,936	25,512
Insurance and bond premiums	10,647	7,328	23,106	13,335
Stationery, printing and supplies	15,830	18,181	32,564	37,464
Other operating expenses	64,303	57,299	112,160	135,872

Total non-interest expense	812,622	743,281	1,584,686	1,240,563

Income before income taxes	399,564	410,642	708,946	714,223
Income taxes	140,000	161,000	196,297	268,963

Net income	$259,564	$249,642	$512,649	$445,260

Basic earnings per share	$0.63	N/A	$1.25	N/A

Basic weighted average shares outstanding	415,067	N/A	408,569	N/A

The notes to consolidated financial statements are an integral part of these consolidated statements.

Fairmount Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance, September 30, 2008	$—	$—	$6,282,080	—	$(89,719)	$6,192,361
Comprehensive income:
Net income	—	—	445,260	—	—	445,260
Change in unrealized gain on available for sale securities, net of tax effect of $95,775	—	—	—	—	152,219	152,219

Total comprehensive income						597,479

Balance, September 30, 2009	$—	$—	$6,727,340	$—	$62,500	$6,789,840
Comprehensive income:
Net income	—	—	512,649	—	—	512,649
Change in unrealized gain on available for sale securities, net of tax effect of $42,427	—	—	—	—	70,070	70,070

Total comprehensive income						582,719
Issuance of common stock	4,440	3,737,630	—	—	—	3,742,070
Acquisition of unearned ESOP shares	—	—	—	(355,230)	—	(355,230)
ESOP shares released for allocation	—	6,552	—	65,520	—	72,072

Balance, September 30, 2010	$4,440	$3,744,182	$7,239,989	$(289,710)	$132,570	$10,831,471
Comprehensive income:
Net income (unaudited)	—	—	259,564	—	—	259,564
Change in unrealized gain on available for sale securities, net of tax effect of $30,246 (unaudited)	—	—	—	—	(38,984)	(38,984)

Total comprehensive income (unaudited)	—	—	—	—	—	220,580

Balance, March 31, 2011 (unaudited)	$4,440	$3,744,182	$7,499,553	$(289,710)	$93,586	$11,052,051

The notes to consolidated financial statements are an integral part of these consolidated statements.

Fairmount Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Six Months Ended March 31,		Years Ended September 30,
	2011	2010	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$259,564	$249,642	$512,649	$445,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,889	55,050	111,674	31,351
Amortization and accretion of securities	15,231	4,721	18,601	9,886
Provision for loan and lease losses	155,000	60,000	200,000	182,000
Other (gains) and losses, net	—	(2,476)	(2,536)	(592)
Deferred income taxes	—	—	(79,526)	(87,169)
(Increase) decrease in accrued interest receivable	(2,009)	(26,116)	(37,487)	(3,820)
(Increase) decrease in prepaid expenses	17,359	(477,912)	(162,369)	(49,415)
(Increase) decrease in cash surrender value of life insurance	—	—	(1,953)	(1,994)
(Increase) decrease in income taxes receivable	118,862	—	(118,862)	—
(Increase) decrease in other assets	(18,043)	(90)	47	(933)
Increase (decrease) in accounts payable	—	(194,666)	(194,666)	11,649
Increase (decrease) in accrued interest payable	(837)	(472)	(588)	(338)
Increase (decrease) in income taxes payable	4,774	(51,635)	(51,635)	(238,725)
Increase (decrease) in other liabilities	(22,327)	(27,009)	23,420	24,577
Employee Stock Ownership Plan expense	—	—	72,072	—

Net cash provided (used) by operating activities	584,463	(410,963)	288,841	321,737

Cash flows from investing activities:
Proceeds from sales of available for sale securities	—	—	—	500,717
Proceeds from maturities, payments and calls of available for sale securities	511,315	372,077	934,151	2,803,555
Proceeds from maturities, payments and calls of held to maturity securities	—	500,000	1,000,000	—
Purchases of available for sale securities	(505,746)	(2,011,743)	(3,018,855)	(837,512)
Purchases of held to maturity securities	(866,383)	(1,000,000)	(3,010,000)	(305,469)
(Purchases) redemptions of Federal Home Loan Bank stock	(48,500)	—	22,300	(61,700)
Net (increase) in loans	(3,385,635)	(536,115)	(2,410,617)	(5,360,779)
Proceeds from disposal of foreclosed assets	17,514	95,712	95,712	—
Proceeds from disposal of equipment	—	600	660	—
Loss on disposal of equipment	—	—	—	(4,317)
Purchases of premises and equipment	(25,621)	(138,149)	(197,464)	(1,778,124)

Net cash provided (used) by investing activities	(4,303,056)	(2,717,618)	(6,584,113)	(5,043,629)

Cash flows from financing activities:
Net increase in deposits	1,266,499	3,220,854	4,132,095	6,947,869
Net increase (decrease) in borrowings	500,000	—	(1,000,000)	1,000,000
Payments on accrued deferred compensation obligation	—	—	(7,057)	(4,753)
Proceeds from issuance of common stock	—	—	3,386,840	—

Net cash provided (used) by financing activities	1,766,499	3,220,854	6,511,878	7,943,116

Net increase (decrease) in cash and cash equivalents	(1,952,094)	92,273	216,606	3,221,224
Cash and cash equivalents, beginning balance	4,849,511	4,632,905	4,632,905	1,411,681

Cash and cash equivalents, ending balance	$2,897,417	$4,725,178	$4,849,511	$4,632,905

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest	$577,513	$695,301	$1,331,811	$1,458,284
Income taxes	16,364	256,520	366,794	603,311
Supplemental schedule of noncash investing and financing activities:
Change in unrealized gain on securities available for sale - net of tax effect of $30,246, $11,503, $42,247 and $95,775, respectively	$(38,984)	$15,513	$70,070	$152,219
Available for sale securities transferred to held to maturity	—	—	—	1,472,073
Foreclosed assets acquired in settlement of loans	17,514	—	35,000	95,000

The notes to consolidated financial statements are an integral part of these consolidated statements.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

Nature of Operations

Fairmount Bancorp, Inc. (the “Company”) was incorporated on November 30, 2009, to serve as the holding company for Fairmount Bank (the “Bank”), a federally chartered savings bank. On June 2, 2010, in accordance with a Plan of Conversion adopted by its Board of Directors and approved by its members, the Bank converted from a federal mutual savings bank to a federal stock savings bank and became the wholly owned subsidiary of the Company. The conversion was accomplished through the sale and issuance of 444,038 shares of common stock at a price of $10.00 per share, through which the Company received proceeds of approximately $3,742,000, net of offering expenses of approximately $699,000. Approximately 50% of the net proceeds of the offering, or $1,900,000, were contributed by the Company to the Bank in return for 100% of the issued and outstanding shares of common stock of the Bank. In connection with the conversion, the Bank’s Board of Directors adopted an employee stock ownership plan (the “ESOP”) which subscribed for 8% of the sum of the number of shares, or 35,523 shares of common stock sold in the offering.

In accordance with Office of Thrift Supervision (the “OTS”) regulations, upon the completion of the conversion, the Bank restricted retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

Fairmount Bank is a community-oriented federal savings bank, which provides a variety of financial services to individuals and corporate customers through its home office in the Rosedale area of Baltimore County, Maryland, and is subject to competition from other financial institutions. The Bank’s primary deposit products are interest-bearing savings, certificates of deposit, and individual retirement accounts. The Bank’s primary lending products are single-family residential mortgage loans. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities. The accounting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

Unaudited Interim Financial Statements

The interim financial statements prepared by management as of March 31, 2011 and for the six months ended March 31, 2011 and 2010, have not been audited, and therefore all references to information as of March 31, 2011 and for the six months ended March 31, 2011 and 2010, are not covered by the Report of Independent Registered Public Accounting Firm.

In the opinion of management, the accompanying financial statements as of March 31, 2011 and for the six months ended March 31, 2011 and 2010, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position at March 31, 2011, and the results of operations and cash flows for the six months ended March 31, 2011 and 2010. The results of operations for the six months ended March 31, 2011 are not necessarily indicative of the results to be expected for the full year.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

Principles of Consolidation

The consolidated financial statements include the accounts of Fairmount Bancorp, Inc. and its wholly owned subsidiary, Fairmount Bank. All significant intercompany balances and transactions between the Company and the Bank have been eliminated.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and leases and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and leases and foreclosed real estate, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits in other banks, certificates of deposit and federal funds sold.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost (including amortization of premium or accretion of discount).

Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains and losses are reported as increases or decreases in other comprehensive income. Realized gains and losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the terms of the securities. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary, if any, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank Stock

Federal Home Loan Bank of Atlanta (the “FHLB”) stock is an equity interest in the FHLB, which does not have a readily determinable fair value for purposes of Generally Accepted Accounting Standards related

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

to Accounting for Certain Investments in Debt and Equity Securities, because its ownership is restricted and it lacks a market. FHLB stock can be sold back only at par value of $100 per share and only to the FHLB or another member institution. As of March 31, 2011, the Company owned shares totaling $627,100. As of September 30, 2010 and 2009, the Company owned shares totaling $578,600 and $600,900, respectively.

The Company evaluates the FHLB stock for impairment in accordance with generally accepted accounting principles. The Company’s determination of whether this investment is impaired is based on an assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value. The determination of whether a decline in value affects the ultimate recoverability of its cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and accordingly on the customer base of the FHLB.

Loans

Loans are generally carried at the amount of unpaid principal, less the allowance for loan losses and adjusted for deferred loan fees, which are amortized over the term of the loan using the interest method. Interest on loans is accrued based on the principal amounts outstanding. It is the Company’s policy to discontinue the accrual of interest when a loan is specifically determined to be impaired or when the principal or interest is delinquent for 90 days or more. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Cash collections on such loans are applied as reductions of the loan principal and no interest income is recognized on those loans until the principal balance has been collected. The carrying value of impaired loans is based on the present value of the loan’s expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent.

When a loan is 15 days past due, the Company sends the borrower a late notice. The Company also contacts the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, the Company will send the borrower a letter reminding the borrower of the delinquency, and attempts to contact the borrower personally to determine the reason for the delinquency in order to ensure that the borrower understands the terms of the loan and the importance of making payments on or before the due date. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, the Company will send the borrower a final demand for payment and may recommend foreclosure. Loans are charged off when the Company believes that the recovery of principal is improbable. A summary report of all loans 30 days or more past due is provided to the board of directors of the Company each month.

Allowance for Loan and Lease Losses

The allowance for loan losses is established through a provision for loan losses. The Company maintains the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Subsequent recoveries, if any, are credited to the allowance.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

The allowance for loan losses is evaluated on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. The evaluation process by portfolio segment includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of the loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience.

The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties, and there is a likelihood that different amounts would be reported under different conditions or assumptions. The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews the allowance for loan losses and may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management.

The Company’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss, are those considered uncollectible and of such little value that there continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, a specific reserve is established for that portion of the loan that is deemed uncollectible. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Determinations as to the classification of assets and the amount of loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. The Company regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The Company maintains the allowance for loan and lease losses at a level considered adequate to provide for losses inherent in the loan portfolio. While the Company utilizes available information to recognize

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

losses on loans, future additions to the allowances for loan and lease losses may be necessary based on changes in economic conditions, particularly in its’ market area in the state of Maryland. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan and lease losses. Such agencies may require the Company to recognize additions to the allowance for loan and lease losses based on their judgments about information available to them at the time of their examination.

Actual loan losses may be significantly more than the allowance for loan and lease losses the Company has established, which could have a material negative effect on its financial statements.

Premises and Equipment

Land is carried at cost. Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives of assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

Foreclosed Real Estate

Real estate acquired through, or in lieu of, foreclosure is initially recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or fair value at the date of acquisition. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

Management periodically performs valuations, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance in ASC Topic 740. The income tax accounting guidance results in two components of income tax expense – current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to taxable income or loss. Deferred taxes are provided for the temporary differences between the tax basis and the financial basis of the Company’s assets and liabilities. Deferred tax assets and liabilities are determined based on the enacted rates that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax expense or benefit is the result of the changes in the deferred tax assets and liabilities.

Fairmount Bancorp, Inc. has entered into a tax sharing agreement with Fairmount Bank. The agreement provides that Fairmount Bancorp, Inc. will file a consolidated federal tax return, and that the tax liability shall be apportioned among the entities as would be computed if each entity had filed a separate return. According to Maryland tax law, Fairmount Bancorp, Inc. and Fairmount Bank file separate Maryland state tax returns.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of equity, such items, along with net income, are components of comprehensive income.

The Company has elected to report its comprehensive income (loss) in the statement of changes in equity. The only element of “other comprehensive income” is the unrealized gains or losses on available for sale securities.

The components of other comprehensive income (loss) and related tax effects were as follows:

	March 31, 2011	September 30,
		2010	2009
	(unaudited)
Unrealized holding gains (losses) on available-for-sale securities	$(9,002)	$107,644	$248,278
Amortization of unrealized loss on securities transferred to held-to-maturity	264	6,017	308
Reclassification adjustment for losses (gains) realized in income	—	(1,164)	(592)

Net unrealized gains (losses)	(8,738)	112,497	247,994
Tax effect	(30,246)	(42,427)	(95,775)

Net-of-tax amount	$(38,984)	$70,070	$152,219

Effective June 1, 2009, the Company transferred three securities from available-for-sale to held-to-maturity as the Company intends to hold those securities until they mature. The unrealized loss on the date of transfer was ($11,172), which will be amortized over the remaining life of the securities.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. These loans involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet. Such financial instruments are recorded in the statement of income when they are funded.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of these instruments. The Company uses the same credit policies for these instruments as it does for the on-balance sheet instruments.

Advertising Costs

Advertising costs are expensed as incurred. For the six months ended March 31, 2011 and 2010, advertising expense was $5,677 and $3,047, respectively. For the years ended September 30, 2010 and 2009, advertising expense was $9,790 and $22,986, respectively

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

Concentrations of Credit Risk

The Company has approximately $750,000 and $1,690,000, in deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”), as of March 31, 2011 and September 30, 2010, respectively. The Company’s management considers this a normal business risk. The Company also maintains accounts with stock brokerage firms containing securities. These balances are insured up to $500,000 by the Securities Investor Protection Corporation. The Company was required to maintain a $100,000 minimum balance in a deposit account with Maryland Financial as of September 30, 2010 and 2009, in relation to a sweep account. At March 31, 2011, the minimum balance was $100,000.

Most of the Company’s activities are with customers in the Maryland counties of Baltimore and Harford and portions of the City of Baltimore. Note 1 and Note 3 discuss the types of activities and lending the Company engages in. The Bank does not have any significant concentrations in any one industry or customer.

Subsequent Events

On May 12, 2011, the Company announced that it had entered into a definitive agreement with Fullerton Federal Savings Association (“Fullerton Federal”) headquartered in Baltimore, Maryland, to acquire Fullerton Federal in a conversion merger transaction. At March 31, 2011, Fullerton Federal had total assets, loans, deposits and equity of $8,975,000, $2,677,000, $7,756,000 and $1,144,000, respectively. In connection with this transaction, the Company will offer shares of its common stock to certain members of Fullerton Federal and then to the Company’s ESOP (described in Note 2) in a subscription offering. Any stock not purchased in the subscription offering, will then be offered to certain members of Fullerton Federal’s community and to the general public. Following the closing of the offering of the Company’s common stock, Fullerton Federal will merge with and into Fairmount Bank, with Fairmount Bank as the surviving institution. The Company currently expects this transaction to be finalized late in the third quarter or early in the fourth quarter of 2011.

The Company has evaluated events and transactions subsequent to March 31, 2011, through the date these financials were issued. Based on definitions and requirements of Generally Accepted Accounting Principles for “Subsequent Events”, the Company has not identified any events other than the conversion merger discussed above that require adjustment to or disclosure in the financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s method of presentation. Such reclassifications have no effect on net income.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Securities

The amortized cost and estimated fair value of securities classified as available for sale and held to maturity are as follows:

	March 31, 2011 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Mortgage-Backed Securities	$5,272,547	$161,662	$(2,518)	$5,431,691

Securities Held to Maturity
U.S. Government and Federal Agency Obligations	$3,000,000	$6,702	$(66,953)	$2,939,749
State and Municipal Securities	1,637,782	29,588	(24,671)	1,642,699

	$4,637,782	$36,290	$(91,624)	$4,582,448

	September 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Mortgage-Backed Securities	$5,286,426	$223,791	$—	$5,510,217

Securities Held to Maturity
U.S. Government and Federal Agency Obligations	$3,005,655	$24,698	$(24,320)	$3,006,033
State and Municipal Securities	772,401	45,579	—	817,980

	$3,778,056	$70,277	$(24,320)	$3,824,013

	September 30, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Mortgage-Backed Securities	$3,214,830	$117,065	$(4,377)	$3,327,518

Securities Held to Maturity
U.S. Government and Federal Agency Obligations	$993,348	$5,280	$—	$998,628
State and Municipal Securities	773,022	25,547	—	798,569

	$1,766,370	$30,827	$—	$1,797,197

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Securities (Continued)

The amortized cost and estimated fair value of securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2011 (unaudited)
	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due five years to ten years	202,358	215,247	3,115,746	3,085,583
Due after ten years	5,070,189	5,216,444	1,522,036	1,496,865

	$5,272,547	$5,431,691	$4,637,782	$4,582,448

	September 30, 2010
	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due five years to ten years	240,954	254,961	2,304,912	2,308,640
Due after ten years	5,045,472	5,255,256	1,473,144	1,515,373

	$5,286,426	$5,510,217	$3,778,056	$3,824,013

There were no sales of investment securities for the six months ended March 31, 2011, or for the year ended September 30, 2010. Proceeds from the sales of available for sale securities totaled $500,717 for the year ended September 2009, realizing gross gains of $592 for the year.

Securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	March 31, 2011 (unaudited)
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities Available for Sale
Mortgage-backed securities	$494,289	$2,518	$—	$—	$494,289	$2,518

Securities Held to Maturity
U.S. Government and Federal Agency Obligations	$1,933,047	$66,953	$—	$—	$1,933,047	$66,953
State and Municipal Securities	497,365	24,671	—	—	497,365	24,671

	$2,430,412	$91,624	$—	$—	$2,430,412	$91,624

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Securities (Continued)

	September 30, 2010
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities Available for Sale
Mortgage-backed securities	$—	$—	$—	$—	$—	$—

Securities Held to Maturity
U.S. Government and Federal Agency Obligations	$975,680	$24,320	$—	$—	$975,680	$24,320
State and Municipal Securities	—	—	—	—	—	—

	$975,680	$24,320	$—	$—	$975,680	$24,320

September 30, 2009
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities Available for Sale
Mortgage-backed securities	$317,090	$4,377	$—	$—	$317,090	$4,377

Securities Held to Maturity
U.S. Government and Federal Agency Obligations	$—	$—	$—	$—	$—	$—
State and Municipal Securities	—	—	—	—	—	—

	$—	$—	$—	$—	$—	$—

At March 31, 2011, the Company held four investment securities with gross unrealized losses totaling ($94,142). At September 30, 2010 and 2009, the Company held one investment security having an unrealized loss position totaling ($24,320) and ($4,377), respectively. The Company evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Mortgage-backed securities are invested in U.S. Government Agencies, which guarantee payments to investors regardless of the status of the underlying mortgages. Consideration is given to the length of time and the amount of an unrealized loss, the financial condition of the issuer, and the intent and ability of the Company to retain its investment in the issuer long enough to allow for an anticipated recovery in fair value. The Company monitors the financial condition of these issuers continuously and will record other-than-temporary impairment if the recovery of value is unlikely.

Market Risks

Investments of the Company are exposed to various risks, such as interest rate, market, currency and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the financial statements. In addition, recent economic

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Securities (Continued)

uncertainty and market events have led to unprecedented volatility in currency, commodity, credit and equity markets, culminating in failures of some banking and financial service firms and government intervention to solidify others. These recent events underscore the level of investment risk associated with the current economic environment, and accordingly, the level of risk in the Company’s investments.

Note 3. Loans

The Bank makes loans to customers primarily in the counties of Baltimore and Harford and in the City of Baltimore Maryland. The principal categories of the loan portfolio are as follows:

	March 31, 2011	September 30, 2010
		2010	2009
	(unaudited)
Real estate loans
One-to four-family owner occupied	$25,551,965	$24,059,987	$22,161,602
One-to four-family non-owner occupied	17,294,227	17,281,713	17,483,806
Home equity	1,892,960	1,703,928	1,845,430
Mobile home	2,533,207	2,684,489	3,072,435
Secured by other properties	2,352,274	2,392,537	2,031,949
Construction and land development	4,994,579	3,770,400	2,747,384

Total real estate loans	54,619,212	51,893,054	49,342,606

Commercial and consumer loans
Secured commercial	1,630,035	906,770	847,612
Commercial leases	17,983	40,650	133,339
Savings	18,073	25,909	60,239

Total commercial and consumer loans	1,666,091	973,329	1,041,190

Total loans	56,285,303	52,866,383	50,383,796

Unamortized premiums and loan fees	398,689	438,778	548,462
Unearned income on loans	(419,584)	(426,388)	(378,871)
Allowance for loan and lease losses	(489,486)	(334,486)	(219,717)

Total loans, net	$55,774,922	$52,544,287	$50,333,670

The Company had a mobile home loan origination program that began in 2005 in which it is no longer participating. At March 31, 2011, September 30, 2010 and 2009, these loan balances totaled $2,533,207, $2,684,489 and $3,072,435, respectively. Mobile home loans were purchased from by a third-party originator and funded by the Company at settlement. The Company paid a premium/loan origination fee to the third-party originator, of which one-half was wired upon settlement of the loan and the remainder was kept by the Company in a depository account in the name of the third-party. At March 31, 2011, September 30, 2010 and 2009, the balance in the account was $103,541, $136,274 and $232,684, respectively, and can be accessed by the Company in the event of prepayment, foreclosure or deterioration of the value of the mobile home. As of March 31, 2011, September 30, 2010 and 2009, the Company has prepaid loan origination fees related to this program of $382,352, $421,975 and $530,727, which are being amortized over the estimated lives of the loans.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 3. Loans (Continued)

In October 2004, the Company purchased a block of mortgage loans from another financial institution for $2,126,620, with an average yield of 6%. At March 31, 2011, September 30, 2010 and 2009, the loan balances were $764,950, $772,684 and $788,286, respectively, and are included in mortgage loans secured by one-to four-family owner occupied residences. In addition, the Company has unamortized loan premiums of $16,337, $16,803 and $17,735 as of March 31, 2011, September 30, 2010 and 2009, respectively, being amortized over the terms of the purchased loans.

In May 2009, the Company purchased a block of one-to four-family mortgage loans totaling $1,109,768, with an average yield of 6.08%. There was no premium paid on the purchase. The balances of purchased loans at March 31, 2011, September 30, 2010 and 2009, are included in the breakdown of loans shown above.

Loans and their remaining contractual maturities were as follows:

	March 31, 2011	September 30, 2010
	(unaudited)
One year or less	$4,300,120	$3,669,757
After one year to five years	1,279,917	3,023,130
After five years to ten years	14,528,702	12,048,040
After ten years to fifteen years	14,143,366	13,318,104
After fifteen years	22,033,198	20,807,352

	$56,285,303	$52,866,383

In the normal course of banking business, loans are made to officers and directors and related affiliates. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory limitations, and do not involve more than the normal risk of collectability.

Loans to officers, directors and related affiliates were as follows:

	March 31, 2011	September 30,
		2010	2009
	(unaudited)
Balance, beginning of year	$660,701	$509,418	$150,927
Additions	—	186,500	383,000
Repayments	(20,513)	(35,217)	(24,509)

Balance, end of year	$640,188	$660,701	$509,418

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses

Management segregates the loan portfolio into portfolio segments which is defined as the level at which the Company develops and documents a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate.

The Company’s loan portfolio is segregated into the following portfolio segments.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses (Continued)

One-to Four-Family Owner Occupied Loans. This portfolio segment consists of the origination of first mortgage loans and home equity second mortgage loans secured by one-to four-family owner occupied residential properties located in our market area. The Company has experienced no foreclosures on its owner occupied loan portfolio during recent periods and believe this is due mainly to its conservative lending strategies including its non-participation in “interest only”, “Option ARM,” “sub-prime” or “Alt-A” loans.

One-to Four-Family Non-Owner Occupied Loans. This portfolio segment consists of the origination of first mortgage loans secured by one-to four-family non-owner occupied residential properties in its market area. A majority of these loans are sold on a participation basis to other community banks. Such lending involves additional risks, since the properties are not owner occupied, and the renters of these properties are less likely to be concerned with property upkeep.

Mobile Home Loans. This portfolio segment consists of mobile home loans that were purchased from a third-party originator and funded by us at settlement. Mobile home lending involves additional risks as a result of higher loan-to-value ratios usually associated with these types of loans. Mobile home loan customers have historically been more adversely impacted by weak economic conditions, consequently, mobile home loans bear a higher rate of interest, have a higher probability of default, and may involve higher delinquency rates. In addition, the values of mobile home loans decline over time and higher levels of inventories of repossessed and used mobile homes may affect the values of collateral and result in higher charge-offs and provisions for loan losses. The Company ceased originating these loans in September 2007, and no future originations of these types of loans are planned.

Secured by Other Properties. This portfolio segment includes loans secured by commercial real estate, including multi-family dwellings. Loans secured by commercial real estate generally have larger loan balances and more credit risk than one-to four-family mortgage loans. The increased risk is the result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans.

Construction and Land Development Loans. This portfolio segment includes construction loans to individuals and builders, primarily for the construction of residential properties and land loans, which are loans made with land as security. Construction and land development financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, the Company may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose the Company to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties. In addition, many of these borrowers have more than one outstanding loan, so an adverse development with respect to one loan or credit relationship can expose the Company to significantly greater risk of non-payment and loss.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses (Continued)

Commercial Business and Consumer Loans. This portfolio segment includes commercial business loans secured by assignments of corporate assets and personal guarantees of the business owners and consumer loans consisting solely of deposit account loans. Commercial business loans generally have higher interest rates and shorter terms than one- to four-family residential loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business.

Management further disaggregates the loan portfolio segments into classes of loans, which are based on the initial measurement of the loan, risk characteristics of the loan and the method for monitoring and assessing the credit risk of the loan.

During December 2010, the Company repossessed a mobile home and $18,905, representing the outstanding principal balance, was charged against the depository account. During September 2010, the Company repossessed a mobile home and $44,423, representing the outstanding principal balance, was charged against the depository account. The losses on these mobile home repossessions were not charged against the allowance for loan losses. The mobile home loan portfolio segment is evaluated on a quarterly basis to assess the overall collection probability for the mobile home loan portfolio and includes the same evaluation process that it is used for the loans included in the allowance for loan losses. The Company will continue to monitor the reserve account and modify its allowance for loan losses relative to mobile home loans.

The allowance for loan losses is summarized as follows:

	Six months ended March 31,		Years ended September 30,
	2011	2010	2010	2009
	(unaudited)	(unaudited)
Balance, beginning of period	$334,486	$219,717	$219,717	$102,838
Provision	155,000	60,000	200,000	182,000
Charge-offs	—	(6,952)	(88,172)	(67,180)
Recoveries	—	2,941	2,941	2,059

Balance, end of period	$489,486	$275,706	$334,486	$219,717

The following tables set forth as of the end of March 31, 2011 and September 30, 2010, the balance of the allowance for loan losses by portfolio segment, disaggregated by impairment methodology, which is then further segregated by amounts evaluated for impairment collectively and individually. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses (Continued)

	As of March 31, 2011
	(unaudited)
	One-to Four-Family Owner Occupied	One-to Four-Family Non-Owner Occupied	Mobile Home	Secured by Other Properties	Construction and Land Development	Commercial Business and Consumer Loans	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance	$38,957	$74,835	$—	$61,516	$130,008	$5,451	$23,719	$334,486
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provision	2,210	68,954	16,437	83,174	6,024	(1,286)	(20,513)	155,000

Ending Balance	$41,167	$143,789	$16,437	$144,690	$136,032	$4,165	$3,206	$489,486

Ending balance: individually evaluated for impairment	$—	$—	$—	$117,000	$—	$—	$—	$117,000

Ending balance: collectively evaluated for impairment	$41,167	$143,789	$16,437	$27,690	$136,032	$4,165	$3,206	$372,486

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—	$—

Financing receivables:
Ending balance	$27,444,925	$17,294,227	$2,533,207	$2,352,274	$4,994,579	$1,666,091		$56,285,303

Ending balance: individually evaluated for impairment	$—	$—	$—	$769,985	$—	$—		$769,985

Ending balance: collectively evaluated for impairment	$27,444,925	$17,294,227	$2,533,207	$1,582,289	$4,994,579	$1,666,091		$55,315,318

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—		$—

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses (Continued)

	As of March 31, 2011
	One-to Four-Family Owner Occupied	One-to Four-Family Non-Owner Occupied	Mobile Home	Secured by Other Properties	Construction and Land Development	Commercial Business and Consumer Loans	Unallocated	Total
Allowance for Credit Losses:
Beginning Balance	$36,960	$85,927	$—	$10,160	$62,686	$6,119	$17,865	$219,717
Charge-offs	—	—	—	—	(81,219)	(6,953)	—	(88,172)
Recoveries	—	—	—	—	—	2,941	—	2,941
Provision	1,997	(11,092)		51,356	148,541	3,344	5,854	200,000

Ending Balance	$38,957	$74,835	$—	$61,516	$130,008	$5,451	$23,719	$334,486

Ending balance: individually evaluated for impairment	$—	$—	$—	$35,880	$—	$—	$—	$35,880

Ending balance: collectively evaluated for impairment	$38,957	$74,835	$—	$25,636	$130,008	$5,451	$23,719	$298,606

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—	$—

Financing receivables:
Ending balance	$25,763,915	$17,281,713	$2,684,489	$2,392,537	$3,770,400	$973,329		$52,866,383

Ending balance: individually evaluated for impairment	$—	$428,623	$—	$769,985	$—	$—		$1,198,608

Ending balance: collectively evaluated for impairment	$25,763,915	$16,853,090	$2,684,489	$1,622,552	$3,770,400	$973,329		$51,667,775

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—		$—

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses (Continued)

The following tables are a summary of the loan portfolio quality indicators by loan class are as follows:

	March 31, 2011
	(unaudited)
	One-to Four-Family Owner Occupied	One-to Four-Family Non-Owner Occupied	Home Equity	Mobile Home	Secured by Other Properties	Construction and Land Development
Grade:
Pass	$25,551,965	$16,201,943	$1,892,960	$2,509,740	$1,582,289	$4,095,390
Special Mention	—	378,102	—	—	—	90,000
Substandard	—	714,182	—	23,467	769,985	809,189

	$25,551,965	$17,294,227	$1,892,960	$2,533,207	$2,352,274	$4,994,579

	Secured Commercial	Commercial Leases	Savings
Grade:
Pass	$1,630,035	$17,983	$18,073
Special Mention	—	—	—
Substandard	—	—	—

	$1,630,035	$17,983	$18,073

	September 30, 2010
	One-to Four-Family Owner Occupied	One-to Four-Family Non-Owner Occupied	Home Equity	Mobile Home	Secured by Other Properties	Construction and Land Development
Grade:
Pass	$24,059,987	$16,471,597	$1,703,928	$2,684,489	$1,622,552	$2,880,433
Special Mention	—	381,493	—	—	—	90,000
Substandard	—	428,623	—	—	769,985	799,967

	$24,059,987	$17,281,713	$1,703,928	$2,684,489	$2,392,537	$3,770,400

	Secured Commercial	Commercial Leases	Savings
Grade:
Pass	$906,770	$40,650	$25,909
Special Mention	—	—	—
Substandard	—	—	—

	$906,770	$40,650	$25,909

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses (Continued)

The following tables set forth certain information with respect to our loan portfolio delinquencies by loan class and amount are as follows:

	March 31, 2011
	(unaudited)
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
Real estate loans:
One-to four-family owner occupied	$—	$—	$—	$—	$25,551,965	$25,551,965	$—
One-to four-family non-owner occupied	63,544	—	674,579	738,123	16,556,104	17,294,227	—
Home equity	—	—	—	—	1,892,960	1,892,960	—
Mobile home	55,640	77,782	—	133,422	2,399,785	2,533,207	—
Secured by other properties	—	—	769,985	769,985	1,582,289	2,352,274	—
Construction and land development	—	—	388,067	388,067	4,606,512	4,994,579	—

Total real estate loans	119,184	77,782	1,832,631	2,029,597	52,589,615	54,619,212	—

Commercial and consumer loans:
Secured commercial	—	—	—	—	1,630,035	1,630,035	—
Commercial leases	—	—	—	—	17,983	17,983	—
Savings accounts	9,234	—	—	9,234	8,839	18,073	—

Total commercial and consumer loans	9,234	—	—	9,234	1,656,857	1,666,091	—

Total loans	$128,418	$77,782	$1,832,631	$2,038,831	$54,246,472	$56,285,303	$—

	September 30, 2010
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
Real estate loans:
One-to four-family owner occupied	$12,111	$—	$—	$12,111	$24,047,876	$24,059,987	$—
One-to four-family non-owner occupied	622,160	—	113,875	736,035	16,545,678	17,281,713	—
Home equity	—	—	—	—	1,703,928	1,703,928	—
Mobile home	130,308	—	—	130,308	2,554,181	2,684,489	—
Secured by other properties	—	—	—	—	2,392,537	2,392,537	—
Construction and land development	—	—	388,067	388,067	3,382,333	3,770,400	—

Total real estate loans	764,579	—	501,942	1,266,521	50,626,533	51,893,054	—

Commercial and consumer loans:
Secured commercial	—	—	—	—	906,770	906,770	—
Commercial leases	—	322	—	322	40,328	40,650	—
Savings accounts	—	—	—	—	25,909	25,909	—

Total commercial and consumer loans	—	322	—	322	973,007	973,329	—

Total loans	$764,579	$322	$501,942	$1,266,843	$51,599,540	$52,866,383	$—

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses (Continued)

The following table is a summary of non-accrual loans by loan class as of the dates indicated:

	March 31, 2011	September 30,
		2010	2009
	(unaudited)
Real estate loans:
One-to four-family owner occupied	$—	$—	$—
One-to four-family non-owner occupied	674,579	113,875	361,421
Home equity	—	—	—
Mobile home	—	—	52,243
Secured by other properties	769,985	—	—
Construction and land development	388,067	388,067	—

Total real estate loans	1,832,631	501,942	413,664

Commercial and consumer loans:
Secured commercial	—	—	—
Commercial leases	—	—	—
Savings accounts	—	—	—

Total commercial and consumer loans	—	—	—

Total loans	$1,832,631	$501,942	$413,664

At March 31, 2011, September 30, 2010 and 2009, there were no loans 90 days past due and still accruing interest. The Company had twelve loans on non-accrual status at March 31, 2011, totaling $1,832,631, with forgone interest in the amount of $63,256. The Company had two loans on non-accrual status at September 30, 2010, totaling $501,942, with forgone interest in the amount of $14,810. The Company had five loans on non-accrual status at September 30, 2009 totaling $413,664 with forgone interest in the amount of $11,273. The recorded investment of impaired loans at March 31, 2011 was $769,985, with a related allowance for loan losses of $117,000. The recorded investment of impaired loans at September 30, 2010, was $1,198,608, with a related allowance for loan losses of $35,880. The recorded investment of impaired loans at September 30, 2009, was $116,219, with a related allowance for loans losses of $51,483. The interest recognized on the impaired loans as of March 31, 2011, September 30, 2010 and 2009 was $642, $68,001 and $8,135, respectively. The Company had one loan classified as impaired at the end of March 31, 2011, six loans classified as impaired at the end of September 30, 2010, and one loan classified as impaired at the end of September 30, 2009. There were no additional loans classified as impaired during the six months ended March 31, 2011 or the fiscal years ending September 30, 2010 and 2009.

The following tables are a summary of impaired loans by class of loans as of March 31, 2011, and September 30, 2010:

	March 31, 2011
	(unaudited)
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:	$—	$—	$—	$—	$—
With an allowance recorded:
Secured by other properties	$772,642	$769,985	$117,000	$772,642	$642
Total
Secured by other properties	$772,642	$769,985	$117,000	$772,642	$642

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Financing Receivables and the Allowance for Loan Losses (Continued)

	September 30, 2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
One-to four-family non-owner occupied	$442,159	$428,623	$—	$442,159	$35,539

With an allowance recorded:
Secured by other properties	$767,466	$769,985	$35,880	$767,466	$32,462

Total
One-to four-family non-owner occupied	$442,159	$428,623	$—	$442,159	$35,539
Secured by other properties	$767,466	$769,985	$35,880	$767,466	$32,462

Loans may be periodically modified to make concessions to help a borrower remain current on the loan and/or to avoid foreclosure. At March 31, 2011 and September 30, 2010, we had one loan secured by other properties in the amount of $769,985, which was restructured. Under the restructuring, the Company reduced the interest rate on the loan. The Company has no commitments to loan additional funds to borrowers whose loans have been modified.

Note 5. Premises and Equipment

Premises and equipment were as follows:

	March 31, 2011	September 30,		Depreciable Lives
		2010	2009
	(unaudited)
Cost
Land	$800,214	$799,629	$772,751	—
Buildings and land improvements	2,040,083	2,040,083	2,015,534	10-50 yrs
Furniture, fixtures, and equipment	419,876	412,353	315,854	3-7 yrs

Total	3,260,173	3,252,065	3,104,139

Less: accumulated depreciation	(369,060)	(312,170)	(215,034)

	$2,891,113	$2,939,895	$2,889,105

Depreciation expense totaled $56,889 and $55,050 for the six months ended March 31, 2011 and 2010, respectively. Depreciation expense totaled $111,674 and $31,351 for the years ended September 30, 2010 and 2009, respectively. The Company had capitalized interest on the construction of the new headquarters building of $44,651 for the year ended September 30, 2009.

Note 6. Foreclosed Assets

At March 31, 2011 and September 30, 2010 the Company had $35,000 in foreclosed assets. At September 30, 2009, the Company had $95,000 in foreclosed assets. A charge to the allowance for loan losses during the year ended September 30, 2010 and 2009 of $81,219 and $39,793, respectively was taken at the time the foreclosed property was placed in foreclosed assets. The Company disposed of foreclosed property in fiscal year 2010 in the amount of $95,712 and recorded a gain of $712 on the transaction. The Company disposed of foreclosed assets during the six months ended March 31, 2011, in the amount of $17,514. No gain or loss was recorded on the transaction.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 7. Deposits

The aggregate amount of deposits with balances of $100,000 or more, totaled $19,242,820, $19,733,713, and $15,180,475 at March 31, 2011, September 30, 2010 and 2009, respectively.

Deposit accounts are federally insured up to $250,000 per depositor. On January 1, 2014, the FDIC insurance limit will return to $100,000 per depositor for all deposit categories except for IRA and certain retirement accounts, which will remain at $250,000 per depositor.

At March 31, 2011, the scheduled maturities of certificates of deposit are as follows:

March 31, (unaudited)
2012	$25,625,172
2013	8,461,322
2014	2,275,821
2015	278,001
2016	195,904

$36,836,220

At September 30, 2010, the scheduled maturities of certificates of deposit are as follows:

September 30,
2011	$22,070,952
2012	11,372,859
2013	1,900,106
2014	45,656
2015	316,989

$35,706,562

Deposit balances of officers, directors and their affiliated interests totaled $791,182, $480,965 and $663,194 at March 31, 2011, September 30, 2010 and 2009, respectively. The Company had no brokered deposits at March 31, 2011, September 30, 2010 and 2009.

Note 8. Borrowings

The Company has advances outstanding from the Federal Home Loan Bank (“FHLB”). A schedule of the borrowings is as follows:

Advance Amount	Rate	Maturity Date	March 31, 2011	September 30, 2010	September 30, 2009
			(unaudited)
$1,000,000	4.2350%	7/31/2017	$1,000,000	$1,000,000	$1,000,000
1,000,000	4.0100%	8/21/2017	1,000,000	1,000,000	1,000,000
1,500,000	3.2270%	11/24/2017	1,500,000	1,500,000	1,500,000
1,500,000	3.4000%	11/27/2017	1,500,000	1,500,000	1,500,000
1,000,000	2.5990%	10/02/2018	1,000,000	1,000,000	1,000,000
1,000,000	2.6000%	7/02/2018	1,000,000	1,000,000	1,000,000
1,000,000	3.0500%	7/03/2018	1,000,000	1,000,000	1,000,000
3,000,000	0.3600%	9/24/2010	—	—	3,000,000
2,000,000	0.4500%	9/27/2011	—	2,000,000
2,000,000	0.3600%	9/27/2011	2,500,000	—	—

			$10,500,000	$10,000,000	$11,000,000

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 8. Borrowings (Continued)

Interest payments are due quarterly. After a loan specific holding period, the borrowings are callable by the FHLB, at which time the Company is able to convert from a fixed rate to a variable rate based on LIBOR. The Company has credit availability of 30% of the Bank’s total assets. Pursuant to collateral agreements with the FHLB, the advances are secured by the Company’s FHLB stock and qualifying residential first mortgage loans, totaling approximately $38,600,000 and $36,600,000, as of March 31, 2011 and September 30, 2010, respectively.

Additionally, the Company has credit availability of $1,500,000 with a correspondent bank for short term liquidity needs, if necessary. There were no borrowings outstanding at March 31, 2011, September 30, 2010 and 2009, under these facilities.

At March 31, 2011, the scheduled maturities of the FHLB advances are as follows:

March 31, (unaudited)
2012	$2,500,000
2013	—
2014	—
2015	—
2016	—
Thereafter	8,000,000

$10,500,000

At September 30, 2010, the scheduled maturities of the FHLB advances are as follows:

September 30,
2011	$2,000,000
2012	—
2013	—
2014	—
2015	—
Thereafter	8,000,000

$10,000,000

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9. Income Taxes

The income tax provision reflected in the statements of income consisted of the following components for the periods ended:

	Six Months Ended March 31,		Years Ended September 30,
	2011	2010	2010	2009
	(unaudited)	(unaudited)
Income tax expense
Current tax expense
Federal	$111,419	$130,055	$208,247	$286,942
State	28,581	30,945	67,576	69,333

Total current	140,000	161,000	275,823	356,275
Deferred tax expense (benefit)
Federal	—	—	(65,114)	(71,517)
State	—	—	(14,412)	(15,795)

Total deferred	—	—	(79,526)	(87,312)

Total income tax expense	$140,000	$161,000	$196,297	$268,963

A reconciliation of tax computed at the Federal statutory tax rate of 34% to the actual tax expense for the periods ended:

	Six Months Ended March 31,		Year Ended September 30,
	2011	2010	2010	2009
	(unaudited)	(unaudited)
Tax at Federal statutory rate	$135,852	$139,618	$241,042	$242,836
Tax effect of:
Tax exempt interest	(6,550)	(6,098)	(12,353)	(9,159)
Graduated rates	(8,165)	7,056	(68,473)	(20,899)
State income taxes, net of federal benefit	18,863	20,424	36,081	56,185

Income tax expense	$140,000	$161,000	$196,297	$268,963

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9. Income Taxes (Continued)

The components of the net deferred tax asset (liability) were as follows:

	March 31, 2011	September 30,
		2010	2009
	(unaudited)
Deferred income tax assets:
Accrued interest	$—	$—	$16,705
ESOP Plan funding	2,585	2,585	—
Deferred loan origination fees	—	—	146,320
Deferred compensation	9,216	9,216	11,747
Allowance for loan losses	131,955	131,955	84,855
Accrued expenses	—	—	20,765

	143,756	143,756	280,392

Deferred income tax liabilities:
Net unrealized gain on securities	60,974	86,373	39,325
Accrued interest & fees on loans & investments	—	—	90,442
Accumulated depreciation	75,447	75,447	50,872
Prepaid expenses	—	—	35,197
Prepaid loan fees on mobile home loans	—	—	115,098

	136,421	161,820	330,934

Net deferred income tax asset (liability)	$7,335	$(18,064)	$(50,542)

The Company filed a “Change in Accounting Method” election with the Internal Revenue Service in December 2009 and for the fiscal year ended September 30, 2010, filed its tax return on the accrual basis of accounting. For the fiscal year ending September 30, 2009, the Company filed a cash basis income tax return. Management has determined that no valuation allowance is required as it is more likely than not that the net deferred tax benefits will be fully realizable in future years.

The Company maintains $731,536 of its retained earnings as a reserve for loan losses for tax purposes. This amount has not been charged against earnings and is a restriction on retained earnings. If this balance in the reserve account is used for anything but losses on mortgage loans or payment of special assessment taxes, it will be subject to federal income taxes.

Since the Company was not required to implement recently issued provisions for accounting for uncertain tax positions until its fiscal year beginning October 1, 2009, the Company continued to utilize its prior policy of accounting for these positions. A liability for taxes is recorded when it is probable that the liability has been incurred and the amount of the liability can be reasonably estimated. If a tax liability is probable, but cannot be reasonably estimated, or it is reasonably possible that a tax liability has been incurred, disclosure is not required. Using that guidance, as of September 30, 2009, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. In its fiscal year beginning October 1, 2009, the Company follows the FASB Accounting Standards Codification, which provides guidance on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods,

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9. Income Taxes (Continued)

disclosure and transition. As of March 31, 2011 and September 30, 2010, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the Company’s financial statements. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the financial statements. No interest and penalties were recorded during the six months ended March 31, 2011 or the fiscal year ended September 30, 2010. Generally, the tax years before 2006 are no longer subject to examination by federal, state or local taxing authorities.

Note 10. Defined Contribution Benefit Plan

In July 2009, the Company established a 401(k) plan covering all full-time employees who have attained an age of 21 and have completed 12 months of service. The plan provides for the Company to make contributions which will match employee deferrals on a one-to-one basis up to 4% of an employee’s eligible compensation. Participants are 100% vested in their deferrals and employer matching contributions. Additional contributions can be made at the discretion of the Board of Directors based on the Company’s performance. Contributions for the six months ended March 31, 2011 and 2010 were $12,096 and $9,551, respectively. Contributions for the years ended September 30, 2010 and 2009 were $19,981 and $5,252, respectively.

Note 11. Employee Stock Ownership Plan

In connection with the conversion to stock form, the Bank established an Employee Stock Ownership Plan for the exclusive benefit of eligible employees. The ESOP borrowed funds from the Company in an amount of $355,230, which was sufficient to purchase 35,523 shares or 8% of the Common Stock issued in the offering. The shares were acquired at a price of $10.00 per share.

The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP over the 10-year term of the loan with funds from Fairmount Bank’s contributions to the ESOP and dividends paid on the stock, if any. The interest rate on the ESOP loan is an adjustable rate equal to the lowest prime rate, as published in The Wall Street Journal. The interest rate will adjust annually and will be the prime rate on the last business day of the fiscal year. The interest rate on the loan as of March 31, 2011 and September 30, 2010, is 3.25%.

Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants. Participants will vest their accrued benefits under the employee stock ownership plan at the rate of 20% per year. Vesting is accelerated upon retirement, death or disability of the participant, or a change in control of the Bank. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation of service, or termination of the ESOP.

The debt of the ESOP, in accordance with generally accepted accounting principles, is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of debt and accrued interest. There was no ESOP compensation recorded for the six months ended March 31, 2011. ESOP compensation expense for the year ended September 30, 2010 was $72,072.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 11. Employee Stock Ownership Plan (Continued)

A summary of ESOP shares is as follows:

	March 31, 2011	September 30, 2010
	(unaudited)
Shares committed for release	6,552	6,552
Unearned shares	28,971	28,971

Total ESOP Shares	35,523	35,523

Fair Value of Unearned Shares	$463,536	$347,652

Note 12. Deferred Compensation Obligation

In February 1985, the Company entered into a deferred compensation arrangement with its former president, with payments to him or his heirs to commence on the first day of the month coinciding with the date the president attained seventy-one years of age and continue for a minimum of 10 years. The former president, at his own discretion, decided to delay the start of this agreement until fiscal year 2004.

In June 2004, the Company accrued a deferred compensation obligation of $66,237, relating to this agreement, utilizing a 5% interest factor for present value calculations. This liability is intended to be ultimately funded by a $100,000 whole life insurance policy owned by the Company, insuring the former president. As of March 31, 2011 and September 30, 2010, this policy had a $66,882 cash surrender value. Annual installments for the deferred compensation obligation are $8,578, which include interest of $1,521. As of March 31, 2011 and September 30, 2010, the Bank had $23,360 remaining on this obligation to be paid over the remaining three years.

Note 13. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. The Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to adjusted total assets. Management believes, as of March 31, 2011, September 30, 2010 and 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2010, the most recent notification from the OTS categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based capital, Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets, ratios. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 13. Regulatory Capital Requirements (Continued)

The actual and required capital amounts and ratios for the periods ended, were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
As of March 31, 2011 (unaudited):
Total Risk-based Capital (to risk-weighted assets)	9,513	23.41%	3,250	≥	8.0%	4,063	≥10.0%
Tier 1 Capital (to risk-weighted assets)	9,140	22.50%	1,625	≥	4.0%	2,438	≥6.0%
Tier 1 Capital (to adjusted total assets)	9,140	12.60%	2,902	≥	4.0%	3,628	≥5.0%
Tangible Capital (to tangible assets)	9,140	12.60%	1,088	≥	1.5%	N/A	N/A

As of September 30, 2010:
Total Risk-based Capital (to risk-weighted assets)	9,160	24.14%	3,036	≥	8.0%	3,795	≥10.0%
Tier 1 Capital (to risk-weighted assets)	8,862	23.35%	1,518	≥	4.0%	2,277	≥6.0%
Tier 1 Capital (to adjusted total assets)	8,862	12.56%	2,822	≥	4.0%	3,527	≥5.0%
Tangible Capital (to tangible assets)	8,862	12.56%	1,058	≥	1.5%	N/A	N/A

As of September 30, 2009:
Total Risk-based Capital (to risk-weighted assets)	6,986	19.27%	2,862	≥	8.0%	3,578	≥10.0%
Tier 1 Capital (to risk-weighted assets)	6,727	18.80%	1,431	≥	4.0%	2,147	≥6.0%
Tier 1 Capital (to adjusted total assets)	6,727	10.52%	2,558	≥	4.0%	3,197	≥5.0%
Tangible Capital (to tangible assets)	6,727	10.52%	959	≥	1.5%	N/A	N/A

Note 14. Fair Value Measurements

Generally accepted accounting principles (GAAP) define fair value, establish a framework for measuring fair value, a three-level valuation hierarchy for disclosure of fair value measurement and enhance disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. GAAP clarifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market for the asset or liability, for substantially the full term of the financial instrument.

Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement and based on the Bank’s own assumptions about market participants’ assumptions.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements (Continued)

The following table presents a summary of financial assets and liabilities measured at fair value on a recurring basis at:

	Level 1	Level 2	Level 3	Total
March 31, 2011 (unaudited)
Securities available for sale:
Mortgage-backed securities invested in Government Agencies	$—	$5,431,691	$—	$5,431,691
September 30, 2010
Securities available for sale:
Mortgage-backed securities invested in Government Agencies	$—	$5,510,217	$—	$5,510,217
September 30, 2009
Securities available for sale:
Mortgage-backed securities invested in Government Agencies	$—	$3,327,518	$—	$3,327,518

The following table presents a summary of financial assets and liabilities measured at fair value on a non-recurring basis at:

	Level 1	Level 2	Level 3	Total	Total Losses
March 31, 2011 (unaudited)
Impaired loans	$—	$—	$652,985	$652,985	$—
Foreclosed real estate	$—	$—	$35,000	$35,000	$—
September 30, 2010
Impaired loans	$—	$—	$1,162,728	$1,162,728	$—
Foreclosed real estate	$—	$—	$35,000	$35,000	$(81,219)
September 30, 2009
Impaired loans	$—	$—	$116,219	$116,219	$—
Foreclosed real estate	$—	$—	$95,000	$95,000	$(39,763)

In accordance with generally accepted accounting principles concerning accounting for Loan and Lease Losses, a loss of $81,219 for the year ended September 30, 2010 and a loss $39,763 for the year ended September 30, 2009, were recognized as a charge to the Allowance for Loan and Lease Losses at the time the foreclosed property was acquired based on an independent appraisal of the property’s fair value.

The methods and assumptions used to estimate the fair values, including items in the above tables, are included in the disclosures that follow.

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts of cash and cash equivalents approximate fair value.

Securities Available for Sale (Carried at Fair Value)

Where quoted prices are available in an active market, securities available for sale are classified within Level 1 of the valuation hierarchy. Level 1 would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, securities available for sale

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements (Continued)

are classified within level 2 and fair value values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 would include U.S. agency securities, mortgage-backed securities, obligations of states and political subdivisions and certain corporate, asset-backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.

Federal Home Loan Bank Stock (Carried at Cost)

The carrying amount of Federal Home Loan Bank stock approximates fair value, and considers the limited marketability of such securities.

Loans Receivable (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the statement of condition date that reflect the credit and interest rate risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values.

Impaired Loans (Generally Carried at Fair Value)

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured at an observable market price (if available), or at fair value of the loan’s collateral (if the loan is collateral dependent). When the loan is dependent on collateral, fair value of collateral is determined by appraisal or independent valuation which is then adjusted for the related cost to sell. Impaired loans allocated to the Allowance for Loan and Lease Losses are measured at the lower of cost or fair value on a nonrecurring basis.

Foreclosed Assets (Carried at Lower of Cost or Fair Value Less Estimated Selling Costs)

Foreclosed assets are measured at fair value less cost to sell. The valuation of the fair value measurement follows GAAP. Foreclosed assets are measured on a nonrecurring basis.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair value for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities.

Federal Home Loan Bank Advances (Carried at Cost)

Fair values of FHLB advances are estimated using discounted cash flows analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amounts of accrued interest approximate fair value.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements (Continued)

Off Balance-Sheet Credit-Related Instruments (Disclosures at Cost)

Fair values for off balance-sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these instruments is not material.

The estimated fair values of the Company’s financial instruments were as follows:

	March 31, 2011		September 30, 2010		September 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(unaudited)
	(in thousands)
Financial assets:
Cash and cash equivalents	$2,897	$2,897	$4,849	$4,849	$4,633	$4,633
Securities available for sale	5,432	5,432	5,510	5,510	3,328	3,328
Securities held to maturity	4,638	4,582	3,778	3,824	1,766	1,797
Federal Home Loan Bank stock	627	627	579	579	601	601
Loans receivable, net	55,775	58,809	52,544	56,555	50,334	53,262
Accrued interest receivable	274	274	272	272	234	234
Financial liabilities:
Deposits	51,237	51,865	49,971	50,805	45,838	46,775
Federal Home Loan Bank advances	10,500	9,926	10,000	9,441	11,000	10,383
Accrued interest payable	42	42	43	43	43	43
Off-Balance sheet financial instruments	—	—	—	—	—	—

Note 15. Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans. These loans involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of these instruments. The Company uses the same credit policies for these instruments as it does for on-balance sheet instruments.

The commitment to originate loans is an agreement to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require the payment of a fee. The Company expects that a large majority of its commitments will be fulfilled subsequent to the balance sheet date and therefore, represent future cash requirements.

The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the borrower.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 15. Financial Instruments with Off-Balance Sheet Risk (Continued)

Loan commitments representing off-balance sheet risk were as follows:

	Contract or Notional Amount
	March 31, 2011	September 30,
		2010	2009
	(unaudited)
Mortgage loan commitments-fixed rate (4.25%-7.75%)	$273,000	$709,385	$587,750
Mortgage loan commitments – variable rate (3.25%-6.50%)	80,000	300,000	—
Unused lines of credit	3,004,056	2,854,723	2,359,774
Available home equity lines of credit	1,291,582	1,289,088	652,617
Standby letters of credit	207,414	207,414	167,854

	$4,856,052	$5,360,610	$3,767,995

Note 16. Earnings per Share

Basic earnings per share amounts are based on the weighted average number of shares outstanding for the period and the net income applicable to common stockholders. The Company has no dilutive potential common shares for the six months ended March 31, 2011 or for the year ended September 30, 2010. Because the mutual to stock conversion was not completed until June 2, 2010, the earnings per share data is not presented for the six months ended March 31, 2010 or for the year ended September 30, 2009.

	Six Months Ended March 31, 2011	Year Ended September 30, 2010
	(unaudited)
Net income	$259,564	$512,649

Weighted average common shares outstanding(1)	415,067	408,569

Earnings per common share, basic	$0.63	$1.25

(1)	For the year ended September, 30, 2010, the weighted average common shares outstanding was calculated from the effective date of June 2, 2010 to September 30, 2010.

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 17. Parent Company Only Financial Statements

Presented below are the condensed balance sheets, statements of operations and statements of cash flows for Fairmount Bancorp, Inc.

CONDENSED BALANCE SHEETS

	March 31, 2011	September 30, 2010
	(unaudited)
Assets:
Cash and due from bank	$326,536	$327,497
Certificates of deposit	1,011,020	1,004,414
Investment in bank subsidiary	9,233,950	8,994,118
Loans receivable	479,111	480,256
Other assets	2,934	32,686

Total assets	$11,053,551	$10,838,971

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	1,500	7,500

Total liabilities	1,500	7,500

Stockholders’ Equity
Preferred stock, $0.01 par value; authorized 1,000,000; none issue	—	—
Common stock, $0.01 par value; authorized 4,000,000; issued and outstanding, 444,038 shares at September 30, 2010	4,440	4,440
Additional paid in capital	3,744,182	3,744,182
Retained earnings	7,499,553	7,239,989
Unearned ESOP shares	(289,710)	(289,710)
Accumulated other comprehensive income	93,586	132,570

Total stockholders’ equity	11,052,051	10,831,471

Total liabilities and stockholders’ equity	$11,053,551	$10,838,971

CONDENSED STATEMENTS OF OPERATIONS

	Six Months Ended March 31, 2011	Year Ended September 30, 2010
	(unaudited)
Interest income on loans	$11,386	$5,859
Interest and dividends on investments	7,482	6,997

Total income	18,868	12,856

Operating expenses	44,120	17,573

Loss before equity in net income of bank subsidiary	(25,252)	(4,717)
Income tax benefit	6,000	—
Equity in net income of bank subsidiary	278,816	517,366

Net income	$259,564	$512,649

Fairmount Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 17. Parent Company Only Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31, 2011	Year Ended September 30, 2010
	(unaudited)
Cash flows from operating activities:
Net loss	$(19,252)	$(4,717)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in net income of subsidiary	278,816	517,366
Compensation cost on allocated ESOP shares	—	72,072
(Increase) decrease in other assets	29,752	(32,686)
Increase (decrease) in other liabilities	(6,000)	7,500

Net cash provided (used) by operating activities	283,316	559,535

Cash flow from investing activities:
(Increase) decrease in loans	1,145	(480,256)
Investment in bank subsidiary	(278,816)	(2,134,208)

Net cash provided (used) by investing activities	(277,671)	(2,614,464)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	—	3,386,840
Net increase in certificates of deposits	(6,606)	(1,004,414)

Net cash provided (used) by financing activities	(6,606)	2,382,426

Net increase (decrease) in cash and cash equivalents	(961)	327,497
Cash and cash equivalents, beginning balance	327,497	—

Cash and cash equivalents, ending balance	$326,536	$327,497

Supplemental schedule of noncash financing activities:

During June 2010, the Company loaned $355,230 to the Employee Stock Ownership Plan, which was used to acquire 35,523 shares of common stock. The loan is secured by the shares purchased and is shown as Unearned ESOP shares in the consolidated balance sheets.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Fairmount Bancorp, Inc. or Fairmount Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Fairmount Bancorp, Inc. or Fairmount Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 49,285 Shares of

(Subject to Increase to up to 56,678 Shares)

(Holding Company for Fairmount Bank)

Common Stock

Par value $0.01 per share

PROSPECTUS

Stifel Nicolaus Weisel

                , 2011

Until                     , 2011 or 40 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)

*	Legal Fees and Expenses:
*	Fairmount Bancorp, Inc.	$75,000
*	Fullerton Federal Savings Association	68,000
*	Accounting Fees and Expenses	25,000
*	Conversion Agent and Data Processing Fees	15,000
*	Marketing Agent Fees and Expenses (1)	146,000
*	Appraisal Fees and Expenses	20,000
*	Printing, Postage, Mailing and EDGAR Fees	45,000
*	Filing Fees (OTS, FINRA and SEC)	20,000
*	Blue Sky Fees and Expenses	5,000
*	Other	11,000

*	Total	$430,000

*	Estimated
(1)	Fairmount Bancorp, Inc. has retained Stifel, Nicolaus & Company, Incorporated to assist in the sale of common stock on a best efforts basis in the offerings.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Fairmount Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1	Engagement Letter between Fairmount Bancorp, Inc., Fullerton Federal Savings Association and Stifel Nicolaus.

1.2	Form of Agency Agreement between Fairmount Bancorp, Inc. and Stifel Nicolaus.*

2.1	Plan of Conversion Merger of Fullerton Federal Savings Association with Fairmount Bank (1)

2.2	Agreement and Plan of Conversion Merger by and among Fairmount Bancorp, Inc., Fairmount Bank and Fullerton Federal Savings Association. (2)

3.1	Articles of Incorporation of Fairmount Bancorp, Inc. (3)

3.2	Bylaws of Fairmount Bancorp, Inc. (4)

4	Form of Common Stock Certificate of Fairmount Bancorp, Inc. (3)

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. regarding legality of securities being registered

8.1	Form of Federal Tax Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

8.2	Form of State Tax Opinion of Smith Elliott Kearns & Company, LLC

10.1	Employment Agreement between Fairmount Bank and Joseph M. Solomon, as amended (3)

10.2	Employment Agreement between Fairmount Bancorp, Inc. and Joseph M. Solomon, as amended (3)

10.3	Change in Control Agreement with Jodi L. Beal and Lisa A. Cuddy, as amended (3)

10.4	Fairmount Bank Employee Stock Ownership Plan (3)

10.5	Fairmount Bancorp, Inc. 2010 Stock Option Plan (5)

10.6	Fairmount Bancorp, Inc. 2010 Stock Option Recognition and Retention Plan (6)

23.1	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Smith Elliott Kearns & Company, LLC

23.3	Consent of Feldman Financial Advisors, Inc.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Fullerton Federal Savings Association and Feldman Financial Advisors, Inc.

99.2	Letter of Feldman Financial Advisors, Inc. with respect to Subscription Rights

99.3	Appraisal Report of Feldman Financial Advisors, Inc.

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Records Processing Services Agreement between Stifel Nicolaus and Fullerton Federal Savings Association.

99.7	Merger Advisory Engagement Letter between Fairmount Bancorp, Inc. and Stifel Nicolaus

*	To be filed by amendment.
(1)	Incorporated by reference to Exhibit 2.2 to registrant’s Current Report on Form 8-K filed on May 17, 2011.
(2)	Incorporated by reference to Exhibit 2.1 to registrant’s Current Report on Form 8-K filed on May 17, 2011.
(3)	Incorporated by reference to registrant’s Registration Statement on Form S-1, as amended (File No. 333-163797) declared effective by the SEC on April 15, 2010.
(4)	Incorporated by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K filed on August 23, 2010.
(5)	Incorporated by reference to Exhibit 10.1 to registrant’s Current Report on Form 8-K filed on March 1, 2011.
(6)	Incorporated by reference to Exhibit 10.2 to registrant’s Current Report on Form 8-K filed on March 1, 2011.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Baltimore, State of Maryland on June 9, 2011.

FAIRMOUNT BANCORP, INC.

By:	/S/ JOSEPH M. SOLOMON
Joseph M. Solomon
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Fairmount Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Joseph M. Solomon as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Joseph M. Solomon may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Joseph M. Solomon shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ JOSEPH M. SOLOMON Joseph M. Solomon	President, Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2011

/S/ JODI L. BEAL Jodi L. Beal	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 9, 2011

/S/ WILLIAM G. YANKE William G. Yanke	Chairman of the Board	June 9, 2011

/S/ JAY T. FRENCH Jay T. French	Director	June 9, 2011

/S/ EDWARD J. LALLY Edward J. Lally	Director	June 9, 2011

/S/ MARY R. CRAIG Mary R. Craig	Director	June 9, 2011